Filed pursuant to Rule 424(b)(3)
File No. 333-264628

FS CREDIT REAL ESTATE INCOME TRUST, INC.

Supplement dated May 14, 2026
to
Prospectus dated April 10, 2026

This supplement (“Supplement”) contains information which amends, supplements or modifies certain information contained in the Prospectus of FS Credit Real Estate Income Trust, Inc. (“FS Credit REIT”) dated April 10, 2026 (as so supplemented and amended, the “Prospectus”). Capitalized and/or defined terms used in this Supplement have the same meanings as in the Prospectus, unless otherwise stated herein.

You should carefully consider the “Risk Factors” beginning on page 29 of the Prospectus before you decide to invest in shares of our common stock.

The purposes of this Supplement are as follows:

•to disclose the transaction price for each class of our common stock as of June 1, 2026;
•to disclose the calculation of our April 30, 2026 net asset value (“NAV”) per share for all share classes;
•to provide a market update;
•to provide updates to our portfolio and our business;
•to provide an update regarding our financing arrangements;
•to provide an update to the status of our current public offering;
•to disclose certain updates to our Prospectus; and
•to include our Quarterly Report on Form 10-Q for the quarter ended March 31, 2026.

June 1, 2026 Transaction Price

The transaction price for each share class of our common stock for subscriptions accepted as of June 1, 2026 (and repurchases as of May 31, 2026) is as follows:

Transaction Price (per share)
Class S	$24.7933
Class T	$24.5339
Class D	$24.5878
Class M	$24.6571
Class I	$23.8737
Class F*	$25.1575
Class Y*	$23.8585
_______
*We are offering Class F and Class Y shares in this offering only pursuant to our distribution reinvestment plan.

The June 1, 2026 transaction price for each of our share classes is equal to such class’s NAV per share as of April 30, 2026. A detailed calculation of the NAV per share is set forth below. No transactions or events have occurred since April 30, 2026 that would have a material impact on our NAV per share. The purchase price of our common stock for each share class equals the transaction price of such class, plus applicable upfront selling commissions and dealer manager fees.

April 30, 2026 NAV per Share

Our adviser calculates the NAV per share in accordance with the valuation guidelines approved by our board of directors for the purposes of establishing a price for shares sold in our public offering as well as establishing a repurchase price for shares repurchased pursuant to our share repurchase plan. Our NAV per share, which is updated as of the last calendar day of each month, is posted on our website at www.fscreit.com and is made available on our toll-free telephone line at 877-628-8575. Please refer to “Net Asset Value Calculation and Valuation Guidelines” in the Prospectus for how our NAV is determined. We have included a breakdown of the components of total NAV and NAV per share for April 30, 2026.

The following table provides a breakdown of the major components of our total NAV as of April 30, 2026 (dollar amounts in thousands):

Components of NAV	April 30, 2026
Loans receivable	$8,161,708
Investment in real estate	682,236
Mortgage-backed securities held-to-maturity	118,100
Mortgage-backed securities, at fair value	365,544
Cash and cash equivalents	186,557
Restricted cash	37,405
Other assets	133,636
Collateralized loan obligation, net of deferred financing costs	(3,360,330)
Repurchase agreements payable, net of deferred financing costs	(2,128,834)
Credit facility payable, net of deferred financing costs	(1,008,586)
Mortgage note, net of deferred financing costs	(124,700)
Accrued stockholder servicing fees(1)	(2,068)
Other liabilities	(83,465)
Net asset value	$2,977,203
Number of outstanding shares	121,959,556

(1)
Stockholder servicing fees only apply to Class S, Class T, Class D and Class M shares. For purposes of NAV, we recognize the stockholder servicing fee as a reduction of NAV on a daily basis as such fee is accrued. Under U.S. generally accepted accounting principles (“GAAP”), we accrue future stockholder servicing fees in an amount equal to our best estimate of fees payable to the dealer manager at the time such shares are sold. As of April 30, 2026, we accrued under GAAP $86,748 of stockholder servicing fees payable to the dealer manager. As a result, the estimated liability for the future stockholder servicing fees, which are accrued at the time each share is sold, will have no effect on the NAV of any class. The dealer manager does not retain any of these stockholder servicing fees, all of which are retained by, or reallowed (paid) to, participating broker-dealers.

The following table provides a breakdown of our total NAV and NAV per share by share class as of April 30, 2026 (dollar amounts in thousands, except per share data):

NAV Per Share	Class S Shares	Class T Shares	Class D Shares	Class M Shares	Class I Shares	Class F Shares	Class Y Shares	Total
Net asset value	$1,654,908	$16,494	$8,847	$86,935	$1,175,297	$14,594	$20,128	$2,977,203
Number of outstanding shares	66,748,244	672,281	359,804	3,525,745	49,229,705	580,119	843,658	121,959,556
NAV per Share as of April 30, 2026	$24.7933	$24.5339	$24.5878	$24.6571	$23.8737	$25.1575	$23.8585

Market Update
U.S. Treasury yields were volatile in April but ended the month modestly higher driven the combination of resilient economic data and the prospect of an extended, inflation-inducing global oil disruption amid the ongoing conflict in the Middle East. The 2-year Treasury yield rose 7 bps in April, to 3.87%, while the 10-year Treasury yield climbed 5 bps to 4.37%. The Bloomberg U.S. Aggregate Index returned 0.11% in April. Amid persistent interest rate volatility over the past five years, it has produced a modest return of 0.18%.
CRE market conditions were mixed during the first quarter of 2026. Transaction activity continued to recover meaningfully while price appreciation remained modest as higher cap rates pressured valuations.
•Commercial property transaction volume totaled approximately $136 billion in Q1, up 27% year over year, with gains broad‑based across property types. Hotel (+55%) and office (+39%) transactions posted the strongest annual growth, while data centers (–31%) were the only sector to record a decline.1
•Property prices rose just 2.1% year over year during the quarter.1 Strength in suburban office (+5.1%) and industrial (+2.3%) offset a -1.2% decline in retail, while multifamily prices were flat. On a quarter‑over‑quarter basis, prices increased 1.1%, suggesting recent momentum has improved somewhat.1
The CREFC CRE Sentiment Index declined approximately 20% in the first quarter of 2026, reversing last year’s gains after reaching near record levels in Q4 2025. While the pullback was broad-based across components, borrower demand remained relatively resilient, with 71% anticipating higher demand—down from 97% in the prior quarter—suggesting continuing demand for refinancing and acquisition activity. Views on CRE fundamentals also were more stable, as 41% of respondents still expect improving occupancy, rents, and NOI, compared with 51% in Q4 2025.
Fundamentals across most property types remain supportive.
•Surging borrowing costs in recent years suppressed construction activity and led to a sharp reduction in completions last year, which should remain in place over the next 2-3 years. Multifamily and industrial completions have seen the largest declines, while supply growth in retail and office remains minimal.
•Meanwhile, net operating income and occupancy levels remain healthy across sectors.
•As noted, even the office market, where weakness persists primarily among older properties that feature fewer modern amenities, appears to be turning a corner as recent months’ pricing and volume attest.1
In an environment where property fundamentals are stabilizing but capital appreciation has yet to return as a meaningful driver of returns, debt may offer the most efficient way to generate return while preserving capital.
The need for capital to refinance maturing loans is substantial. Roughly $2 trillion in CRE debt—about a third of all outstanding—will mature by the end of 2027. This presents a significant opportunity for lenders to refinance existing loans on more favorable terms or originate new loans in a more disciplined underwriting environment.
Performance update
FS Credit REIT generated positive total returns across all share classes in April as monthly distributions offset net asset value (NAV) depreciation of approximately $0.01 across all share classes.
As of April 30, 2026, FS Credit REIT has achieved 73 consecutive months of positive total returns across varying macroeconomic conditions and financial markets including a highly volatile rate environment.
FS Credit REIT’s excess income (Class I shares) over three-month U.S. Treasury bills has widened by approximately 140 bps since Q2 2024, reaching approximately 376 bps as of April 30, 2026, alongside 175 bps of Fed rate cuts.
•The current annualized distribution rate is 7.43% for Class I shares, 6.91% for Class D shares, 6.89% for Class M shares, 6.29% for Class S shares, 6.36% for Class T shares, 8.28% for Class F shares and 8.75% for Class Y shares based on the June 1, 2026 transaction price.
•The tax equivalent distribution rate is 8.30% for Class I shares, 7.72% for Class D shares, 7.70% for Class M shares, 7.03% for Class S shares, 7.11% for Class T shares, 9.25% for Class F shares and 9.78% for Class Y shares based on the June 1, 2026 transaction price.2
We met 100% of repurchase requests in April.
_______________________________
(1)    MSCI Real Capital Analytics as of March 2026, latest data available.
(2)    The passage of the One Big Beautiful Bill Act on July 4, 2025, made permanent a deduction of up to 20% of qualified REIT dividends for non-corporate investors. The tax-equivalent distribution rate represents the distribution rate required for a fully taxable investment to deliver the same after-tax income as a REIT. For example, assuming a 37% federal tax bracket, the distribution rate (or yield) on a fully taxable investment would need to be 8.30% to match the after-tax income of a REIT with an annualized distribution rate of 7.43%.

Portfolio highlights
In April, we closed on three loans totaling approximately $360 million. Originations included:
•A $36 million senior loan secured by a 90% occupied, 286-unit Class A multifamily community in Rogers, Arkansas, near Walmart’s global headquarters and major employers including Tyson Foods, J.B. Hunt, and Mercy Hospital. The property comprises four mid-rise buildings completed in 2024 and features a modern amenity package including a resort style pool and sundeck, fitness center, clubhouse, coworking spaces, fire pit, and pet spa.
•A $235 million senior loan secured by a 517,000 square foot, 50 story office tower located two blocks from Grand Central Terminal in Manhattan. The property is 95% leased with a weighted average lease term of approximately 7.6 years, extending well beyond the loan’s maturity (including potential extensions). LEED Gold certified, the building has undergone a comprehensive renovation, including a 30,000 square foot amenity offering with tenant lounges, fitness and wellness facilities, a pickleball court, and collaborative workspaces. The property competes favorably with newer Third Avenue corridor properties, where ongoing office to residential conversions are tightening office supply.
•An $89 million senior loan secured by a 344-unit garden style multifamily community in Temecula, California. Built in 1988 and well maintained, approximately 65% of the units have been renovated. The property is 89% occupied and located in a solid submarket near major local employers and a strong school district. Amenities include a clubhouse, swimming pool, fitness center, and resident lounge, among others.
We believe the commercial real estate market is at an inflection point today, supported by stabilization in property values across sectors, steadily rising transaction volume and resilient net operating income growth.
Assets on non-accrual represented 3.06% of the portfolio as of April 30, 2026.3 We are actively working to reduce the non-accruals in a way that we believe can help maximize shareholder value, whether through refinancing the loans, taking ownership of the property or selling the loan to a new buyer.
In our view, the portfolio is well-positioned to deliver an attractive, high level of income and preserve capital driven by the:
•Debt-focused nature of our strategy as we believe forward returns in CRE will largely be driven by income generation compared to price appreciation.
•Relative level of income above cash yields. As noted, the level of excess income our distribution provides over risk-free rates has increased materially on both a nominal and real basis as the Fed has cut short-term rates. In addition, the tax-advantaged nature of our distributions allows individual investors to deduct up to 20% of qualified REIT dividends under Section 199A, resulting in a highly attractive tax-equivalent and after-tax yield that compares favorably with many corporate private credit investments.
•Available liquidity for new investments. We have maintained a strong liquidity profile which—when combined with proceeds from our continuous offering, and the natural turnover of the portfolio—positions us to capitalize on a robust new origination pipeline.
•Continued strong performance of the portfolio. FS Credit REIT has generated positive total returns in 97 out of 99 months; its largest monthly drawdown was just -0.27% in March 2020.
•High level of equity cushion beneath our loans. As a senior lender, the loans in our portfolio receive priority. They are first to be paid from rental income and are last to absorb losses if property values decline. Approximately 87% of FS Credit REIT’s portfolio is comprised of private senior loans that are held to maturity at amortized cost and subject to impairment. Therefore, the net asset value is determined primarily on fundamental value rather than market sentiment.
•Deep experience of Future Standard and Rialto managing through CRE market cycles. We continue to monitor the portfolio and are proactively engaged with our borrowers. We remain focused on reducing the level of loans on nonaccrual in the portfolio and maximizing shareholder value for the select number of foreclosed properties.
•Geographically diversified composition of our approximately $9.7 billion portfolio, weighted to multifamily properties.
_______________________________
(3)    Represents non-accrual debt investments as a percentage of FS Credit Real Estate Income Trust, Inc.’s total debt portfolio.

•The long-term nature of our borrowings. Approximately 94% of FS Credit REIT’s borrowings are financed through matched-term facilities, and approximately 85% through matched-term, non-mark-to-market facilities. This financing approach helps stabilize performance across changing rate environments, manage risk and support long-term returns.

Financing Arrangements
BB-1 Facility
On April 21, 2026, BB-1 Facility entered into a Tenth Amendment to Master Repurchase Agreement, or Tenth Amendment, amending that certain Master Repurchase Agreement dated as of February 22, 2021 with Barclays Bank PLC as purchaser. The Tenth Amendment provides for, among other things, an extension of the availability period from February 21, 2028 to February 21, 2029.
BMO-1 Facility
On April 29, 2026, BMO-1 Facility entered into a Fifth Amendment to Master Repurchase Agreement, or Fifth Amendment, amending that certain Master Repurchase Agreement dated as of March 3, 2023 with Bank of Montreal as purchaser. The Fifth Amendment provides for, among other things, an extension of the availability period from April 16, 2027 to April 17, 2028.

Status of our Offering
We are currently offering on a continuous basis up to $2.75 billion in shares of common stock, consisting of up to $2.4 billion in shares in our primary offering and up to $350 million in shares pursuant to our distribution reinvestment plan. As of the date of this Supplement, we had issued and sold in the Offering (i) 76,614,684 shares of our common stock (consisting of 38,167,776 Class S shares, 35,686,405 Class I shares, 334,241 Class T shares, 334,772 Class D shares, and 2,091,490 Class M shares) in the primary offering for total proceeds of $1.89 billion and (ii) 14,389,720 shares of our common stock (consisting of 7,536,819 Class S shares, 6,341,578 Class I shares, 102,115 Class T shares, 46,346 Class D shares, and 362,861 Class M shares) pursuant to our distribution reinvestment plan for a total value of $354.33 million.

Prospectus Updates
Effective as of the close of business on June 1, 2026, the following Washington suitability standard is hereby added to the “Suitability Standards” section of the Prospectus:

Washington: A Washington investor’s aggregate investment in our company and other non-traded direct participation programs shall not exceed 10% of such investor’s liquid net worth at the time of investment in us. This concentration limit does not apply to investments made through the distribution reinvestment plan nor to an investor who is an “accredited investor” as defined in Rule 501(a) of Regulation D under the Securities Act of 1933, as amended.

Effective as of the close of business on June 1, 2026, the Form of Subscription Agreement set forth in Appendix A of the Prospectus is hereby deleted and replaced with the Form of Subscription Agreement attached to this Supplement as Appendix A.

Quarterly Report on Form 10-Q
The Prospectus is hereby supplemented with our Quarterly Report on Form 10-Q, excluding exhibits, for the quarter ended March 31, 2026 that was filed with the SEC on May 13, 2026, a copy of which is attached to this Supplement as Appendix B.

Appendix A

Subscription agreement
Class D, Class I, Class M, Class S and Class T V3.1
FS Credit Real Estate Income Trust, Inc.
The undersigned hereby tenders this Subscription Agreement and applies for the purchase of the dollar amount of shares of common stock (the “Shares”) of FS Credit Real Estate Income Trust, Inc., a Maryland corporation (the “Company”), set forth below.

1 Investment amount
Subscription amount $	Additional investment to FS Account #
$5,000 minimum initial investment for Classes D, M, S and T, and $1 million minimum initial investment for Class I $500 minimum additional investment

2 Share class Select only one
BROKERAGE
Class D Shares (Fund 4041)     NAV
Class S Shares (Fund 4049)     Public offering price     Net of upfront sales charges (stockholder servicing fees still apply)*
Class T Shares (Fund 4040)     Public offering price     Net of upfront sales charges (stockholder servicing fees still apply)*

*By a registered representative on his or her own behalf. Subject to all other fees and expenses of Class S or T Shares. Please see the Prospectus for additional information.
INSTITUTIONAL
Class I Shares (Fund 4045) NAV Class M Shares (Fund 4043) NAV

3 Ownership Select only one
Please complete part A of section 5.	Please complete part A of section 5.	Please complete part B of section 5.
INDIVIDUAL
SINGLE OWNER Individual* MULTIPLE OWNERS Community property Tenants in common Joint tenants with rights of survivorship* MINOR ACCOUNT UGMA: State of UTMA: State of Other (please specify)	QUALIFIED PLAN ACCOUNT Traditional IRA Roth IRA Rollover IRA SIMPLE IRA SEP IRA Beneficial IRA Other (please specify)
OTHER ACCOUNT
Supporting documents are required
Trust†
Estate
401(k)
Profit-sharing plan
Qualified pension
Other
(please specify)

Please complete part B of section 5.
LEGAL ENTITY
Supporting documents are required.
Corporation: S-Corp
Corporation: C-Corp
Partnership
LLC
Professional Corporation
Nonprofit

*To make a transfer on death (TOD) designation, attach a completed TOD form. TOD forms can be found on www.futurestandard.com.
†The FS Trustee Certification of Investment Powers for Trust Accounts form may be completed in lieu of providing trust documents. You can obtain this form by visiting www.futurestandard.com.

FS Credit Real Estate Income Trust, Inc. – Subscription Agreement | Class D, Class I, Class M, Class S and Class T V3.1

4 Custodial arrangement If applicable
Name of custodian	Custodian phone #
Mailing address
(street)	(city, state)	(ZIP)
To be completed by custodian above
Custodian tax ID #
Custodian account #	Custodian authorization:

5 Investor information Please print

A		Individual/beneficial owner	Joint/beneficial owner
		(first, middle, last)		(first, middle, last)
	SSN	DOB	SSN	DOB
		(mm/dd/yyyy)		(mm/dd/yyyy)
		Phone #	Phone #
		U.S. street address	U.S. street address
		(You must include a permanent U.S. street address even if your mailing address is a P.O. Box)	(You must include a permanent U.S. street address even if your mailing address is a P.O. Box)

		(city, state, ZIP)	(city, state, ZIP)
		Mailing address	Mailing address
		(Leave blank if your U.S. street address and mailing address are the same)	(Leave blank if your U.S. street address and mailing address are the same)

		(city, state, ZIP)	(city, state, ZIP)
		CITIZENSHIP U.S. citizen Resident alien (country)	CITIZENSHIP U.S. citizen Resident alien (country)
		Non-resident alien (form W-8BEN is required) (country)	Non-resident alien (form W-8BEN is required) (country)

B	Trust/Estate/401(k)/Profit-sharing/Other

	SSN/Tax ID		Date of formation
(mm/dd/yyyy)
U.S. street address
		(You must include a permanent U.S. street address even if your mailing address is a P.O. Box)	(city, state)	(ZIP)

Mailing address
		(Leave blank if your U.S. street address and mailing address are the same)	(city, state)	(ZIP)

		Trustee/authorized person	Trustee/authorized person
		(first, middle, last)		(first, middle, last)
	SSN	DOB	SSN	DOB
		(mm/dd/yyyy)		(mm/dd/yyyy)
		Phone #	Phone #
		U.S. street address	U.S. street address
		(You must include a permanent U.S. street address even if your mailing address is a P.O. Box)	(You must include a permanent U.S. street address even if your mailing address is a P.O. Box)

		(city, state, ZIP)	(city, state, ZIP)
		CITIZENSHIP U.S. citizen Resident alien (country)	CITIZENSHIP U.S. citizen Resident alien (country)
		Non-resident alien (form W-8BEN is required) (country)	Non-resident alien (form W-8BEN is required) (country)

FS Credit Real Estate Income Trust, Inc. – Subscription Agreement | Class D, Class I, Class M, Class S and Class T V3.1

6 Electronic communications Initial and provide email if you wish to enroll in paperless e-delivery.

Initial	Email

By initialing above, the investor requests to receive all shareholder communications electronically for all investment products or share classes sponsored by Future Standard or its affiliates. Communications include, but are not limited to, account statements, investor communications, annual, semi-annual and/or quarterly reports, tax forms, proxy materials and other required reports. The investor may request a paper copy of a shareholder communication, update an email address or change this election at any time by contacting Future Standard. Changes may take up to 30 days to take effect. Consent to electronic delivery is terminated by an invalid email address. Costs associated with accessing the internet may be incurred and certain software may need to be downloaded in order to view the materials delivered electronically. Timely access to materials may not be available in the event of a system failure or network outage. This electronic delivery program may be changed or discontinued and the terms may be amended at any time. In the event of discontinuation or as required by law, the investor will receive paper copies of all shareholder communications.

7 Distributions
If this election is not completed, the Company will default to sending the investor’s cash distributions out by check to his or her address of record provided in section 5 or to the custodian indicated in section 4, as applicable. I (We) acknowledge that distributions may be funded from offering proceeds or borrowings, which may constitute a return of capital and reduce the amount of capital available to the Company for investment. Any capital returned to stockholders through distributions will be made after payment of fees and expenses, as well as any sales load.

PLEASE SELECT ONE OF THE FOLLOWING OPTIONS/PAYMENT METHODS:
Payment by check or electronic deposit
I (We) choose NOT to participate in the distribution reinvestment plan(s), and instead choose to have distributions paid using the payment method selected below. If no payment method is selected, the Company will mail a check to the address or custodian of record.

I (We) choose to have distributions sent to me (us) at the following address:
Mail check to address of record. For custodial accounts, funds will be sent to the custodian of record.
Mail check to the following third party:
Name of financial institution	FBO	Account #
Mailing address
(street)	(city, state)	(ZIP)
I (We) choose to have distributions deposited in a checking, savings or brokerage account.
I (We) authorize the Company or their respective agents to deposit my (our) distribution into the accounts indicated below. The authority will remain in force until I (we) notify the Company in writing to cancel it. In the event that the Company deposits funds erroneously into my (our) account, the Company is authorized to debit my (our) account for the amount of the erroneous deposit. I (We) also hereby acknowledge that funds and/or Shares in my (our) account may be subject to applicable abandoned property, escheat or similar laws and may be transferred to the appropriate governmental authority in accordance with such laws, including as a result of account inactivity for the period of time specified in such laws or otherwise. None of the Company, its affiliates, its agents or any other person shall be liable for any property delivered in good faith to a governmental authority pursuance to applicable abandoned property, escheat or similar laws.

Name of financial institution	Account type: Checking Savings Brokerage
ABA routing number (if applicable)	Account Number
Distribution reinvestment plan
I (We) choose to participate in the Company’s distribution reinvestment plan.
The Company requests each investor who elects to have his or her distributions reinvested pursuant to the Company’s distribution reinvestment plan to notify the Company and the broker-dealer and financial institution named in this Subscription Agreement in writing at any time there is a material change in his or her financial condition, including failure to meet the minimum gross income and net worth standards set forth in section 8 below.

FS Credit Real Estate Income Trust, Inc. – Subscription Agreement | Class D, Class I, Class M, Class S and Class T V3.1

8 Investor representations
Please carefully read and separately initial each of the representations below. For purposes of determining whether you satisfy the suitability standards set forth below (i) “net worth” is calculated excluding the value of an investor’s home, home furnishings and automobiles; (ii) if not otherwise specified, “liquid net worth” means that portion of an investor’s net worth consisting of cash, cash equivalents and readily marketable securities; and (iii) “direct participation programs” includes REITs, business development companies, oil and gas programs, equipment leasing programs, and commodity pools, but excludes federal and state exempt private offerings and any investment company registered pursuant to the Investment Company Act of 1940, as amended. In the case of joint investors, each investor must initial. Except in the case of fiduciary accounts, you may not grant any person power of attorney to make such representations on your behalf. In order to induce FS Credit Real Estate Income Trust, Inc. to accept this subscription, I (we) hereby represent and warrant that:
Initials are required for letters a–e
	Owner (initials)	Joint owner (initials)
a) I (We) have received a Prospectus for FS Credit Real Estate Income Trust, Inc. relating to the Shares for which I am (we are) subscribing at least 5 (five) business days prior to the signing of this Subscription Agreement, wherein the terms and conditions of the offering are described, and I (we) agree to the terms and conditions therein.

b) I (We) certify that I (we) have either (1) a net worth (not including home, furnishings and personal automobiles) of at least $100,000 and an annual gross income of at least $100,000, or (2) a net worth (not including home, furnishings and personal automobiles) of at least $350,000, or that I (we) meet the higher suitability requirements imposed by my (our) state of primary residence as set forth in the Prospectus for FS Credit Real Estate Income Trust, Inc. relating to the Shares under “Suitability Standards.”

c) I am (We are) purchasing Shares for my (our) own account.
d) I (We) acknowledge that the Shares are not liquid, there is no public market for the Shares, and I (we) may not be able to sell the Shares.
e) I (We) understand that the transaction price per Share at which my (our) investment will be executed will be made available at www.futurestandard.com and in a Prospectus supplement filed with the SEC, available at www.sec.gov. I (We) understand that my (our) subscription will not be accepted before the later of (i) two business days before the first calendar day of the month and (ii) three business days after the transaction price is made available. I (We) understand that I am (we are) not committed to purchase Shares at the time my (our) subscription is submitted and I (we) may cancel my (our) subscription at any time before the time it has been accepted as described in the previous sentence. I (We) understand that I (we) may withdraw my (our) subscription by notifying the transfer agent, through my (our) financial intermediary or directly on FS Credit Real Estate Income Trust, Inc.’s toll-free line, 877-628-8575.

FS Credit Real Estate Income Trust, Inc. – Subscription Agreement | Class D, Class I, Class M, Class S and Class T V3.1

8 Investor representations (continued)
Initials are required based on State of Legal Residency	Owner (initials)	Joint owner initials)
f) If I am (we are) a resident of Alabama, my (our) aggregate investment in FS Credit Real Estate Income Trust, Inc. and other non-traded direct participation programs shall not exceed 10% of my (our) liquid net worth at the time of investment in FS Credit Real Estate Income Trust, Inc. This concentration limit does not apply to investments made through the distribution reinvestment plan nor to an investor who is an “accredited investor” as defined in Rule 501(a) of Regulation D under the Securities Act of 1933, as amended.

g) If I am (we are) a resident of Arkansas, my (our) aggregate investment in FS Credit Real Estate Income Trust, Inc. and other non-traded direct participation programs shall not exceed 10% of my (our) liquid net worth at the time of investment in FS Credit Real Estate Income Trust, Inc. This concentration limit does not apply to investments made through the distribution reinvestment plan nor to an investor who is an “accredited investor” as defined in Rule 501(a) of Regulation D under the Securities Act of 1933, as amended.

h) If I am (we are) a resident of California, I (we) certify that I (we) either meet the definition of an “accredited investor” as defined in 17 C.F.R. § 230.501 of Regulation D under the Securities Act of 1933, as amended, or will not invest more than 10% of my (our) net worth in FS Credit Real Estate Income Trust, Inc. shares.
i) If I am (we are) a resident of Idaho, I (we) certify that I (we) have either a net worth of at least $85,000 and annual gross income of at least $85,000 or a liquid net worth of at least $300,000.
j) If I am (we are) a resident of Iowa, my (our) aggregate investment in FS Credit Real Estate Income Trust, Inc. and other non-traded direct participation programs shall not exceed 10% of my (our) liquid net worth at the time of investment in FS Credit Real Estate Income Trust, Inc. This concentration limit does not apply to investments made through the distribution reinvestment plan nor to an investor who is an “accredited investor” as defined in Rule 501(a) of Regulation D under the Securities Act of 1933, as amended.

k) If I am (we are) a Kansas resident, I (we) understand that the Securities Commissioner of Kansas recommends that Kansas investors limit my (our) aggregate investment in FS Credit Real Estate Income Trust, Inc. and other similar investments to not more than 10% of their liquid net worth.

l) If I am (we are) a resident of Kentucky, my (our) aggregate investment in FS Credit Real Estate Income Trust, Inc. and other non-traded direct participation programs shall not exceed 10% of my (our) liquid net worth at the time of investment in FS Credit Real Estate Income Trust, Inc. This concentration limit does not apply to investments made through the distribution reinvestment plan nor to an investor who is an “accredited investor” as defined in Rule 501(a) of Regulation D under the Securities Act of 1933, as amended.

m) If I am (we are) a resident of Maine, I (we) acknowledge that the Maine Office of Securities recommends that I (we) not invest more than 10% of my (our) liquid net worth in FS Credit Real Estate Income Trust, Inc. and other similar direct participation investments.

n) If I am (we are) a resident of Massachusetts, I (we) certify that I (we) will not invest more than 10% of my (our) liquid net worth in FS Credit Real Estate
  Income Trust, Inc. and in other illiquid direct participation programs.

o) If I am (we are) a resident of Missouri, I (we) certify that no more than ten percent (10%) of my (our) liquid net worth shall be invested in securities being registered in this offering.
p) If I am (we are) a resident of Nebraska, I (we) certify that I (we) either meet the definition of an “accredited investor” as defined in 17 C.F.R. §230.501 of Regulation D under the Securities Act of 1933, as amended, or will limit my (our) aggregate investment in FS Credit Real Estate Income Trust, Inc. shares and in other non-publicly traded real estate investment trusts to 10% of my (our) net worth (exclusive of home, home furnishings and automobiles).

q) If I am (we are) a resident of New Jersey, I (we) certify that (1) I (we) have either (a) a minimum liquid net worth of $100,000 and a minimum annual gross income of $85,000, or (b) a minimum liquid net worth of $350,000, and (2) I (we) will not invest more than 10% of my (our) liquid net worth in FS Credit Real Estate Income Trust, Inc., its affiliates and other non-publicly traded direct investment programs (including real estate investment trusts, business development companies, oil and gas programs, equipment leasing programs, and commodity pools, but excluding unregistered, federally and state exempt private offerings). For these purposes, “liquid net worth” is defined as that portion of net worth (total assets exclusive of home, home furnishings and automobiles, minus total liabilities) that consists of cash, cash equivalents and readily marketable securities.

     I (we) acknowledge that a gross investment of $10,350 in Class T share, $10,350 in Class S shares, $10,000 in Class D shares, $10,000 in Class M shares and $10,000 in Class I shares, assuming a constant NAV per share of $25.00 and assuming applicable stockholder servicing fees are paid until gross proceeds limit are reached, would result in total upfront selling commissions, dealer manager fees, and stockholder servicing fees of (a) $906 over 6.5 years for Class T and Class S shares, (b) $125 over 4.2 years for Class D shares, (c) $725 over 24.2 years for Class M shares, and (d) $0 for Class I shares.

r) If I am (we are) a resident of New Mexico, I (we) certify that I (we) either meet the definition of an “accredited investor” as defined in 17 C.F.R. §230.501 of Regulation D under the Securities Act of 1933, as amended, or that I (we) will not invest more than 10% of my (our) liquid net worth in FS Credit Real Estate Income Trust, Inc. shares, shares of its affiliates and other non-traded real estate investment trusts.

s) If I am (we are) a resident of North Dakota, I (we) certify that I (we) have a net worth of at least ten times my (our) investment in FS Credit Real Estate Income Trust, Inc.
t) If I am (we are) a resident of Ohio, I (we) certify that I (we) either meet the definition of an “accredited investor” as defined in 17 C.F.R. §230.501 of Regulation D under the Securities Act of 1933, as amended, or that I (we) will not invest more than 10% of my (our) liquid net worth in FS Credit Real Estate Income Trust, Inc. shares, its affiliates and any other non-traded real estate investment trusts.

u) If I am (we are) a non-accredited resident of Oregon, I (we) certify that I (we) will not invest more than 10% of my (our) liquid net worth in this offering. For these purposes, “liquid net worth” is defined as an investor’s total assets (excluding home, home furnishings, and automobiles) minus total liabilities. Oregon investors who meet the definition of “accredited investor” as defined in Regulation D under the Securities Act of 1933, as amended, are not subject to the limitation described in this paragraph.

v) If I am (we are) a resident of Pennsylvania, I (we) certify that I (we) will not invest more than 10% of my (our) net worth in FS Credit Real Estate Income Trust, Inc.
w) If I am (we are) a resident of Puerto Rico, I (we) may not invest more than 10% of my (our) liquid net worth in the FS Credit Real Estate Income Trust, Inc., its affiliates and other non-traded REITs. “Liquid net worth” is defined as that portion of net worth (total assets exclusive of primary residence, home furnishings, and automobiles minus total liabilities) consisting of cash, cash equivalents, and readily marketable securities.

FS Credit Real Estate Income Trust, Inc. – Subscription Agreement | Class D, Class I, Class M, Class S and Class T V3.1

8 Investor representations (continued)
Initials are required based on State of Legal Residency	Owner (initials)	Joint owner initials)
x) If I am (we are) a resident of Tennessee, I (we) certify that I (we) either meet the definition of an “accredited investor” as defined in 17 C.F.R. §230.501 of Regulation D under the Securities Act of 1933, as amended, or that I (we) will not invest more than 10% of my (our) net worth in FS Credit Real Estate Income Trust, Inc.

y) If I am (we are) a resident of Vermont, I (we) certify that I (we) either meet the definition of an “accredited investor” as defined in 17 C.F.R. §230.501 of Regulation D under the Securities Act of 1933, as amended, or that I (we) will not invest more than 10% of my (our) liquid net worth in this offering. For these purposes, “liquid net worth” is defined as an investor’s total assets (not including home, home furnishings, or automobiles) minus total liabilities.

z) If I am (we are) a resident of Washington, my (our) aggregate investment in FS Credit Real Estate Income Trust, Inc. and other non-traded direct participation programs shall not exceed 10% of my (our) liquid net worth at the time of investment in FS Credit Real Estate Income Trust, Inc. This concentration limit does not apply to investments made through the distribution reinvestment plan nor to an investor who is an “accredited investor” as defined in Rule 501(a) of Regulation D under the Securities Act of 1933, as amended.

9 Important information Rights, certifications and authorizations
Substitute IRS Form W-9 Certification:
I (We) declare that the information supplied in this Subscription Agreement is true and correct and may be relied upon by the Company in connection with my (our) investment in the Company. Under penalties of perjury, each investor signing below certifies that (1) the number shown in the Investor Social Security number/taxpayer identification number field in section 5 of this form is my correct taxpayer identification number (or I am waiting for a number to be issued to me), (2) I am not subject to backup withholding because (a) I am exempt from backup withholding, (b) I have not been notified by the Internal Revenue Service (IRS) that I am subject to backup withholding as a result of a failure to report all interest or dividends, or (c) the IRS has notified me that I am no longer subject to backup withholding, (3) I am a U.S. person (including a non-resident alien), and (4) the entity is exempt from FATCA reporting (if applicable).
NOTE: You must cross out item (2) above if you have been notified by the IRS that you are currently subject to backup withholding because you have failed to report all interest and dividends on your tax return.

By signing below, you hereby acknowledge receipt of the Prospectus of the Company relating to the Shares for which you have subscribed, as supplemented and amended through the date hereof (as so supplemented and amended, the “Prospectus”), not less than five (5) business days prior to the signing of this Subscription Agreement. The Prospectus is available at www.sec.gov. You are encouraged to read the Prospectus carefully before making any investment decisions. You agree that subscriptions may be rejected in whole or in part by the Company at its sole and absolute discretion. To be accepted, a subscription must be made with this completed and executed Subscription Agreement in good order and payment of the full purchase price at least five business days prior to the first calendar day of the month (unless waived). You agree that if this subscription is accepted, it will be held, together with the accompanying payment, on the terms described in the Prospectus. You understand that you will receive a written confirmation of your purchase, subject to acceptance by the Company, and that the sale of Shares pursuant to this Subscription Agreement will not be effective until at least five (5) business days after the date you have received a Prospectus.
By signing below, you also acknowledge that you have been advised that the assignability and transferability of the Shares is restricted and governed by the terms of the Prospectus; there are risks associated with an investment in the Shares and you should rely only on the information contained in the Prospectus and not on any other information or representations from other sources; and you should not invest in the Shares unless you have an adequate means of providing for your current needs and personal contingencies and have no need for liquidity in this investment.
The Company is required by law to obtain, verify and record certain personal information from you or persons on your behalf in order to establish the account. Required information includes name, date of birth, permanent residential address and Social Security/taxpayer identification number. The Company may also ask to see other identifying documents. If you do not provide the information, the Company may not be able to open your account. By signing the Subscription Agreement, you agree to provide this information and confirm that this information is true and correct. You further agree that the Company may discuss your personal information and your investment in the Shares at any time with your then-current financial advisor. If the Company is unable to verify your identity, or that of another person(s) authorized to act on your behalf, or if we believe we have identified potentially criminal activity, the Company reserves the right to take action as the Company deems appropriate, which may include closing your account.

By signing below, you also acknowledge that:
•FS Investment Solutions, LLC, the dealer manager for the offering of the Shares, is not acting as the broker-dealer of record. Specifically, FS Investment Solutions, LLC shall not be responsible for carrying out any broker-dealer functions in connection with your purchase of the Shares, including but not limited to: (i) opening an individual account for you, (ii) determining whether any investment in the Shares is suitable for you, or (iii) verifying your identity. You do not have a customer relationship with FS Investment Solutions, LLC and any such relationship as customer is solely between you and your financial representative (including, if such financial advisor is a registered investment advisor (“RIA”), such RIA’s custodian).

The IRS does not require your consent to any provision of this Subscription Agreement other than the certifications required to avoid backup withholding.

Owner or authorized person signature	Date (mm/dd/yyyy)	Joint owner or authorized person signature	Date (mm/dd/yyyy)

10 Financial representative
The undersigned confirm on behalf of the broker-dealer, financial institution or registered investment advisor that they (i) are registered and/or properly licensed in the state in which the sale of the Shares to the investor executing this Subscription Agreement has been made and that the offering of the Shares is registered for sale in such state; (ii) have reasonable grounds to believe that the information and representations concerning the investor identified herein are true, correct and complete in all respects; (iii) have discussed such investor’s prospective purchase of Shares with such investor; (iv) have advised such investor of all pertinent facts with regard to the fundamental risks of the investment, including the lack of liquidity and marketability of the Shares; (v) have delivered a current Prospectus and related supplements, if any, to such investor; (vi) have reasonable grounds to believe that the investor is purchasing these Shares for his or her own account; (vii) have reasonable grounds to believe that the purchase of Shares is a suitable investment for such investor, that the undersigned will obtain and retain records relating to such investor’s suitability for a period of six years, that such investor meets the suitability standards applicable to such investor set forth in the Prospectus and related supplements, if any, that such investor is in a financial position to enable such investor to realize the benefits of such an investment and to suffer any loss that may occur with respect thereto and that such investor has an understanding of the fundamental risks of the investment, the background and qualifications of the persons managing the Company and the tax consequences of purchasing and owning Shares; and (viii) the purchase of Shares is in the best interests of the investor. The undersigned financial representative further represents and certifies that in connection with this subscription for Shares, he or she has complied with and has followed all applicable policies and procedures under his or her firm’s existing anti-money laundering program and customer identification program.

Broker-dealer name or RIA firm name
Financial representative name	Phone #
(first, middle, last)
Mailing address

FS Credit Real Estate Income Trust, Inc. – Subscription Agreement | Class D, Class I, Class M, Class S and Class T V3.1

(street)	(city, state)	(ZIP)
Advisor/CRD number Branch number		Email address

Financial representative signature	Date (mm/dd/yyyy)	Principal signature (if applicable)	Date (mm/dd/yyyy)

FS Credit Real Estate Income Trust, Inc. – Subscription Agreement | Class D, Class I, Class M, Class S and Class T V3.1

11 Investment instructions
BY WIRE TRANSFER	CUSTODIAL ACCOUNTS	BY MAIL (CHECKS SHOULD BE MADE PAYABLE TO “FS Credit REIT”)
UMB Bank, N.A.,	Forward Subscription	Future Standard	Regular mail	Express/overnight delivery
ABA routing #101000695,	Agreement to the custodian	c/o SS&C GIDS, Inc.	P.O. Box 219095	801 Pennsylvania Ave.
FS Credit REIT		877-628-8575	Kansas City, MO 64121 -9095	Suite 219095
Account #9871737411				Kansas City, MO 64105-1307
Beneficial owner(s)
(include in memo field)

SA-REIT-COMBO
JN26

Appendix B

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_______________________________________________
FORM 10-Q
_______________________________________________
☒    QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

FOR THE QUARTERLY PERIOD ENDED MARCH 31, 2026
OR
☐    TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

FOR THE TRANSITION PERIOD FROM______TO______

COMMISSION FILE NUMBER: 000-56163
_______________________________________________
FS Credit Real Estate Income Trust, Inc.
(Exact name of registrant as specified in its charter)
________________________________________________

Maryland	81-4446064
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3025 JFK Boulevard, OFC 500
Philadelphia, Pennsylvania	19104
(Address of principal executive offices)	(Zip Code)
(215) 495-1150
(Registrant's telephone number, including area code)
_____________________________________________________
Securities registered pursuant to Section 12(b) of the Exchange Act: None.

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A
Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.    Yes  ☒    No  ☐
Indicate by check mark whether the registrant has submitted electronically every Interactive Data File required to be submitted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit such files).    Yes  ☒    No  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act ☐
Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). Yes  ☐    No  ☒
Indicate the number of shares outstanding of each of the issuer's classes of common stock as of the latest practicable date.
As of May 8, 2026, there were 580,119 outstanding shares of Class F common stock, 843,658 outstanding shares of Class Y common stock, 679,368 outstanding shares of Class T common stock, 67,069,077 outstanding shares of Class S common stock, 359,804 outstanding shares of Class D common stock, 3,485,859 outstanding shares of Class M common stock and 49,507,258 outstanding shares of Class I common stock.

PART I — FINANCIAL INFORMATION

Item 1. Financial Statements.
FS Credit Real Estate Income Trust, Inc.
Consolidated Balance Sheets
(in thousands, except share amounts)

	March 31, 2026 (Unaudited)	December 31, 2025
Assets
Cash and cash equivalents	$154,581	$265,361
Restricted cash	38,138	87,224
Loans receivable, held-for-investment, net of credit loss allowances of $57,626 and $77,270	8,027,088	7,764,337
Mortgage-backed securities held-to-maturity, net of credit loss allowances of $0 and $59	—	30,051
Mortgage-backed securities, at fair value, credit loss allowances of $23,840 and $23,895	239,922	201,618
Investments in real estate, held-for-investment	518,396	423,363
Investments in real estate, held-for-sale	117,701	223,167
Receivable for investments sold and repaid	103,657	19,833
Interest receivable	86,511	72,964
Other assets	15,546	16,656
Mortgage loans held in securitization trusts, at fair value	2,352,276	2,654,570
Total assets(1)	$11,653,816	$11,759,144
Liabilities
Collateralized loan obligations, net	$3,353,605	$2,510,160
Repurchase agreements payable, net	2,217,718	2,663,928
Credit facilities payable, net	828,511	1,042,958
Mortgage note payable, net	124,700	124,700
Due to related party	88,886	92,921
Interest payable	19,380	25,185
Payable for shares repurchased	63,280	38,573
Other liabilities	34,186	35,377
Mortgage obligations issued by securitization trusts, at fair value	2,126,105	2,408,636
Total liabilities(1)	8,856,371	8,942,438
Commitments and contingencies (See Note 11)
Stockholders' equity
Preferred stock, $0.01 par value, 100,000,000 shares authorized, 125 and 125 issued and outstanding, respectively	—	—
Class F common stock, $0.01 par value, 125,000,000 shares authorized, 587,312 and 583,372 issued and outstanding, respectively	6	6
Class Y common stock, $0.01 par value, 125,000,000 shares authorized, 843,658 and 843,658 issued and outstanding, respectively	8	8
Class T common stock, $0.01 par value, 125,000,000 shares authorized, 683,368 and 695,928 issued and outstanding, respectively	7	7
Class S common stock, $0.01 par value, 125,000,000 shares authorized, 66,497,344 and 67,157,395 issued and outstanding, respectively	665	672
Class D common stock, $0.01 par value, 125,000,000 shares authorized, 357,074 and 372,610 issued and outstanding, respectively	4	4
Class M common stock, $0.01 par value, 125,000,000 shares authorized, 3,732,419 and 3,864,662 issued and outstanding, respectively	37	39
Class I common stock, $0.01 par value, 300,000,000 shares authorized, 49,312,053 and 49,713,386 issued and outstanding, respectively	493	497
Additional paid-in capital	2,964,800	2,977,770
Accumulated other comprehensive income (loss)	(1,938)	(1,401)
Retained earnings (accumulated deficit)	(166,637)	(160,896)
Total stockholders' equity	2,797,445	2,816,706
Total liabilities and stockholders' equity	$11,653,816	$11,759,144
_______________________________
(1)    The March 31, 2026 and December 31, 2025 consolidated balance sheets include assets of consolidated variable interest entities, or VIEs, that can only be used to settle obligations of the VIEs, and liabilities of consolidated VIEs for which creditors do not have recourse to FS Credit Real Estate Income Trust, Inc. As of March 31, 2026 and December 31, 2025, assets of the VIEs totaled $6,394,685 and $5,709,015, respectively, and liabilities of the VIEs totaled $5,486,928 and $4,924,443, respectively. See Note 10 to our consolidated financial statements included herein for further details.

See notes to unaudited consolidated financial statements.

FS Credit Real Estate Income Trust, Inc.
Unaudited Consolidated Statements of Operations
(in thousands, except share and per share amounts)

	Three Months Ended March 31,
	2026	2025
Net interest income
Interest income	$149,294	$162,526
Less: Interest expense	(91,584)	(104,814)
Interest income on mortgage loans held in securitization trusts	36,335	29,119
Less: Interest expense on mortgage obligations issued by securitization trusts	(31,626)	(25,819)
Net interest income	62,419	61,012
Other expenses
Management fee	9,356	9,264
General and administrative expenses	11,282	11,790
Real estate operating expenses	11,600	7,637
Depreciation and amortization	11,645	6,478
Interest expense on real estate	1,771	2,017
Less: Expense limitation	—	(342)
Add: Expense recoupment to sponsor	76	—
Net other expenses	45,730	36,844
Other income (loss)
Credit loss expense, net	20,019	10,701
Real estate operating income	13,852	9,528
Net change in unrealized gain (loss) on interest rate cap	(354)	(582)
Net change in unrealized gain (loss) on mortgage-backed securities, fair value option	302	158
Net unrealized gain (loss) on mortgage loans and obligations held in securitization trusts, net	(2,570)	(853)
Net unrealized gain (loss) on real estate, held-for-sale	488	—
Total other income (loss)	31,737	18,952
Net income before income taxes	48,426	43,120
Income tax expense	(289)	(480)
Net income	48,137	42,640
Preferred stock dividends	(4)	(4)
Net income attributable to FS Credit Real Estate Income Trust, Inc.	$48,133	$42,636
Per share information—basic and diluted
Net income per share of common stock - basic	$0.39	$0.35
Net income per share of common stock - diluted	$0.38	$0.34

Weighted average common stock outstanding - basic	124,312,338	122,516,709
Weighted average common stock outstanding - diluted	127,760,385	125,461,059

See notes to unaudited consolidated financial statements.

FS Credit Real Estate Income Trust, Inc.
Unaudited Consolidated Statements of Comprehensive Income
(in thousands)

	Three Months Ended March 31,
	2026	2025
Net income	$48,137	$42,640
Other comprehensive income
Net change in unrealized gain (loss) on mortgage-backed securities available-for-sale	(537)	975
Total other comprehensive income	(537)	975
Comprehensive income	$47,600	$43,615

See notes to unaudited consolidated financial statements.

FS Credit Real Estate Income Trust, Inc.
Unaudited Consolidated Statements of Changes in Equity
(in thousands)

	Par Value
	Common Stock Class F	Common Stock Class Y	Common Stock Class T	Common Stock Class S	Common Stock Class D	Common Stock Class M	Common Stock Class I	Additional Paid-In Capital	Accumulated Other Comprehensive Income (Loss)(1)	Retained Earnings (Accumulated Deficit)	Total Stockholders' Equity
Three Months Ended March 31, 2026
Balance as of December 31, 2025	$6	$8	$7	$672	$4	$39	$497	$2,977,770	$(1,401)	$(160,896)	$2,816,706
Common stock issued	—	—	—	21	—	—	16	91,332	—	—	91,369
Distributions declared	—	—	—	—	—	—	—	—	—	(53,874)	(53,874)
Proceeds from distribution reinvestment plan	—	—	—	6	—	—	5	26,056	—	—	26,067
Repurchases of common stock	—	—	—	(34)	—	(2)	(25)	(147,105)	—	—	(147,166)
Stockholder servicing fees	—	—	—	—	—	—	—	433	—	—	433
Offering costs	—	—	—	—	—	—	—	(502)	—	—	(502)
Performance contingent rights issued	—	—	—	—	—	—	—	9,356	—	—	9,356
Restricted stock units issued	—	—	—	—	—	—	—	7,460	—	—	7,460
Net income	—	—	—	—	—	—	—	—	—	48,137	48,137
Dividends on preferred stock	—	—	—	—	—	—	—	—	—	(4)	(4)
Other comprehensive income	—	—	—	—	—	—	—	—	(537)	—	(537)
Balance as of March 31, 2026	$6	$8	$7	$665	$4	$37	$493	$2,964,800	$(1,938)	$(166,637)	$2,797,445

Three Months Ended March 31, 2025
Balance as of December 31, 2024	$7	$8	$8	$648	$4	$46	$482	$2,883,909	$(3,164)	$(114,298)	$2,767,650
Common stock issued	—	—	—	25	—	—	28	123,680	—	—	123,733
Distributions declared	—	—	—	—	—	—	—	—	—	(54,188)	(54,188)
Proceeds from distribution reinvestment plan	—	—	—	6	—	—	5	27,023	—	—	27,034
Repurchases of common stock	—	—	—	(35)	—	(5)	(37)	(186,381)	—	—	(186,458)
Stockholder servicing fees	—	—	—	—	—	—	—	558	—	—	558
Offering costs	—	—	—	—	—	—	—	(928)	—	—	(928)
Restricted stock units issued	—	—	—	—	—	—	—	7,412	—	—	7,412
Net income	—	—	—	—	—	—	—	—	—	42,640	42,640
Dividends on preferred stock	—	—	—	—	—	—	—	—	—	(4)	(4)
Other comprehensive loss	—	—	—	—	—	—	—	—	975	—	975
Balance as of March 31, 2025	$7	$8	$8	$644	$4	$41	$478	$2,855,273	$(2,189)	$(125,850)	$2,728,424

__________________________
(1)    Comprised solely of unrealized gain (loss) on mortgage-backed securities, available for sale

See notes to unaudited consolidated financial statements.

FS Credit Real Estate Income Trust, Inc.
Unaudited Consolidated Statements of Cash Flows
(in thousands)

	Three Months Ended March 31,
	2026	2025
Cash flows from operating activities
Net income	$48,137	$42,640
Adjustments to reconcile net income to net cash provided by (used in) operating activities
Performance contingent rights issued	9,356	—
Restricted stock units	7,460	7,412
Amortization of deferred fees on loans and debt securities	(5,291)	(6,942)
Amortization of deferred financing costs and discount	3,539	13,708
Credit loss expense, net	(20,019)	(10,701)
Net unrealized (gain) loss on valuation of interest rate cap	354	582
Real estate depreciation and amortization	11,645	6,478
Net unrealized (gain) loss on mortgage-backed securities, fair value option	(302)	(158)
Net unrealized (gain) loss on mortgage loans and obligations held in securitization trusts	2,570	853
Net unrealized (gain) loss on real estate, held-for-sale	(488)	—
Changes in assets and liabilities
Reimbursement due from (due to) sponsor	—	(218)
Interest receivable	(13,547)	(3,709)
Other assets	756	(321)
Interest payable	(5,805)	7,975
Other liabilities	(671)	(18,505)
Net cash provided by (used in) operating activities	37,694	39,094
Cash flows from investing activities
Origination and fundings of loans receivable	(657,402)	(437,698)
Principal collections from loans receivable, held-for-investment	333,462	447,503
Exit and extension fees received on loans receivable, held-for-investment	2,099	2,138
Purchases of mortgage-backed securities, at fair value	(65,628)	(64,057)
Principal repayments of mortgage-backed securities, at fair value	27,341	9,969
Principal repayments of mortgage-backed securities, held-to-maturity	30,000	—
Purchases of mortgage loans held in securitization trusts, at fair value	—	(17,214)
Principal repayments of mortgage loans held in securitization trusts at fair value	17,257	—
Capital improvements to real estate	(724)	(1,564)
Net cash provided by (used in) investing activities	(313,595)	(60,923)
Cash flows from financing activities
Issuance of common stock	91,369	123,733
Repurchases of common stock	(122,459)	(126,966)
Stockholder distributions paid	(28,070)	(26,832)
Stockholder servicing fees paid	(3,553)	(3,569)
Offering costs paid	(502)	(928)
Borrowings under repurchase agreements	355,512	1,023,411
Repayments under repurchase agreements	(801,476)	(403,089)
Borrowings under credit facilities	388,524	277,303
Repayments under credit facilities	(603,797)	(277,266)
Proceeds from issuance of collateralized loan obligations	897,561	888,011
Repayment of collateralized loan obligations	(49,431)	(1,352,646)
Payment of deferred financing costs	(7,643)	(9,734)
Net cash provided by (used in) financing activities	116,035	111,428
Total increase (decrease) in cash, cash equivalents and restricted cash	(159,866)	89,599
Cash, cash equivalents and restricted cash at beginning of period	352,585	90,540
Cash, cash equivalents and restricted cash at end of period	$192,719	$180,139

See notes to unaudited consolidated financial statements.

FS Credit Real Estate Income Trust, Inc.
Unaudited Consolidated Statements of Cash Flows
(in thousands)

	Three Months Ended March 31,
	2026	2025
Supplemental disclosure of cash flow information and non-cash financial activities
Payments of interest	$95,621	$85,148
Accrued stockholder servicing fee	$(3,986)	$(4,127)
Distributions payable	$8,601	$8,991
Reinvestment of stockholder distributions	$26,067	$27,034
Payable for shares repurchased	$63,280	$101,996
Loan principal payments held by servicer	$103,657	$140,820
Consolidation of securitization trusts	$—	$277,673
Deconsolidation of securitization trusts	$(267,846)	$—
Modifications accounted for as repayments and new loans	$40,676	$—
Transfer of loans receivable held-for-investments to investments in real estate, held-for-sale	$—	$(105,000)
Transfer of investments in real estate, held-for-sale to investments in real estate, held-for-investment	$105,954	$—

See notes to unaudited consolidated financial statements.

FS Credit Real Estate Income Trust, Inc.
Notes to Unaudited Consolidated Financial Statements
(in thousands, except share and per share amounts)

Note 1. Principal Business and Organization

FS Credit Real Estate Income Trust, Inc. (the "Company"), was incorporated under the general corporation laws of the State of Maryland on November 7, 2016 and formally commenced investment operations on September 13, 2017. The Company is managed by FS Real Estate Advisor, LLC, ("FS Real Estate Advisor" or the "adviser"), a subsidiary of the Company’s sponsor, Franklin Square Holdings, L.P., which does business as Future Standard ("Future Standard"), a national sponsor of alternative investment funds designed for the individual investor. FS Real Estate Advisor has engaged Rialto Capital Management, LLC, ("Rialto" or the "sub-adviser") to act as its sub-adviser. The Company is currently conducting a public offering of up to $2,750,000 of its Class T, Class S, Class D, Class M and Class I shares of common stock pursuant to a registration statement on Form S-11 filed with the Securities and Exchange Commission (the "SEC"), consisting of up to $2,400,000 in shares in its primary offering and up to $350,000 in shares pursuant to its distribution reinvestment plan. The Company is also conducting a private offering of its Class I common stock to certain accredited investors.
The Company has elected to be taxed as a real estate investment trust ("REIT"), for U.S. federal income tax purposes commencing with its taxable year ended December 31, 2017. The Company intends to be an investment vehicle of indefinite duration focused on real estate debt investments and other real estate-related assets. The shares of common stock are generally intended to be sold and repurchased by the Company on a continuous basis. The Company intends to conduct its operations so that it is not required to register under the Investment Company Act of 1940, as amended (the "1940 Act").
The Company’s primary investment objectives are to: provide current income in the form of regular, stable cash distributions to achieve an attractive distribution yield; preserve and protect invested capital; realize appreciation in net asset value ("NAV") from proactive investment management and asset management; and provide an investment alternative for stockholders seeking to allocate a portion of their long-term investment portfolios to commercial real estate debt.
Note 2. Summary of Significant Accounting Policies
Basis of Presentation: The accompanying unaudited consolidated financial statements of the Company have been prepared in accordance with U.S. generally accepted accounting principles ("GAAP"). The unaudited consolidated financial statements include both the Company’s accounts and the accounts of its wholly owned subsidiaries and variable interest entities ("VIEs"), of which the Company is the primary beneficiary, as of March 31, 2026. All significant intercompany transactions have been eliminated in consolidation. In the opinion of management, the accompanying unaudited consolidated financial statements reflect all adjustments, which are normal and recurring in nature, necessary for fair financial statement presentation. The operating results presented for interim periods are not necessarily indicative of the results that may be expected for any other interim period or for the entire year. The Company has evaluated the impact of subsequent events through the date the unaudited consolidated financial statements were issued.
Use of Estimates: The preparation of the unaudited consolidated financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities, as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
Principles of Consolidation: Financial Accounting Standards Board ("FASB"), Accounting Standards Codification ("ASC") Topic 810—Consolidation, or ASC Topic 810, provides guidance on the identification of a VIE (an entity for which control is achieved through means other than voting rights) and the determination of which business enterprise, if any, should consolidate the VIE. An entity is considered a VIE if any of the following applies: (1) the equity investors (if any) lack one or more of the essential characteristics of a controlling financial interest; (2) the equity investment at risk is insufficient to finance that entity’s activities without additional subordinated financial support; or (3) the equity investors have voting rights that are not proportionate to their economic interests and the activities of the entity involve or are conducted on behalf of an investor with a disproportionately small voting interest.
The Company consolidates VIEs in which it is considered to be the primary beneficiary. The primary beneficiary is defined as the entity having both of the following characteristics: (1) the power to direct the activities that, when taken together, most significantly impact the VIE’s performance; and (2) the obligation to absorb losses and right to receive the returns from the VIE that would be significant to the VIE. The Company determines whether it is the primary beneficiary of an entity subject to consolidation based on a qualitative assessment of the VIE’s capital structure, contractual terms, nature of the VIE’s operations and purpose and the Company’s relative exposure to the related risks of the VIE on the date it becomes initially involved in the VIE. The Company reassesses its VIE determination with respect to an entity on an ongoing basis. For the Company's consolidated securitization VIEs, the third party ownership interests are reflected as liabilities in the Company's consolidated balance sheets because the beneficial

FS Credit Real Estate Income Trust, Inc.
Notes to Unaudited Consolidated Financial Statements (continued)
(in thousands, except share and per share amounts)

Note 2. Summary of Significant Accounting Policies (continued)
interests payable to these third parties are legally issued in the form of debt. The Company's presentation of net income attributes earnings to controlling and non-controlling interests. Refer to Note 10 for additional discussion of the Company's VIEs.
Cash, Cash Equivalents and Restricted Cash: The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. The Company's uninvested cash is maintained with high credit quality financial institutions, which are members of the Federal Deposit Insurance Corporation. The Company's cash is held with major financial institutions and generally exceed federally insured limits. Restricted cash primarily represents cash held in accounts to fund additional collateral interests within the Company's collateralized loan obligations as well as cash held at the property level of the Company's investments in real estate.
The following table provides a reconciliation of cash, cash equivalents and restricted cash in the Company’s unaudited consolidated balance sheets to the total amount shown in the Company’s unaudited consolidated statements of cash flows:

	March 31,
	2026	2025
Cash and cash equivalents	$154,581	$150,288
Restricted cash	38,138	29,851
Total cash, cash equivalents and restricted cash	$192,719	$180,139
Loans Receivable: Loans that the Company has the intent and ability to hold for the foreseeable future are classified as held-for-investment. Loans originated by the Company are carried at amortized cost, net of credit loss allowances as discussed below. Purchased loans are recorded at amortized cost, or unpaid principal balance plus purchase premium or less unamortized discount. Costs to purchase loans are expensed as incurred.
Loans that the Company originates or purchases that the Company is unable to hold, or intends to sell or otherwise dispose of, in the foreseeable future are classified as held-for-sale and are carried at the lower of amortized cost or fair value less estimated costs to sell.
Mortgage-Backed Securities: Mortgage-backed securities are classified as held-to-maturity or available-for-sale or accounted for under the fair value option. The Company determines the appropriate classification of its securities at the time they are acquired and evaluates the appropriateness of such classifications at each balance sheet's date. Mortgage-backed securities are classified as held-to-maturity when the Company intends to, and has the ability to, hold until maturity. Held-to-maturity securities are stated at amortized cost on the consolidated balance sheets. The Company’s remaining mortgage-backed securities are classified as either available-for-sale or accounted for under the fair value option and are reported at fair value on the consolidated balance sheets as components of Mortgage-backed securities, at fair value. The Company elected the fair value option for all mortgage-backed securities acquired during the three months ended March 31, 2026. Changes in fair value for mortgage-backed securities accounted for under the fair value option are recorded in the consolidated statements of operations as a component of Net change in unrealized gain (loss) on mortgage-backed securities, fair value option. The Company chose to elect the fair value option in order to simplify the accounting treatment for its investment securities. The fair value option provides an option to elect fair value as an alternative measurement for selected financial instruments. The fair value option may be elected only upon the occurrence of certain specified events, including when the Company enters into an eligible firm commitment, at initial recognition of the financial instrument, as well as upon a business combination or consolidation of a subsidiary. The election is irrevocable unless a new election event occurs. Prior to the quarter ended June 30, 2023, all mortgage-backed securities acquired that were not classified as held-to-maturity were classified as available-for-sale, stated at fair value and the changes in fair value are recorded in other comprehensive income. The Company’s held-to-maturity and available-for-sale securities were subject to CECL (defined below), as discussed below.
Current Expected Credit Loss ("CECL") Reserve: The CECL model applies to the Company's loans receivable, held-for-investment and its mortgage-backed securities held-to-maturity which are carried at amortized cost, including future funding commitments and accrued interest receivable related to those loans and securities. The Company has elected not to measure an allowance for credit losses on accrued interest receivable (which is classified separately on its consolidated balance sheets), but rather write off in a timely manner by reversing interest income and/or cease accruing interest that would likely be uncollectible.
CECL requires an entity to consider historical loss experience, current conditions, and a reasonable and supportable forecast of the macroeconomic environment. Considering the lack of historical company data related to any realized loan losses since its inception, the Company elected to estimate its general CECL reserve by using a probability-weighted analytical model that considers

FS Credit Real Estate Income Trust, Inc.
Notes to Unaudited Consolidated Financial Statements (continued)
(in thousands, except share and per share amounts)

Note 2. Summary of Significant Accounting Policies (continued)
the likelihood of default and loss-given-default for each individual loan. The credit loss model utilizes historical loss rates derived from a third party commercial real estate loan database with historical loan loss data beginning in 1998. The Company provides specific loan-level inputs which include loan-to-value ("LTV"), principal balances, property type, location, coupon, origination year, term, subordination, expected repayment dates and property net operating income. The Company also considers qualitative and environmental factors, including, but not limited to, reasonable and supportable macroeconomic forecasts, business conditions and trends, concentration of credit and changes in the level of such concentrations. The reasonable and supportable forecast period is followed by an immediate reversion period back to historical loss rates.
The Company's loans typically include commitments to fund incremental proceeds to its borrowers over the life of the loan, which future funding commitments are also subject to the CECL model. The CECL reserve related to future loan fundings is recorded as a component of Other liabilities on the consolidated balance sheets. This CECL reserve is estimated using the same process outlined above for outstanding loan balances, and changes in this component of the CECL reserve will similarly impact the Company's consolidated net income.
For both the funded and unfunded portions of its loans, the Company considers its internal risk rating of each loan as the primary credit quality indicator underlying the assessment. FS Real Estate Advisor and Rialto perform a quarterly review of the Company's portfolio of loans. In connection with this review, FS Real Estate Advisor and Rialto assess the risk factors of each loan and assign a risk rating based on a variety of factors, including, without limitation, LTV ratio, debt yield, property type, geographic and local market dynamics, physical condition, cash flow volatility, leasing and tenant profile, loan structure and exit plan and project sponsorship. Based on a 5-point scale, the Company's loans are rated "1" through "5," from less risk to greater risk, which ratings are defined as follows:

Loan Risk Rating	Summary Description
1	Very Low Risk
2	Low Risk
3	Medium Risk
4	High Risk/Potential for Loss
5	Impaired/Loss Likely and/or Foreclosure is Probable
Impairment is indicated when it is deemed probable that the Company will not be able to collect all amounts due to it pursuant to the contractual terms of the loan. If a loan is determined to be impaired, the Company assigns the loan a risk rating of 5 and records the impairment as a specific CECL reserve. For determining a specific CECL reserve, financial instruments are assessed outside of the CECL model on an individual basis. For collateral dependent loans that the Company determines foreclosure of the collateral is probable, the Company assigns the loan a risk rating of 5 and measures the expected losses based on the differences between the fair value of the collateral (less estimated costs to sell the asset if repayment is expected through the sale of the collateral) and the amortized cost basis of the loan as of the measurement date. For these loans, the allowance for expected credit losses may be zero if the fair value of the collateral on the measurement date exceeds the amortized cost basis of the loan. For collateral dependent loans where the Company determines foreclosure is not probable, a practical expedient to estimate expected losses may be applied using the difference between the collateral’s fair value (less estimated costs to sell the asset if repayment is expected through the sale of the collateral) and the amortized cost basis of the loan. These valuations require significant judgments, which include assumptions regarding capitalization rates, leasing, creditworthiness of major tenants, occupancy rates, availability of financing, exit plan, loan sponsorship, actions of other lenders, and other factors deemed necessary by FS Real Estate Advisor and Rialto. Actual losses, if any, could ultimately differ from these estimates.
Separate provisions of the CECL model apply to the Mortgage-backed securities available-for-sale, which are carried at fair value with unrealized gains and losses reported as a component of Accumulated other comprehensive income (loss). The Company is required to establish an initial credit loss allowance for those available-for-sale securities that are purchased with credit deterioration (“PCD”) by grossing up the amortized cost basis of each security and providing an offsetting credit loss allowance for the difference between expected cash flows and contractual cash flows, both on a present value basis.
The Company uses a discounted cash flow method to estimate and recognize a credit loss allowance on its available-for-sale securities. The credit loss allowance represents the difference between the security's amortized cost basis and the present value of expected cash flows. The credit loss allowance is limited to the difference between the security's fair value and its amortized cost. Changes in the credit loss allowance are recognized immediately in earnings as a component of Credit loss expense, net.

FS Credit Real Estate Income Trust, Inc.
Notes to Unaudited Consolidated Financial Statements (continued)
(in thousands, except share and per share amounts)

Note 2. Summary of Significant Accounting Policies (continued)
Real Estate, Held-for-Investment: The Company receives foreclosed properties in settlement of loans held-for-investment by taking legal title or physical possession of the properties. Foreclosed properties are generally recognized at the time the real estate is received at foreclosure sale or upon execution of a deed in lieu of foreclosure. Foreclosed properties are initially measured at fair value. If the fair value of the property is less than the carrying value of the loan, the difference is recognized within Credit loss expense, net on the Company's consolidated statements of operations and the cumulative reserve on the loan is charged off. A gain may be recognized if the fair value of the property exceeds the carrying value of the loan.
Upon the acquisition of a property, the Company assesses the fair value of acquired tangible and intangible assets (including land, buildings, tenant improvements, above-market and below-market leases, acquired in-place leases, other identified intangible assets and assumed liabilities) and allocates the purchase price to the acquired assets and assumed liabilities. The Company assesses and considers fair value based on estimated cash flow projections that utilize discount and/or capitalization rates that it deems appropriate, as well as other available market information. Estimates of future cash flows are based on several factors including the historical operating results, known and anticipated trends and market and economic conditions. The Company capitalizes acquisition-related costs associated with asset acquisitions.
The fair value of the tangible assets of an acquired property considers the value of the property as if it were vacant. The Company records acquired in-place lease values based on the Company’s evaluation of the specific characteristics of each tenant’s lease. The Company will record acquired above-market and below-market leases at their fair values which represents the present value of the difference between contractual rents of acquired leases and market rents at the time of the acquisition for the remaining lease term, discounted for tenant credit risks. The Company also considers an allocation of purchase price of other acquired intangibles, including acquired in-place leases that may have a customer relationship intangible value, including (but not limited to) the nature and extent of the existing relationship with the tenants, the tenants’ credit quality and expectations of lease renewals. Based on its acquisitions to date, the Company’s allocation to customer relationship intangible assets has not been material.
Intangible assets and intangible liabilities are recorded as a component of investment in real estate, held-for-investment on the Company’s consolidated balance sheets. The amortization of acquired above-market, below-market, and in-place leases is recorded as a component of depreciation and amortization, on the Company’s unaudited consolidated statements of operations.
The cost of buildings and improvements includes the purchase price of the Company’s properties and any acquisition-related costs, along with any subsequent improvements to such properties. Real estate, held-for-investment properties are generally depreciated on a straight-line basis over the estimated useful lives of the assets as follows:

Description	Depreciable Life
Building and improvements	2 to 48 years
Furniture, fixtures and equipment	1 to 10 years
Tenant improvements	Shorter of estimated useful life or lease term
Lease intangibles	Over lease term
The Company’s management reviews its real estate, held-for-investment properties for impairment each quarter or when there is an event or change in circumstances that indicates an impaired value. Since the impairment model considers real estate properties to be “long-lived assets to be held and used,” cash flows to determine whether an asset has been impaired are undiscounted. If the Company determines that an impairment has occurred, the affected assets must be reduced to their fair value. During the periods presented, no such impairment occurred.
Real Estate, Held-for-Sale: The Company evaluates its real estate assets, to determine whether such assets should be classified as held-for-sale. Real estate assets are classified as held-for-sale when they meet the criteria under ASC Topic 360, which includes, among other things, that the sale of the asset is probable and the transfer of the asset is expected to qualify for recognition as a completed sale within one year. Once a real estate asset is classified as held-for-sale, depreciation and amortization are suspended and the asset is carried at the lower of the asset’s carrying amount or its fair value less estimated costs to sell.
Fair Value of Financial Instruments: ASC Topic 820, Fair Value Measurements and Disclosures, or ASC Topic 820, defines fair value, establishes a framework for measuring fair value, and requires certain disclosures about fair value measurements under GAAP. Specifically, this guidance defines fair value based on exit price, or the price that would be received upon the sale of an asset or the transfer of a liability in an orderly transaction between market participants at the measurement date.

FS Credit Real Estate Income Trust, Inc.
Notes to Unaudited Consolidated Financial Statements (continued)
(in thousands, except share and per share amounts)

Note 2. Summary of Significant Accounting Policies (continued)
ASC Topic 820 also establishes a fair value hierarchy that prioritizes and ranks the level of market price observability used in measuring financial instruments. Market price observability is affected by a number of factors, including the type of financial instrument, the characteristics specific to the financial instrument, and the state of the marketplace, including the existence and transparency of transactions between market participants. Financial instruments with readily available quoted prices in active markets generally will have a higher degree of market price observability and a lesser degree of judgment used in measuring fair value.
Financial instruments measured and reported at fair value are classified and disclosed based on the observability of inputs used in the determination, as follows:
Level 1: Generally includes only unadjusted quoted prices that are available in active markets for identical financial instruments as of the reporting date.
Level 2: Pricing inputs include quoted prices in active markets for similar instruments, quoted prices in less active or inactive markets for identical or similar instruments where multiple price quotes can be obtained, and other observable inputs, such as interest rates, yield curves, credit risks, and default rates.
Level 3: Pricing inputs are unobservable for the financial instruments and include situations where there is little, if any, market activity for the financial instrument. These inputs require significant judgment or estimation by management or third parties when determining fair value and generally represent anything that does not meet the criteria of Levels 1 and 2.
The estimated value of each asset reported at fair value using Level 3 inputs is determined by an internal committee comprised of members of senior management of FS Real Estate Advisor.
Certain of the Company's assets are reported at fair value either (i) on a recurring basis, as of each quarter-end, or (ii) on a nonrecurring basis, as a result of impairment or other events. The Company generally values its assets recorded at fair value by either (i) discounting expected cash flows based on assumptions regarding the collection of principal and interest and estimated market rates, or (ii) obtaining assessments from third-party dealers. For collateral-dependent loans that are identified as impaired, the Company measures impairment by comparing FS Real Estate Advisor's estimation of fair value of the underlying collateral (less estimated costs to sell the asset if repayment is expected through the sale of the collateral) to the book value of the respective loan. These valuations may require significant judgments, which include assumptions regarding capitalization rates, leasing, creditworthiness of major tenants, occupancy rates, availability of financing, exit plan, loan sponsorship, actions of other lenders, and other factors deemed necessary by FS Real Estate Advisor and Rialto.
The Company is also required by GAAP to disclose fair value information about financial instruments that are not otherwise reported at fair value in the Company's consolidated balance sheets, to the extent it is practicable to estimate a fair value for those instruments. These disclosure requirements exclude certain financial instruments and all non-financial instruments.
The following methods and assumptions are used to estimate the fair value of financial instruments, for which it is practicable to estimate that value:
•Cash and cash equivalents: The carrying amount of cash on deposit and in money market funds approximates fair value.
•Restricted cash: The carrying amount of restricted cash approximates fair value.
•Loans receivable held-for-investment, net: The fair values for these loans were estimated by FS Real Estate Advisor based on a discounted cash flow methodology taking into consideration factors, including capitalization rates, discount rates, leasing, occupancy rates, availability and cost of financing, exit plan, sponsorship, actions of other lenders, and indications of market value from other market participants.
•Mortgage-backed securities, at fair value: The fair values for these investments were based upon prices obtained from third-party pricing providers. The third-party pricing providers develop their pricing based on transaction prices of recent trades for similar financial instruments.
•Mortgage-backed securities held-to-maturity: The fair values for these investments were estimated by FS Real Estate Advisor based on a discounted cash flow methodology pursuant to which a discount rate or market yield is used to discount the estimated future cash flows expected to be received from the underlying investment, which include both future principal and interest payments. Significant increases or decreases in the discount rate or market yield would result in a decrease or increase in the fair value measurement.

FS Credit Real Estate Income Trust, Inc.
Notes to Unaudited Consolidated Financial Statements (continued)
(in thousands, except share and per share amounts)

Note 2. Summary of Significant Accounting Policies (continued)
•Collateralized loan obligations, repurchase agreements payable, credit facilities payable, and mortgage note payable: The fair values for these instruments were estimated based on the rate at which similar credit facilities would have currently been priced.
Assets of the Consolidated Mortgage Loans and Liabilities of the Consolidated Mortgage Obligations: The Company separately presents the assets and liabilities of its consolidated securitization loans as individual line items on its consolidated balance sheets. The liabilities of its consolidated securitization loans consist solely of obligations to the bondholders of the related trusts, and are thus presented as a single line item entitled “Mortgage obligations issued by securitization trusts.” The assets of its consolidated securitization loans consist principally of loans. These assets in the aggregate are likewise presented as a single line item entitled “Mortgage loans held in securitization trusts.” The residual difference shown on its unaudited consolidated statements of operations in the line item “Unrealized gain (loss) on mortgage loans and obligations held in securitization trusts” represents the Company's beneficial interest in the mortgage loans. The Company elected the fair value option for initial and subsequent recognition of the assets and liabilities of its consolidated securitization mortgage loans held in securitization trusts and the related commercial mortgage-backed securities ("CMBS") investments. Interest income and interest expense associated with these loans are presented separately on the Company's consolidated statements of operations.
The securitization mortgage loan assets as a whole can only be used to settle the obligations of the consolidated mortgage loans. The assets of the Company's securitization mortgage loans are not individually accessible by the bondholders, which creates inherent limitations from a valuation perspective.
The securitization mortgage loans in which the Company invests are “static”; that is, no reinvestment is permitted, and there is no active management of the underlying assets. In determining the fair value of the assets and liabilities of the securitization mortgage loans, the Company maximizes the use of observable inputs over unobservable inputs.
The Company's consolidated mortgage obligations generally represent bonds that are not owned by the Company directly. The majority of these are either traded in the marketplace or can be analogized to similar securities that are traded in the marketplace. For these liabilities, pricing is considered to be Level 2, where the valuation is based upon quoted prices for similar instruments traded in active markets. The Company generally utilizes third party pricing service providers for valuing these liabilities. In order to determine whether to utilize the valuations provided by third parties, the Company conducts an ongoing evaluation of their valuation methodologies and processes, as well as a review of the individual valuations themselves. In evaluating third party pricing for reasonableness, the Company considers a variety of factors, including market transaction information for the particular bond, market transaction information for bonds within the same trust, market transaction information for similar bonds, the bond’s ratings and the bond’s subordination levels.
For the minority portion of the Company's consolidated mortgage obligations which consist of unrated or non-investment grade bonds that are not owned by the Company directly, pricing may be either Level 2 or Level 3. If independent third party pricing similar to that noted above is available, the Company considers the valuation to be Level 2. If such third party pricing is not available, the valuation is generated from model-based techniques that use significant unobservable assumptions, and the Company considers the valuation to be Level 3. For mortgage obligations classified as Level 3, valuation is determined based on discounted expected future cash flows which take into consideration expected duration and yields based on market transaction information, ratings, subordination levels, vintage and current market spread. Mortgage obligations may shift between Level 2 and Level 3 of the fair value hierarchy if the significant fair value inputs used to price the mortgage obligations become or cease to be observable.
The individual assets of a mortgage loan are inherently incapable of precise measurement given their illiquid nature and the limitations on available information related to these assets. Because the Company's methodology for valuing these assets does not value the individual assets of a mortgage loan, but rather uses the value of the mortgage obligations as an indicator of the fair value of mortgage loan assets as a whole, the Company has determined that its valuations of mortgage loan assets in their entirety should be classified in Level 3 of the fair value hierarchy.
Deferred Financing Costs: Deferred financing costs include issuance and other costs related to the Company’s debt obligations. The deferred financing costs related to the Company’s collateralized loan obligations, repurchase agreements, and mortgage note payable are recorded as a reduction in the net book value of the related liability on the Company's consolidated balance sheets. Deferred financing costs related to the Company’s revolving credit facilities and facilities that are undrawn as of the reporting date are recorded as an asset on the Company’s consolidated balance sheets. These costs are amortized as interest expense using the straight-line method over the term of the related obligation, which approximates the effective interest method.

FS Credit Real Estate Income Trust, Inc.
Notes to Unaudited Consolidated Financial Statements (continued)
(in thousands, except share and per share amounts)

Note 2. Summary of Significant Accounting Policies (continued)
Revenue Recognition: Security transactions are accounted for on the trade date. The Company records interest income from its loans receivable portfolio on an accrual basis to the extent that the Company expects to collect such amounts. The Company does not accrue as a receivable interest or dividends on loans and securities if there is reason to doubt the collectability of such income. Discounts or premiums associated with the investment securities are amortized or accreted into interest income as a yield adjustment on the effective interest method, based on expected cash flows through the expected maturity date of the investment. On at least a quarterly basis, the Company reviews and, if appropriate, makes adjustments to its cash flow projections. The Company records dividend income on the ex-dividend date. Any loan origination fees to which the Company is entitled, loan exit fees, original issue discount and market discount are capitalized and such amounts are amortized as interest income over the respective term of the investment. Upon the prepayment of a loan or security, any unamortized loan origination fees to which the Company is entitled are recorded as fee income. The Company records prepayment premiums on loans and securities as fee income when it receives such amounts.
Loans are considered past due when payments are not made in accordance with the contractual terms. The Company does not accrue interest on loans if it is not probable that payments of such interest will be collected. Unless the loan is both well secured and in the process of collection, loans are placed on non-accrual status when principal or interest is 120 days or more past due or when repayment of interest and principal is, in our judgment, in doubt. Interest receivable deemed uncollectible will be immediately written off by reversing the related interest income. Interest payments received on non-accrual loans are generally recognized as interest income on a cash basis. If a full recovery of principal is doubtful, the cost recovery method is applied whereby any cash received is applied to the outstanding principal balance of the loan. Recognition of interest income on non-performing loans on an accrual basis is resumed when it is probable that the Company will be able to collect amounts due according to the contractual terms. Refer to Note 3 and Note 4 of this document for our disclosure of any investments placed on non-accrual. As of March 31, 2026 and December 31, 2025, the amortized cost of loans on non-accrual status was $263,748 and $219,481, respectively.
Offering Costs: Offering costs primarily include, among other things, marketing expenses and printing, legal and due diligence fees and other costs pertaining to the Company’s continuous public offering of shares of its common stock, including the preparation of the registration statement and salaries and direct expenses of FS Real Estate Advisor’s personnel, employees of its respective affiliates and others while engaged in such activities. The Company may reimburse FS Real Estate Advisor and Rialto for any offering expenses that they incurred on the Company's behalf, up to a cap of 0.75% of gross proceeds raised after such time. During the period from November 7, 2016 (Inception) to March 31, 2026, the Company incurred offering costs of $30,275, which were paid on its behalf by Future Standard (see Note 7).
Income Taxes: The Company elected to be taxed as a REIT under the Internal Revenue Code of 1986, as amended, or the Code, commencing with its taxable year ended December 31, 2017. In order to maintain its status as a REIT, the Company must meet certain organizational and operational requirements, including a requirement to distribute at least 90% of its annual REIT taxable income to its stockholders. As a REIT, the Company generally will not be subject to federal income tax on income that it distributes to stockholders. If the Company fails to qualify as a REIT in any taxable year, it will be subject to federal income tax on its taxable income at regular corporate income tax rates and generally will not be permitted to qualify for treatment as a REIT for federal income tax purposes for the four taxable years following the year during which qualification is lost unless the Internal Revenue Service grants the Company relief under certain statutory provisions.
Uncertainty in Income Taxes: The Company evaluates each of its tax positions to determine if they meet the minimum recognition threshold in connection with accounting for uncertainties in income tax positions taken or expected to be taken for the purposes of measuring and recognizing tax benefits or liabilities in the unaudited consolidated financial statements. Recognition of a tax benefit or liability with respect to an uncertain tax position is required only when the position is “more likely than not” to be sustained assuming examination by taxing authorities. The Company recognizes interest and penalties, if any, related to unrecognized tax liabilities as income tax expense in the unaudited consolidated statements of operations. During the three months ended March 31, 2026 and 2025, the Company did not incur any interest or penalties and none were accrued at March 31, 2026.
Stockholder Servicing Fees: The Company follows the guidance in ASC 405, Liabilities, when accounting for stockholder servicing fees. The Company will pay stockholder servicing fees over time on its shares of Class T, Class S, Class D and Class M common stock as described in Note 7. The Company records stockholder servicing fees as a reduction to additional paid-in capital and records the related liability in an amount equal to its best estimate of the fees payable in relation to the shares of Class T, Class S, Class D and Class M common stock on the date such shares are issued. The liability will be reduced over time, as the fees are paid to the dealer manager, or adjusted if the fees are no longer payable.

FS Credit Real Estate Income Trust, Inc.
Notes to Unaudited Consolidated Financial Statements (continued)
(in thousands, except share and per share amounts)

Note 2. Summary of Significant Accounting Policies (continued)
Earnings Per Share: The restricted stock units grant Class I shares issued to FS Real Estate Advisor and Rialto for payment of the administrative services fee are considered to be participating securities. The impact of these restricted stock units on basic and diluted earnings per common share ("EPS") has been calculated using the two-class method whereby earnings are allocated to the restricted stock units based on dividends declared and the restricted stock units' participation rights in undistributed earnings.
Derivative Instruments: The Company uses interest rate caps to manage risks from fluctuations in interest rates. The Company has not designated any of these contracts as fair value or cash flow hedges for accounting purposes. The Company records its derivatives on its consolidated balance sheets at fair value and such amounts are included in Other assets. Any changes in the fair value of these derivatives are recorded in earnings.
The valuation of the Company's interest rate caps are determined based on assumptions that management believes market participants would use in pricing, using widely accepted valuation techniques including discounted cash flow analysis on the expected cash flows of the derivative. This analysis reflects the contractual terms of the derivative, including the period to maturity, and uses observable market-based inputs, including interest rate curves and implied volatilities. Although the Company has determined that the majority of the inputs used to value its derivatives fall within Level 2 of the fair value hierarchy, the credit valuation adjustments associated with those derivatives utilize Level 3 inputs, such as estimates of current credit spreads, to evaluate the likelihood of default by the Company and its counterparties. However, as of March 31, 2026, the Company assessed the significance of the impact of the credit valuation adjustments on the overall valuation of its derivative positions and determined that the credit valuation adjustments are not significant to the overall valuation of the Company’s derivatives. As a result, the Company has determined that its derivative valuations in their entirety are classified in Level 2 of the fair value hierarchy.
Recent Accounting Pronouncements: In November 2024, the FASB issued ASU 2024-03, Income Statement—Reporting Comprehensive Income—Expense Disaggregation Disclosures, or ASU 2024-03, which requires disaggregated disclosure of certain costs and expenses, including purchases of inventory, employee compensation, depreciation, amortization and depletion, within relevant income statement captions. ASU 2024-03 is effective for fiscal years beginning after December 15, 2026, and interim periods beginning with the first quarter ended March 31, 2028. Early adoption and retrospective application is permitted. The Company is currently assessing the impact of this guidance, however, the Company does not expect a material impact on its consolidated financial statements.
Note 3. Loans Receivable, net
The following table details overall statistics for the Company's loans receivable portfolio as of March 31, 2026 and December 31, 2025:

	March 31, 2026 (Unaudited)	December 31, 2025
Number of loans	143	140
Principal balance	$8,085,566	$7,845,350
Net book value	$8,027,088	$7,764,337
Unfunded loan commitments(1)	$362,672	$332,562
Weighted-average cash coupon(2)(3)	+3.22%	+3.31%
Weighted-average all-in yield(2)(3)	+3.31%	+3.41%
Weighted-average maximum maturity (years)(4)	2.5	2.5
_________________________
(1)    The Company may be required to provide funding when requested by the borrowers in accordance with the terms of the underlying agreements.
(2)    The Company's floating rate loans are expressed as a spread over the relevant benchmark rates, which include Secured Overnight Financing Rate, or SOFR. In addition to cash coupon, all-in yield includes accretion of discount (amortization of premium) and accrual of exit fees. For loans placed on non-accrual, the interest rate used in calculating weighted-average cash coupon and weighted-average all-in yield is 0%.
(3)    As of March 31, 2026 and December 31, 2025, the one-month SOFR rate was 3.66% and 3.69%, respectively.
(4)    Maximum maturity assumes all extension options are exercised by the borrowers, however, loans may be repaid prior to such date.

FS Credit Real Estate Income Trust, Inc.
Notes to Unaudited Consolidated Financial Statements (continued)
(in thousands, except share and per share amounts)

Note 3. Loans Receivable, net (continued)

For the three months ended March 31, 2026 and 2025, the activity in the Company's loan portfolio, was as follows:

	For the Three Months Ended March 31,
	2026	2025
Loans receivable at beginning of period	$7,841,607	$7,496,474
Loan fundings(1)	698,078	437,698
Loan repayments(1)	(457,962)	(441,864)
Amortization of deferred fees on loans	5,090	5,681
Exit and extension fees received on loans receivable	(2,099)	(2,138)
Transfer to investments in real estate, net	—	(105,000)
Total loans receivable	8,084,714	7,390,851
CECL reserve	(57,626)	(82,805)
Loans receivable, net	$8,027,088	$7,308,046
__________________________
(1)    Inclusive of $40,676 of amortized cost for a loan modification accounted for as a new loan for GAAP purposes. Effective on March 27, 2026, a new collateral secured loan with a new borrower was entered into from a previously owned risk rated 3 senior loan with a principal balance of $40,680. As a part of the new agreement, the new borrower agreed to pay the Company an amount equal to $180. The new loan has a risk rating of 3 as of March 31, 2026.
The following tables detail the property type and geographic location of the properties securing the loans in the Company's loans receivable, held-for-investment portfolio as of March 31, 2026 and December 31, 2025:

	March 31, 2026 (Unaudited)		December 31, 2025
Property Type	Net Book Value	Percentage	Net Book Value	Percentage
Multifamily	$4,292,327	53%	$4,250,284	54%
Hospitality	1,037,843	13%	1,039,723	13%
Office	985,325	12%	801,387	10%
Industrial	747,519	9%	780,707	10%
Mixed Use	644,602	8%	527,356	7%
Retail	270,067	3%	334,980	4%
Various	91,000	1%	91,000	1%
Self Storage	16,031	1%	16,170	1%
Total loans receivable	8,084,714	100%	7,841,607	100%
CECL reserve	(57,626)		(77,270)
Loans receivable, net	$8,027,088		$7,764,337

FS Credit Real Estate Income Trust, Inc.
Notes to Unaudited Consolidated Financial Statements (continued)
(in thousands, except share and per share amounts)

Note 3. Loans Receivable, net (continued)

	March 31, 2026 (Unaudited)		December 31, 2025
Geographic Location(1)	Net Book Value	Percentage	Net Book Value	Percentage
South	$3,671,981	46%	$3,576,258	46%
Northeast	1,971,682	24%	1,797,634	23%
West	1,513,276	19%	1,443,603	18%
Various	493,562	6%	589,909	8%
Midwest	434,213	5%	434,203	5%
Total loans receivable	8,084,714	100%	7,841,607	100%
CECL reserve	(57,626)		(77,270)
Loans receivable, net	$8,027,088		$7,764,337
__________________________
(1)    As defined by the United States Department of Commerce, Bureau of the Census.
Loan Risk Rating
As further described in Note 2, FS Real Estate Advisor and Rialto assess the risk factors of each loan and assign a risk rating based on a variety of factors, including, without limitation, LTV ratio, debt yield, property type, geographic and local market dynamics, physical condition, cash flow volatility, leasing and tenant profile, loan structure and exit plan and project sponsorship. Based on a 5-point scale, the Company's loans are rated "1" through "5", from less risk to greater risk, which ratings are defined in Note 2.
The following table allocates the net book value of the Company's loans receivable, held-for-investment portfolio based on the Company's internal risk ratings:

	March 31, 2026 (Unaudited)			December 31, 2025
Risk Rating	Number of Loans	Net Book Value	Percentage	Number of Loans	Net Book Value	Percentage
1	—	$—	—	—	$—	—
2	—	—	—	—	—	—
3	130	7,471,793	92%	127	7,229,226	92%
4	9	492,394	6%	9	491,893	6%
5	4	120,527	2%	4	120,488	2%
Total loans receivable	143	8,084,714	100%	140	7,841,607	100%
CECL reserve		(57,626)			(77,270)
Loans receivable, net, at end of period		$8,027,088			$7,764,337
The Company's primary credit quality indicator is its risk ratings, which are further discussed in Note 2. The following tables present the net book value of its loans receivable, held-for-investment portfolio as of March 31, 2026 and December 31, 2025, respectively, by year of origination and risk rating:

FS Credit Real Estate Income Trust, Inc.
Notes to Unaudited Consolidated Financial Statements (continued)
(in thousands, except share and per share amounts)

Note 3. Loans Receivable, net (continued)

	Net Book Value of Loans Receivable by Year of Origination March 31, 2026 (Unaudited)

Risk Rating	2026	2025	2024	2023	2022	Prior	Total
1	$—	$—	$—	$—	$—	$—	$—
2	—	—	—	—	—	—	—
3	644,801	2,366,333	685,730	304,294	2,041,833	1,428,802	7,471,793
4	—	—	—	—	374,474	117,920	492,394
5	—	—	—	—	62,930	57,597	120,527
Total loans receivable	$644,801	$2,366,333	$685,730	$304,294	$2,479,237	$1,604,319	8,084,714
CECL reserve							(57,626)
Loans receivable, net							$8,027,088

	Net Book Value of Loans Receivable by Year of Origination December 31, 2025

Risk Rating	2025	2024	2023	2022	2021	Prior	Total
1	$—	$—	$—	$—	$—	$—	$—
2	—	—	—	—	—	—	—
3	2,361,114	687,623	401,167	2,322,908	1,359,935	96,479	7,229,226
4	—	—	—	374,409	117,484	—	491,893
5	—	—	—	62,931	34,994	22,563	120,488
Total loans receivable	$2,361,114	$687,623	$401,167	$2,760,248	$1,512,413	$119,042	7,841,607
CECL reserve							(77,270)
Loans receivable, net							$7,764,337
Current Expected Credit Loss Reserve
The CECL reserve required under GAAP reflects the Company's current estimate of potential credit losses related to the loans included in its consolidated balance sheets. The general CECL reserve is measured on a collective basis wherever similar risk characteristics exist within a pool of similar assets. The Company has identified senior loans and mezzanine loans as pools within its loans receivable portfolio. Refer to Note 2 for further discussion of the Company's CECL reserve.
The following table provides details on the changes in CECL reserve for funded loans by investment pool for the three months ended March 31, 2026 and 2025, recorded in loans receivable, held-for-investment on the consolidated balance sheets:

	Senior Loans	Mezzanine Loans	Total
CECL Reserve as of December 31, 2025	$71,028	$6,242	$77,270
Increase (decrease) in general CECL reserve	(19,892)	248	(19,644)
CECL reserve as of March 31, 2026	51,136	6,490	57,626

	Senior Loans	Mezzanine Loans	Total
CECL Reserve as of December 31, 2024	$83,398	$10,266	$93,664
Increase (decrease) in general CECL reserve	(11,583)	724	(10,859)
CECL reserve as of March 31, 2025	71,815	10,990	82,805
As of March 31, 2026 and 2025, the Company's specific CECL reserve balance was $0 and $0, respectively.
The following table summarizes our risk rated 5 loans as of March 31, 2026, which were analyzed for specific CECL reserves:

FS Credit Real Estate Income Trust, Inc.
Notes to Unaudited Consolidated Financial Statements (continued)
(in thousands, except share and per share amounts)

Note 3. Loans Receivable, net (continued)

Loan Type	Origination Date	Location	Property Type	Amortized Cost	Specific CECL Reserve	Non-accrual Status
Senior Loan	3/12/2021	San Francisco, CA	Office	$35,034	—	Cash basis - September 2024
Senior Loan	7/18/2018	Washington, DC	Hospitality	$22,500	—	Cash basis - January 2025
Senior Loan	5/12/2022	Aurora, CO	Multifamily	$57,145	—	Cash basis - January 2026
Mezz Loan	5/12/2022	Aurora, CO	Multifamily	$5,785	—	Cash basis - May 2025
The risk rated 5 loans were determined to be collateral dependent as of March 31, 2026. Loans are assigned a risk rating of 5 when an impairment or a loss is likely and/or foreclosure is probable. The allowance for expected credit losses for loans when foreclosure is probable may be zero if the fair value of the collateral on the measurement date exceeds the amortized cost basis of the loan. The Company estimated expected losses based on the fair value of the collateral of the loan, which was determined by applying a capitalization rate between 5.50% and 9.25%, and a discount rate between 7.50% and 10.50%.
The following table presents an aging analysis for the Company's portfolio of loans held-for-investment on amortized cost basis:

	Current or Less Than 30 Days Past Due	30-59 Days Past Due	60-89 Days Past Due	90 Days or More Past Due	Total Loans
March 31, 2026(1)	$7,566,233	$58,943	$—	$452,971	$8,078,147
December 31, 2025(2)	$7,344,683	$—	$54,440	$437,091	$7,836,214
______________________
(1)    As of March 31, 2026, the total amortized cost basis for loans with interest income payments of 90 days or more past due that were not placed on non-accrual status was $189,223.
(2)    As of December 31, 2025, the total amortized cost basis for loans with interest income payments of 90 days or more past due that were not placed on non-accrual status was $308,392.

Current Expected Credit Loss Reserve for Unfunded Loan Commitments
As of March 31, 2026, the Company had unfunded commitments of $362,672. The expected credit losses over the contractual period of its loans are subject to the obligation to extend credit through its unfunded loan commitments. See Note 2 for further discussion of the CECL reserve related to the Company's unfunded loan commitments.
The following table provides details on the changes in CECL reserve for unfunded loan commitments by investment pool for the three months ended March 31, 2026 and 2025, recorded in other liabilities on the Company's consolidated balance sheets:

	Unfunded Commitments CECL Reserve
	Senior Loans	Mezzanine Loans	Total
CECL Reserve as of December 31, 2025	$863	$2	$865
Increase (Decrease) in CECL reserve	(271)	10	(261)
CECL reserve as of March 31, 2026	592	12	604

	Senior Loans	Mezzanine Loans	Total
CECL Reserve as of December 31, 2024	$1,439	$88	$1,527
Increase (Decrease) in CECL reserve	(531)	(66)	(597)
CECL reserve as of March 31, 2025	908	22	930

FS Credit Real Estate Income Trust, Inc.
Notes to Unaudited Consolidated Financial Statements (continued)
(in thousands, except share and per share amounts)
____________________________________________________________________________________________________________
Note 4. Mortgage Backed Securities

Mortgage-Backed Securities, at Fair Value
Commercial mortgage-backed securities, or CMBS, classified as available-for-sale are reported at fair value on the consolidated balance sheets with changes in fair value recorded in other comprehensive income. CMBS accounted for under the fair value option are reported at fair value on the consolidated balance sheets with changes in fair value recorded in the consolidated statements of operations as a component of Net change in unrealized gain (loss) on mortgage-backed securities, fair value option.
The table below summarizes various attributes of the Company's investments in CMBS reported at fair value as of March 31, 2026 and December 31, 2025, respectively:

				Gross Unrealized			Weighted Average
	Outstanding Face Amount	Amortized Cost Basis	Allowance for Credit Losses	Gains	Losses	Fair Value	Coupon	Maturity (years)
March 31, 2026 (Unaudited)
CMBS, available-for-sale	$48,325	$44,071	$(23,840)	$—	$(1,937)	$18,294	9.36%(1)	12.1
CMBS, fair value option	$227,757	$221,287	$—	$899	$(559)	$221,628	5.97%(1)	5.5
December 31, 2025
CMBS, available-for-sale	$63,957	$59,677	$(23,895)	$96	$(1,496)	$34,382	9.26%(2)	12.5
CMBS, fair value option	$170,298	$167,197	$—	$707	$(668)	$167,236	6.10%(2)	5.7
__________________________
(1)    Calculated using the one-month SOFR rate of 3.66% as of March 31, 2026.
(2)    Calculated using the one-month SOFR rate of 3.69% as of December 31, 2025.
As of March 31, 2026 and December 31, 2025, there were two CMBS, classified as available-for-sale on non-accrual status with a total amortized cost of $24,860 and $24,953, respectively. All future interest collections will be accounted for under the cost recovery method.
The Company uses a discounted cash flow method to estimate and recognize an allowance for its available-for sale securities. The following table provides details on the changes in allowance for credit losses for available-for sale securities for the three months ended March 31, 2026:

Three Months Ended March 31, 2026
Allowance for credit losses as of December 31, 2025	$(23,895)
Additions on securities for which credit losses were not previously recorded	—
(Increase) decrease on securities with previously recorded credit losses	55
Allowance for credit losses as of March 31, 2026	$(23,840)
The following table presents the gross unrealized losses and estimated fair value of any available-for-sale securities for which an allowance for credit losses has not been recorded that were in an unrealized loss position as of March 31, 2026 and December 31, 2025, respectively:

FS Credit Real Estate Income Trust, Inc.
Notes to Unaudited Consolidated Financial Statements (continued)
(in thousands, except share and per share amounts)

Note 4. Mortgage Backed Securities (continued)

	Estimated Fair Value		Unrealized Losses
	Securities with a loss less than 12 months	Securities with a loss greater than 12 months	Securities with a loss less than 12 months	Securities with a loss greater than 12 months
March 31, 2026 (Unaudited)
CMBS, available-for-sale	$—	$17,274	$—	$(1,937)
December 31, 2025
CMBS, available-for-sale	$—	$19,348	$—	$(1,496)
As of March 31, 2026 and December 31, 2025, there were two and three securities, respectively, with unrealized losses reflected in the table above. After evaluating the securities and recording adjustments for credit losses, the Company concluded that the remaining unrealized losses reflected above were non-credit related and would be recovered from the securities’ estimated future cash flows. The Company considered a number of factors in reaching this conclusion, including that it did not intend to sell the securities, it was not considered more likely than not that the Company would be forced to sell the securities prior to recovering its amortized cost, and there were no material credit events that would have caused the Company to otherwise conclude that it would not recover the cost of the securities.
Mortgage-Backed Securities, Held-to-Maturity
As of March 31, 2026, the Company had no investments in held-to-maturity CMBS, the table below summarizes various attributes of the Company's investments in held-to-maturity CMBS as of December 31, 2025:

	Amortized Cost Basis	Credit Loss Allowance	Net Carrying Amount	Gross Unrecognized Holding Gains	Gross Unrecognized Holding Losses	Fair Value
December 31, 2025
CMBS, held-to-maturity	$30,110	$(59)	$30,051	$—	$(147)	$29,904
The following table provides details on the changes in CECL reserve for held-to-maturity CMBS for the three months ended March 31, 2026 and 2025:

CECL Reserve as of December 31, 2025	$59
Increase (decrease) in CECL reserve	(59)
CECL reserve as of March 31, 2026	—

CECL Reserve as of December 31, 2024	$137
Increase (decrease) in CECL reserve	(29)
CECL reserve as of March 31, 2025	108
As of March 31, 2026, the Company had no investments in held-to-maturity CMBS, the table below summarizes the maturities of the Company's investments in held-to-maturity CMBS as of December 31, 2025:

	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
December 31, 2025
CMBS, held-to-maturity	$30,110	$—	$30,110	$—	$—

FS Credit Real Estate Income Trust, Inc.
Notes to Unaudited Consolidated Financial Statements (continued)
(in thousands, except share and per share amounts)
____________________________________________________________________________________________________________
Note 5. Real Estate

Investments in real estate, held-for-investment, consisted of the following as of March 31, 2026 and December 31, 2025:

	March 31, 2026 (Unaudited)	December 31, 2025
Building and building improvements	$401,576	$323,519
Land and land improvements	114,722	91,318
Furniture, fixtures and equipment	8,297	7,312
In-place lease intangibles	52,184	47,952
Total	576,779	470,101
Accumulated depreciation and amortization	(58,383)	(46,738)
Investments in real estate, held-for-investment	$518,396	$423,363
The following table details the Company's future amortization of intangible assets for each of the next five years and thereafter:

Amortization
2026 (remaining)	$4,499
2027	5,098
2028	3,879
2029	3,803
2030	3,010
Thereafter	1,519
Total	$21,808
The following table presents the future minimum lease payments to be collected under non-cancelable operating leases, excluding tenant reimbursements of expenses:

Contractual Lease Payments
2026 (remaining)	$25,996
2027	19,034
2028	16,864
2029	16,386
2030	16,728
Thereafter	6,930
Total	$101,938
Investments in Real Estate, Held-for-Sale
Investments in real estate, held-for-sale as of March 31, 2026, included three multifamily properties located in Antioch, TN, Doraville, GA, and Philadelphia, PA with an aggregate carrying value of $117,701. Depreciation and amortization are suspended for these properties and the assets are carried at the lower of the asset’s carrying amount or fair value less estimated costs to sell.
During the three months ended March 31, 2026, the Company determined that an investment in real estate previously classified as held-for-sale no longer met the criteria for held‑for‑sale accounting due to the Company’s revised disposition strategy. Accordingly, the property was reclassified to held-for-investment and measured at the lower of its carrying amount prior to held‑for‑sale classification, adjusted for depreciation that would have been recognized, or its fair value at the reclassification date. The resulting carrying amount did not give rise to an impairment loss during the period. Depreciation and amortization expense related to the

FS Credit Real Estate Income Trust, Inc.
Notes to Unaudited Consolidated Financial Statements (continued)
(in thousands, except share and per share amounts)

Note 5. Real Estate (continued)

property resumed prospectively upon reclassification. The value of the asset immediately after reclassification as recognized on the Consolidated Balance Sheets was $99,634. The remeasurement upon reclassification included a reduction of $6,320 related to depreciation and amortization that would have been recognized had the property been classified as held-for-investment since acquisition. This adjustment was recorded within depreciation and amortization expense within the Consolidated Income Statement.

FS Credit Real Estate Income Trust, Inc.
Notes to Unaudited Consolidated Financial Statements (continued)
(in thousands, except share and per share amounts)

Note 6. Financing Arrangements
The following tables present summary information with respect to the Company's outstanding financing arrangements as of March 31, 2026 and December 31, 2025.

	As of March 31, 2026 (Unaudited)
Arrangement	Weighted Average Spread(1)	Amount Outstanding(2)	Amount Available	Maturity Date	Carrying Amount of Collateral	Fair Value of Collateral
Collateralized Loan Obligations
2021-FL2 Notes	+1.96%(3)	$313,813	$—	May 5, 2038	$452,176	$454,949
2021-FL3 Notes	+1.81%(3)	524,403	—	November 4, 2036	732,403	728,511
2024-FL9 Notes	+1.96%(3)	746,894	—	October 21, 2039	788,422	788,273
2025-FL10 Notes	+1.59%(3)	890,237	—	August 19, 2042	991,540	991,171
2026-FL11 Notes	+1.61%(3)	897,561	—	January 22, 2044	1,034,368	1,034,488
		3,372,908	—		3,998,909	3,997,392
Repurchase Agreements
WF-1 Facility	+1.56%(4)	67,944	432,056	November 26, 2026	87,093	86,422
GS-1 Facility	+1.93%(5)	261,257	338,743	April 25, 2028	335,622	339,769
BB-1 Facility	+1.50%(3)	43,918	656,082	February 21, 2028	54,898	54,899
MS-1 Facility	+1.67%(6)	144,000	206,000	December 9, 2030	179,975	180,000
RBC Facility	+1.12%(6)	51,196	—	N/A	69,586	69,619
NTX-1 Facility	+1.29%(4)	62,480	137,520	December 29, 2029	78,071	78,100
BMO-1 Facility	+1.60%(4)	37,120	18,492	April 16, 2027	46,382	46,400
Lucid Facility	+0.74%	100,342	—	N/A	133,130	133,808
WF-2 Facility	+2.00%(4)	104,388	109,040	October 21, 2026	149,482	148,782
Finance Blue Facility	+1.60%(4)	32,413	22,918	February 17, 2028	42,726	43,032
CB-1 Facility	+1.91%(4)	547,892	210,489	September 9, 2028	771,115	764,942
JP-1 Facility	+1.95%(4)	568,618	43,694	October 15, 2030	717,502	716,585
CO-1 Facility	+1.37%(4)	144,869	205,131	November 19, 2026	181,025	181,086
Citi Facility	+0.59%	59,316	—	N/A	76,023	76,171
		2,225,753	2,380,165		2,922,630	2,919,615
Revolving Credit Facility
MM-1 Facility	+2.05%(7)	848,503	651,497	September 17, 2034	1,213,901	1,223,351
Barclays Facility	(8)	—	400,000	April 24, 2027	—	—
		848,503	1,051,497		1,213,901	1,223,351

Mortgage Loan	+2.15%(7)	124,700	2,000	July 9, 2026	148,209	185,000
Total		$6,571,864	$3,433,662		$8,283,649	$8,325,358
________________
(1)    The rates are expressed over the relevant floating benchmark rates, which include Term SOFR and SOFR Average (compounded average of SOFR over a rolling 30-day period).
(2)    The amount outstanding under the facilities approximates their fair value.
(3)    Term SOFR or SOFR Average (compounded average of SOFR over a rolling 30-day period), subject to a 0.00% floor.
(4)    Benchmark rate is subject to a 0.00% floor. SOFR benchmark rate is selected with respect to a transaction as set forth in the related transaction confirmation for the underlying transaction.
(5)    Term SOFR is subject to a 0.00% floor. GS-1 and Goldman Sachs may mutually agree on rates outside this range or a different floor on an asset by asset basis.
(6)     Borrowings under the RBC Facility consists of one or more floating and fixed rate transactions. Fixed rate transactions are reflected as a spread over the relevant floating benchmark rate.
(7)    Term SOFR is subject to a 0.00% floor.
(8)    Borrowings under the Barclays Facility bear interest, at the Company's election, at either a base rate plus a spread of 1.25% per annum or one-, three- or six-month Term SOFR plus a spread of 2.25% per annum and a credit spread adjustment of 0.10% per annum.

FS Credit Real Estate Income Trust, Inc.
Notes to Unaudited Consolidated Financial Statements (continued)
(in thousands, except share and per share amounts)

Note 6. Financing Arrangements (continued)

	As of December 31, 2025
Arrangement	Weighted Average Interest Rate(1)	Amount Outstanding(2)	Amount Available	Maturity Date	Carrying Amount of Collateral	Fair Value of Collateral
Collateralized Loan Obligations
2021-FL2 Notes	+1.88%(3)	$363,244	$—	May 5, 2038	$483,729	$486,756
2021-FL3 Notes	+1.81%(3)	524,403	—	November 4, 2036	732,398	727,133
2024-FL9 Notes	+1.96%(3)	746,894	—	October 21, 2039	804,383	804,328
2025-FL10 Notes	+1.59%(3)	890,237	—	August 19, 2042	965,475	965,065
		2,524,778	—		2,985,985	2,983,282
Repurchase Agreements
WF-1 Facility	+1.63%(4)	122,554	377,446	November 26, 2026	153,974	153,290
GS-1 Facility	+1.90%(5)	344,597	255,403	April 25, 2028	436,343	440,812
BB-1 Facility	+1.62%(4)	52,475	647,525	February 21, 2028	67,260	66,930
MS-1 Facility	+1.55%(4)	282,306	67,694	December 9, 2030	352,787	352,882
RBC Facility	+0.91%(6)	83,123	—	N/A	120,404	120,463
NTX-1 Facility	+1.30%(4)	46,480	153,520	December 29, 2029	58,075	58,100
BMO-1 Facility	+1.57%(3)	55,612	—	April 16, 2027	69,488	69,515
Lucid Facility	+0.83%	93,261	—	N/A	121,898	123,145
WF-2 Facility	+2.50%(4)	106,603	106,825	October 21, 2026	149,481	148,570
Finance Blue Facility	+1.60%(4)	32,413	22,918	February 17, 2028	42,516	42,932
CB-1 Facility	+1.93%(4)	661,355	97,026	September 9, 2028	900,789	891,874
JP-1 Facility	+1.95%(4)	572,217	40,095	October 15, 2030	719,474	716,410
CO-1 Facility	+1.34%(4)	218,720	131,280	November 19, 2026	273,326	273,400
Citi Facility		—	—	N/A	—	—
		2,671,716	1,899,732		3,465,815	3,458,323
Revolving Credit Facilities
MM-1 Facility	+2.05%(7)	968,776	531,224	September 17, 2034	1,254,839	1,252,040
Barclays Facility	+2.35%(8)	95,000	305,000	April 24, 2027	—	—
		1,063,776	836,224		1,254,839	1,252,040

Mortgage Loan	+2.15%(7)	124,700	2,000	July 9, 2026	149,083	185,000
Total		$6,384,970	$2,737,956		$7,855,722	$7,878,645
_______________________
(1)    The rates are expressed over the relevant floating benchmark rates, which include Term SOFR and SOFR Average (compounded average of SOFR over a rolling 30-day period).
(2)    The amount outstanding under the facilities approximates their fair value.
(3)    Term SOFR or SOFR Average (compounded average of SOFR over a rolling 30-day period), subject to a 0.00% floor.
(4)    Benchmark rate is subject to a 0.00% floor. SOFR benchmark rate is selected with respect to a transaction as set forth in the related transaction confirmation for the underlying transaction.
(5)    Term SOFR is subject to a 0.00% floor. GS-1 and Goldman Sachs may mutually agree on rates outside this range or a different floor on an asset by asset basis.
(6)     Borrowings under the RBC Facility consists of one or more floating and fixed rate transactions. Fixed rate transactions are reflected as a spread over the relevant floating benchmark rate.
(7)    Term SOFR is subject to a 0.00% floor.
(8)    Borrowings under the Barclays Facility bear interest, at the Company's election, at either a base rate plus a spread of 1.25% per annum or one-, three- or six-month Term SOFR plus a spread of 2.25% per annum and a credit spread adjustment of 0.10% per annum.
The Company's average borrowings and weighted average interest rate, including the effect of non-usage fees, for the three months ended March 31, 2026 were $6,481,008 and 5.54%, respectively. The Company's average borrowings and weighted average interest rate, including the effect of non-usage fees, for the year ended December 31, 2025 were $5,827,732 and 6.24%, respectively.

FS Credit Real Estate Income Trust, Inc.
Notes to Unaudited Consolidated Financial Statements (continued)
(in thousands, except share and per share amounts)

Note 6. Financing Arrangements (continued)
Under its financing arrangements, the Company has made certain representations and warranties and is required to comply with various covenants, reporting requirements and other customary requirements for similar financing arrangements. The Company was in compliance with all covenants required by its financing arrangements as of March 31, 2026 and December 31, 2025.
Maturities
The Company generally requires the amount outstanding on debt obligations to be paid down before the financing arrangement's respective maturity date. The following table sets forth the Company's repayment schedule for secured financings outstanding as of March 31, 2026 based on the maturity date of each financing arrangement:

	Collateralized Loan Obligations(1)	Repurchase Agreements	Revolving Credit Facilities	Mortgage Loan	Total
2026	$353,096	$528,055	$—	$124,700	$1,005,851
2027	621,488	37,120	—	—	658,608
2028	448,386	885,480	—	—	1,333,866
2029	273,629	62,480	—	—	336,109
2030	1,265,503	712,618	—	—	1,978,121
Thereafter	410,806	—	848,503	—	1,259,309
Total	$3,372,908	$2,225,753	$848,503	$124,700	$6,571,864
_______________________
(1)     The allocation of repayments under the Company's collateralized loan obligations is based on the maturity date of each agreement, or the maximum maturity date assuming all extension options are exercised by the borrower if the reinvestment period has expired.
Collateralized Loan Obligations
The Company financed certain pools of loans through collateralized loan obligations, which include 2021-FL2, 2021-FL3, 2024-FL9, 2025-FL10 and 2026-FL11, or collectively, the CLOs. The following table outlines the number of loans, including partial loans, and the principal balance of the collateralized pool of interests for each CLO:

	As of March 31, 2026 (Unaudited)
Collateral Assets	Total Count	Principal Balance
2021-FL2	14	$356,590
2021-FL3	18	732,448
2024-FL9	19	788,499
2025-FL10	25	991,794
2026-FL11	23	1,034,653
Total	99	$3,903,984
_______________________
(1)     As of March 31, 2026 2021-FL2 held full ownership of three investments in real estate for a total carrying value of $95,610.
Deferred financing costs and discounts related to the collateralization of the CLO notes are amortized to interest expense over the remaining life of the loans. The following table outlines the net book value of the CLOs on the Company's consolidated balance sheets:

FS Credit Real Estate Income Trust, Inc.
Notes to Unaudited Consolidated Financial Statements (continued)
(in thousands, except share and per share amounts)

Note 6. Financing Arrangements (continued)

	March 31,
	2026	2025
Face value	$3,372,908	$3,259,308
Unamortized deferred financing costs	(16,421)	(19,624)
Unamortized discount	(2,882)	(3,844)
Net book value	$3,353,605	$3,235,840
Repurchase Agreements
The Company has entered into and maintains in effect fourteen repurchase facilities. The Company, through direct or indirect wholly owned subsidiaries, entered into repurchase agreements with Wells Fargo (the “WF-1 Facility and WF-2 Facility”), Goldman Sachs (the “GS-1 Facility”), Royal Bank of Canada (the “RBC Facility”), Barclays Bank PLC (the “BB-1 Facility" and "Finance Blue Facility”), Citibank N.A. (the "CB-1 Facility"), Morgan Stanley Bank, N.A. (the “MS-1 Facility”), Natixis, New York Branch (the “NTX-1 Facility”), Bank of Montreal (the "BMO-1 Facility"), Lucid Prime Fund ( the "Lucid Facility"), JP Morgan Chase Bank, N.A. (the JP-1 Facility”), Capital One, N.A. (the “CO-1 Facility”), and CitiGroup Global Markets (the "Citi Facility"). The Company uses repurchase facilities for multiple purposes, including, but not limited to, (i) financing the acquisition and origination of (a) real estate loans or senior controlling participation interests in such loans, (b) pari passu participation interests in mortgage loans and (c) mezzanine loans, and (ii) repurchase transactions of securities and financial instruments. Each repurchase facility is subject to certain representations, warranties, covenants, events of default and indemnities unique to each facility but customary for agreements of this type. Further, the Company has entered into guarantees with respect to each of the repurchase facilities in which the Company guarantees obligations of the facility. Each transaction under each repurchase facility has its own specific terms, such as identification of the assets subject to the transaction, sale price, repurchase price and rate.
The Company incurred deferred financing costs in connection with each repurchase facility, which costs are being amortized to interest expense over the life of that repurchase facility. The following table outlines the net book value of the Company's repurchase facilities on its consolidated balance sheets.

	March 31,
	2026	2025
Face value	$2,225,753	$1,702,992
Unamortized deferred financing costs	(8,035)	(4,685)
Net book value	$2,217,718	$1,698,307
Revolving Credit Facilities
The Company has entered into, and maintains in effect, two revolving credit facilities, the Barclays Facility and the MM-1 Facility. The Barclays Facility is utilized for purposes of financing the operating expenses and general corporate purposes of the Company and its subsidiaries. The MM-1 Facility is utilized for the purposes of financing the acquisition and origination of commercial mortgage loan assets meeting specified eligibility criteria and concentration limits, paying transaction costs and funding distributions to FS CREIT Finance Holdings, LLC (and ultimately to the Company).
The Company incurred deferred financing costs in connection with each revolving credit facility, which costs are being amortized to interest expense over the life of that facility. The following table details the net book value of the Company's revolving credit facilities on its consolidated balance sheets.

	March 31,
	2026	2025
Face value	$848,503	$850,037
Unamortized deferred financing costs	(19,992)	(10,999)
Net book value	$828,511	$839,038
Mortgage Loan

FS Credit Real Estate Income Trust, Inc.
Notes to Unaudited Consolidated Financial Statements (continued)
(in thousands, except share and per share amounts)

Note 6. Financing Arrangements (continued)
On June 23, 2022, FS CREIT 555 Aviation LLC, an indirect wholly-owned subsidiary of the Company, entered into a mortgage loan related to its purchase of a commercial real estate asset. The Company incurred deferred financing costs, which are being amortized to interest expense over the life of the facility. The following table details the net book value of the Company's mortgage loan on its consolidated balance sheets.

	March 31,
	2026	2025
Face value	$124,700	$124,700
Unamortized deferred financing costs	—	(133)
Net book value	$124,700	$124,567
Note 7. Related Party Transactions
Compensation of FS Real Estate Advisor, Rialto, and the Dealer Manager
Base Management Fee
Pursuant to the fifth amended and restated advisory agreement dated as of November 13, 2025 (the "Advisory Agreement"), FS Real Estate Advisor is entitled to a base management fee equal to 1.25% of the NAV for the Company's Class T, Class S, Class D, Class M and Class I shares, payable quarterly in arrears. The payment of all or any portion of the base management fee accrued with respect to any quarter may be deferred by FS Real Estate Advisor, without interest, and may be taken in any such other quarter as FS Real Estate Advisor may determine. In calculating the Company's base management fee, the Company will use its NAV before giving effect to accruals for such fee, the performance fee, the administrative services fee, stockholder servicing fees or distributions payable on its shares. The base management fee is a class-specific expense. No base management fee is paid on the Company's Class F or Class Y shares.
Performance Fee
FS Real Estate Advisor is also entitled to the performance fee calculated and payable quarterly in arrears in an amount equal to 10.0% of the Company's Core Earnings (as defined below) for the immediately preceding quarter, subject to a hurdle rate, expressed as a rate of return on average adjusted capital, equal to 1.625% per quarter, or an annualized hurdle rate of 6.5%. As a result, FS Real Estate Advisor does not earn a performance fee for any quarter until the Company's Core Earnings for such quarter exceed the hurdle rate of 1.625%. For purposes of the performance fee, “adjusted capital” means cumulative net proceeds generated from sales of the Company's common stock other than Class F common stock (including proceeds from the Company's distribution reinvestment plan) reduced for distributions from non-liquidating dispositions of the Company's investments paid to stockholders and amounts paid for share repurchases pursuant to the Company's share repurchase plan. Once the Company's Core Earnings in any quarter exceed the hurdle rate, FS Real Estate Advisor will be entitled to a “catch-up” fee equal to the amount of Core Earnings in excess of the hurdle rate, until the Company's Core Earnings for such quarter equal 1.806%, or 7.222% annually, of adjusted capital. Thereafter, FS Real Estate Advisor is entitled to receive 10.0% of the Company's Core Earnings.
For purposes of calculating the performance fee, “Core Earnings” means: the net income (loss) attributable to stockholders of Class Y, Class T, Class S, Class D, Class M and Class I shares, computed in accordance with GAAP (provided that net income (loss) attributable to Class Y stockholders shall be reduced by an amount equal to the base management fee that would have been paid if Class Y shares were subject to such fee), including realized gains (losses) not otherwise included in GAAP net income (loss) and excluding (i) non-cash equity compensation expense, (ii) the performance fee, (iii) depreciation and amortization, (iv) any unrealized gains or losses or other similar non-cash items that are included in net income for the applicable reporting period, regardless of whether such items are included in other comprehensive income or loss, or in net income, and (v) one-time events pursuant to changes in GAAP and certain material non-cash income or expense items, in each case after discussions between FS Real Estate Advisor and the Company's independent directors and approved by a majority of the Company's independent directors. The performance fee is a class-specific expense. No performance fee is paid on the Company's Class F shares.
Method of Payment
Pursuant to the Advisory Agreement, the base management fee and performance fee may be paid, at FS Real Estate Advisor’s election, in (i) cash, (ii) Class I shares, (iii) performance-contingent rights Class I share awards, or Class I PCRs, or (iv) any combination of cash, Class I shares or Class I PCRs.

FS Credit Real Estate Income Trust, Inc.
Notes to Unaudited Consolidated Financial Statements (continued)
(in thousands, except share and per share amounts)

Note 7. Related Party Transactions (continued)
Under the Class I PCR agreement entered into between the Company, FS Real Estate Advisor and Rialto, or the Adviser Entities, the PCR Agreement, management and performance fees may be payable to the Adviser Entities in the form of Class I PCRs to the extent that distributions paid to stockholders in the applicable fiscal quarter exceed the Company’s Adjusted Core Earnings. “Adjusted Core Earnings” means: the net income (loss) attributable to stockholders, computed in accordance with GAAP, including (i) realized gains (losses) not otherwise included in GAAP net income (loss), (ii) stockholder servicing fees, and (iii) reimbursements for organization and offering expenses, and excluding (A) non-cash equity compensation expense, (B) non-cash equity based administration fees, (C) depreciation and amortization, (D) any unrealized gains or losses or other similar non-cash items that are included in net income for the applicable reporting period, regardless of whether such items are included in other comprehensive income or loss, or in net income, and (E) one-time events pursuant to changes in GAAP and certain material non-cash income or expense items. Thereafter, Class I PCRs may become issuable in the form of Class I shares upon the achievement of the following conditions in any fiscal quarter following the initial issuance of the Class I PCRs, together, the Performance Conditions: (a) Adjusted Core Earnings for the quarter exceed distributions paid to stockholders during such quarter (such difference, the “Excess Distributable Income”) and (b) the annualized distribution yield on the Class I Shares (measured over such quarter) is at least at the yield target determined by management given then-current market conditions, the Yield Target. The initial Yield Target will be a 6.0% annualized yield on the Class I shares.
On the last day of any fiscal quarter in which the Company achieves the Performance Conditions (the “Performance Achievement Date”), the Company will issue to the Adviser Entities the number of Class I shares equal in value to the Excess Distributable Income for such quarter in respect of any outstanding Class I PCRs. The Adviser Entities, and their respective affiliates and employees, may not request repurchase by the Company of any Class I shares issued under the PCR Agreement for a period of six (6) months from the date of issuance. Thereafter, upon ten days’ written notice to the Company by the Adviser Entities, the Company must repurchase any Class I shares requested to be repurchased by the Adviser Entities at the then current transaction price per Class I share; provided that no repurchase shall be permitted that would jeopardize the Company’s qualification as a REIT or violate Maryland law. If, prior to the Performance Achievement Date, (i) the Advisory Agreement is terminated in accordance with Section 12(b) of the Advisory Agreement (other than Section 12(b)(iii) thereof) or (ii) the sub-advisory agreement is terminated in accordance with Section 9(b) thereof (other than Section 9(b)(v) thereof), any rights related to the Class I PCRs evidenced thereby by the terminated party as of the date of such termination shall immediately vest and the Company shall issue the number of Class I shares issuable upon such vesting. If, prior to the Performance Achievement Date, either of the Adviser Entities resigns as the adviser or sub-adviser, respectively, of the Company, then any rights related to the Class I PCRs evidenced thereby as of the date of such resignation shall remain outstanding and Class I shares issuable in respect thereof shall be issued upon achievement of the Performance Conditions.
Administrative Services Fee
Pursuant to the Advisory Agreement, FS Real Estate Advisor is entitled to an administrative services fee equal to 1.0% of the Company’s NAV per annum attributable to all shares of common stock, before giving effect to any accruals for the base management fee, the performance fee, the administrative services fee, the stockholder servicing fee or any distributions. The administrative services fee is payable quarterly and in arrears in the cash equivalent number of restricted stock units (“Class I RSUs”) representing the right to receive Class I shares of the Company’s common stock (“Class I shares”) based on the then-current Class I transaction price as of the last day of such quarter. Class I RSUs in payment of the administrative services fee will provide the adviser the right to receive a number of Class I shares equivalent to the number of Class I RSUs, subject to the terms and conditions set forth in the Class I RSU Agreement (as defined below).
FS Real Estate Advisor may elect, at a later date, to have the Company repurchase some or all of the Class I shares issued to the adviser in accordance with the Advisory Agreement, including Class I shares issued pursuant to any Class I RSUs, at a per share price equal to the then-current Class I share transaction price. Such Class I shares will not be subject to the repurchase limits of the Company’s share repurchase plan or any reduction or penalty for an early repurchase, provided that the approval of the Company’s independent directors is required for any repurchase request of FS Real Estate Advisor or Rialto, for Class I shares received as payment for advisory fees that, when combined with any stockholder repurchase requests submitted through the Company’s share purchase plan, would cause the Company to exceed the monthly and quarterly repurchase limitations of its share repurchase plan. The FS Real Estate Advisor will have no registration rights with respect to such Class I shares. Any such Class I shares and Class I RSUs issued to Rialto will have the same rights and conditions as those issued to FS Real Estate Advisor.
At least annually, the Company’s board of directors reviews the amount of the administrative services fees and expenses reimbursable to FS Real Estate Advisor, Rialto and unaffiliated third-parties to determine whether such amounts are reasonable in

FS Credit Real Estate Income Trust, Inc.
Notes to Unaudited Consolidated Financial Statements (continued)
(in thousands, except share and per share amounts)

Note 7. Related Party Transactions (continued)
relation to the services provided. The Company will not reimburse FS Real Estate Advisor or Rialto for any services for which it receives a separate fee or for any administrative expenses allocated to employees to the extent they serve as executive officers of the Company.
Class I Restricted Stock Unit Agreement
On December 1, 2022, the Company, FS Real Estate Advisor and Rialto entered into the Class I Restricted Stock Unit Agreement (the “Class I RSU Agreement”). Pursuant to the Class I RSU Agreement, and in accordance with the Advisory Agreement, the administrative services fee will be payable quarterly in arrears on the last day of each quarter in the cash equivalent number of Class I RSUs based on the then-current Class I share transaction price as of the last day of such quarter. On the last day of each quarter, the Company will issue to FS Real Estate Advisor and Rialto the cash equivalent number of Class I RSUs to which each is entitled. Class I RSUs will vest ratably on the first calendar day of the month following the one, two and three-year anniversary of the applicable grant date, provided that (i) 100% of FS Real Estate Advisor’s Class I RSUs will immediately vest upon the nonrenewal or termination of the Advisory Agreement pursuant to Section 12(b)(ii), Section 12(b)(iii) or Section 12(b)(iv) thereof; (ii) 100% of the Sub-Adviser’s Class I RSUs will immediately vest upon the nonrenewal or termination of the sub-advisory agreement between FS Real Estate Advisor and Rialto (the “Sub-Advisory Agreement”) pursuant to Section 9(b)(i), Section 9(b)(iii), Section 9(b)(iv), Section 9(b)(v) or Section 9(b)(vi) thereof; (iii) 100% of FS Real Estate Advisor’s unvested Class I RSUs will be automatically forfeited upon termination of the Advisory Agreement pursuant to Section 12(b)(i) thereof; and (iv) 100% of the Sub-Adviser’s unvested Class I RSUs will be automatically forfeited upon termination of the Sub-Advisory Agreement pursuant to Section 9(b)(ii) thereof. If FS Real Estate Advisor and Rialto resigns as the Company’s adviser or sub-adviser, respectively, then any rights related to the Class I RSUs evidenced thereby as of the date of such resignation will remain outstanding and Class I shares issuable in respect thereof will be issued upon the applicable vesting date. If the Company declares a cash distribution on the Class I shares underlying unvested Class I RSUs, then the Company will credit the account of FS Real Estate Advisor and Rialto with the applicable distribution equivalents, which will be subject to the same vesting and forfeiture restrictions as the Class I RSUs. FS Real Estate Advisor and Rialto, and their respective affiliates and employees, may not request repurchase by the Company of any Class I shares issued under the Class I RSU Agreement for a period of six months from the date of issuance. Thereafter, upon ten days’ written notice to the Company the Company must repurchase any Class I shares requested to be repurchased by FS Real Estate Advisor and Rialto at the most recently published transaction price per Class I share; provided that no repurchase will be permitted that would jeopardize the Company’s qualification as a REIT or violate Maryland law.
On March 11, 2025, the Class I RSU Agreement was amended. As amended, the Class I RSU Agreement provides that (i) RSUs granted after March 31, 2025 will vest ratably over four years starting after the second anniversary of the grant date and (ii) previously issued and outstanding RSUs are eligible to vest proportionally on the first calendar day of the month following the anniversary of the applicable grant date in each of 2026, 2027, 2028 and 2029.
Origination and Other Fees
FS Real Estate Advisor has engaged Rialto as sub-adviser to originate or arrange loans and other investments on behalf of the Company, and FS Real Estate Advisor oversees the sub-adviser’s origination activities. In connection with these activities, origination or other fees of up to 1.0% of the loan amount for first lien, subordinated or mezzanine debt, preferred equity financing or other investments may be retained by Rialto or FS Real Estate Advisor. Such origination and other fees will be retained only to the extent they are paid by a borrower or seller, either directly to Rialto or FS Real Estate Advisor or indirectly through the Company. During the three months ended March 31, 2026 and 2025, $4,490 and $3,957, respectively, in origination and other fees were paid directly by a borrower or seller to FS Real Estate Advisor or Rialto and not to the Company.
Offering Costs
Future Standard funded the Company’s offering costs in the amount of $30,275 for the period from November 7, 2016 (Inception) to March 31, 2026. These expenses include legal, accounting, printing, mailing and filing fees and expenses, due diligence expenses of participating broker-dealers supported by detailed and itemized invoices, costs in connection with preparing sales materials, design and website expenses, fees and expenses of the Company’s transfer agent, fees to attend retail seminars sponsored by participating broker-dealers and reimbursements for customary travel, lodging, and meals, but excluding selling commissions, dealer manager fees and stockholder servicing fees.
FS Real Estate Advisor may be reimbursed for any organization and offering expenses that it or Rialto has incurred on the Company's behalf, up to a cap of 0.75% of gross proceeds raised. During the three months ended March 31, 2026, the Company paid

FS Credit Real Estate Income Trust, Inc.
Notes to Unaudited Consolidated Financial Statements (continued)
(in thousands, except share and per share amounts)

Note 7. Related Party Transactions (continued)
$502 to FS Real Estate Advisor for offering costs previously funded. As of March 31, 2026, $2,825 of offering expenses previously funded remained subject to reimbursement to FS Real Estate Advisor and Rialto.
Valuation Services Fee
Pursuant to a sub-advisory agreement between FS Real Estate Advisor and Rialto, FS Real Estate Advisor has engaged Rialto to provide periodic valuations of certain investments held by the Company and is entitled to a fee of $1 for each valuation of an individual investment. Rialto shall not be entitled to a fee when an individual investment is valued by an independent valuation firm. Any fees paid to our adviser, the sub-adviser, or their affiliates for any such services does not reduce the advisory fees or the administrative services fees. Any such arrangements are at market terms and rates.
The following table describes the fees and expenses accrued under the advisory agreement and sub-advisory agreement during the three months ended March 31, 2026 and 2025:

			Three Months Ended March 31,
Related Party	Source Agreement	Description	2026	2025
FS Real Estate Advisor	Advisory Agreement	Base Management Fee(1)	$9,356	$9,264
FS Real Estate Advisor	Advisory Agreement	Performance Fee(2)	—	—
FS Real Estate Advisor	Advisory Agreement	Administrative Services Fee(3)	7,460	7,412
Rialto	Sub-Advisory Agreement	Valuation Services Fees(4)	—	104
FS Real Estate Advisor or Rialto	Advisory Agreement	Origination and Other Fees	4,490	3,957
Total			$21,306	$20,737
_______________________
(1)    During the three months ended March 31, 2026, FS Real Estate Advisor received $3,964 in cash and $9,356 of performance contingent rights were issued as payment for management fees. During the three months ended March 31, 2025, FS Real Estate Advisor received $8,455 in cash as payment for base management fees. As of March 31, 2026, there were no base management fees payable to FS Real Estate Advisor.
(2)    During the three months ended March 31, 2026 and 2025, no performance fees were paid to FS Real Estate Advisor. As of March 31, 2026, there were no performance fees payable to FS Real Estate Advisor.
(3)    On December 1, 2022, the Company's method for reimbursing administrative services expense was replaced with an administrative services fee equal to 1.0% of the Company’s NAV per annum attributable to all shares of common stock, before giving effect to any accruals for the base management fee, the performance fee, the administrative services fee, the stockholder servicing fee or any distributions.
(4)     During the three months ended March 31, 2026 and 2025, $0 and $104, respectively, in valuation fees were paid by the Company to Rialto.
Dealer Manager
The dealer manager for the Company’s continuous public offering is FS Investment Solutions, LLC, "FS Investment Solutions", which is an affiliate of FS Real Estate Advisor. Under the amended and restated dealer manager agreement dated as of August 17, 2018, (the "Dealer Management Agreement"), FS Investment Solutions is entitled to receive upfront selling commissions of up to 3.0%, and upfront dealer manager fees of 0.5% of the transaction price of each Class T share sold in the primary offering, however such amounts may vary at certain participating broker-dealers provided that the sum will not exceed 3.5% of the transaction price (subject to reductions for certain categories of purchasers). FS Investment Solutions is entitled to receive upfront selling commissions of up to 3.5% of the transaction price per Class S share sold in the primary offering (subject to reductions for certain categories of purchasers). FS Investment Solutions anticipates that all of the selling commissions and dealer manager fees will be re-allowed to participating broker-dealers, unless a particular broker-dealer declines to accept some portion of the dealer manager fee they are otherwise eligible to receive. Pursuant to the Dealer Manager Agreement, the Company also reimburses FS Investment Solutions or participating broker-dealers for bona fide due diligence expenses, provided that total organization and offering expenses shall not exceed 15% of the gross proceeds in the Company's public offering.
No selling commissions or dealer manager fees are payable on the sale of Class D, Class M, Class I, Class F or Class Y shares or on shares of any class sold pursuant to the Company's distribution reinvestment plan.
Subject to the limitations described below, the Company pays FS Investment Solutions stockholder servicing fees for ongoing services rendered to stockholders by participating broker-dealers or by broker-dealers servicing stockholders’ accounts, referred to as servicing broker-dealers:

FS Credit Real Estate Income Trust, Inc.
Notes to Unaudited Consolidated Financial Statements (continued)
(in thousands, except share and per share amounts)

Note 7. Related Party Transactions (continued)
•with respect to the Company's outstanding Class T shares equal to 0.85% per annum of the aggregate NAV of its outstanding Class T shares, consisting of an advisor stockholder servicing fee of 0.65% per annum and a dealer stockholder servicing fee of 0.20% per annum; however, with respect to Class T shares sold through certain participating broker-dealers, the advisor stockholder servicing fee and the dealer stockholder servicing fee may be other amounts, provided that the sum of such fees will always equal 0.85% per annum of the NAV of such shares;
•with respect to the Company's outstanding Class S shares equal to 0.85% per annum of the aggregate NAV of its outstanding Class S shares;
•with respect to the Company's outstanding Class D shares equal to 0.3% per annum of the aggregate NAV of its outstanding Class D shares; and
•with respect to the Company's outstanding Class M shares equal to 0.3% per annum of the aggregate NAV of its outstanding Class M shares.
The Company does not pay a stockholder servicing fee with respect to its Class I, Class F or Class Y shares. FS Investment Solutions reallows some or all of the stockholder servicing fees to participating broker-dealers, servicing broker-dealers and financial institutions (including bank trust departments) for ongoing stockholder services performed by such broker-dealers, and waives (pays back to the Company) stockholder servicing fees to the extent a broker-dealer or financial institution is not eligible or otherwise declines to receive all or a portion of such fees.
The Company will cease paying stockholder servicing fees with respect to any Class D, Class M, Class S and Class T shares held in a stockholder’s account at the end of the month in which the total underwriting compensation from the upfront selling commissions, dealer manager fees and stockholder servicing fees, as applicable, paid with respect to such account would exceed 1.25%, 7.25%, 8.75% and 8.75%, respectively (or a lower limit for shares sold by certain participating broker-dealers or financial institutions) of the gross proceeds from the sale of shares in such account. These amounts are referred to as the sales charge cap. At the end of such month that the sales charge cap is reached, each Class D, Class M, Class S or Class T share in such account will convert into a number of Class I shares (including any fractional shares) with an equivalent aggregate NAV as such share.
In addition, the Company will cease paying stockholder servicing fees on each Class D share, Class M share, Class S share and Class T share held in a stockholder’s account and each such share will convert to Class I shares on the earlier to occur of the following: (i) a listing of Class I shares on a national securities exchange; (ii) the sale or other disposition of all or substantially all of the Company’s assets or the Company’s merger or consolidation with or into another entity in a transaction in which holders of Class D, Class M, Class S or Class T shares receive cash and/or shares of stock that are listed on a national securities exchange; or (iii) the date following the completion of the Company’s public offering on which, in the aggregate, underwriting compensation from all sources in connection with the Company’s public offering, including selling commissions, dealer manager fees, stockholder servicing fees and other underwriting compensation, is equal to 10% of the gross proceeds from its primary offering.
The Company accrues future stockholder servicing fees in an amount equal to its best estimate of fees payable to FS Investment Solutions at the time such shares are sold. As of March 31, 2026 and December 31, 2025, the Company accrued $88,911 and $92,921, respectively, of stockholder servicing fees payable to FS Investment Solutions. FS Investment Solutions has entered into agreements with selected dealers distributing the Company's shares in the public offering, which provide, among other things, for the re-allowance of the full amount of the selling commissions and dealer manager fee and all or a portion of the stockholder servicing fees received by FS Investment Solutions to such selected dealers.
FS Investment Solutions also serves or served as the placement agent for the Company’s private offerings of Class I, Class F and Class Y shares pursuant to placement agreements. FS Investment Solutions does not receive any compensation pursuant to these agreements.
Expense Limitation
The Company has entered into an amended and restated expense limitation agreement with FS Real Estate Advisor and Rialto, (the "Expense Limitation Agreement"), pursuant to which FS Real Estate Advisor and Rialto have agreed to waive reimbursement of or pay, on a quarterly basis, the Company’s annualized ordinary operating expenses for such quarter to the extent such expenses exceed 1.5% per annum of its average net assets attributable to each of its classes of common stock. The Company will repay FS Real Estate Advisor or Rialto on a quarterly basis any ordinary operating expenses previously waived or paid, but only if the reimbursement would not cause the then-current expense limitation, if any, to be exceeded. In addition, the reimbursement of expenses will be made only if payable not more than three years from the end of the fiscal quarter in which the expenses were paid or waived.

FS Credit Real Estate Income Trust, Inc.
Notes to Unaudited Consolidated Financial Statements (continued)
(in thousands, except share and per share amounts)

Note 7. Related Party Transactions (continued)
To the extent that the conditions to recoupment are satisfied in a future quarter (prior to the expiration of the three-year period for reimbursement set forth in the expense limitation agreement), such expenses may be subject to conditional recoupment in accordance with the terms of the expense limitation agreement.
The following table reflects the amounts paid or waived by FS Real Estate Advisor and Rialto under the Expense Limitation Agreement and the expiration date for future possible reimbursements by the Company:

For the Three Months Ended	Amount of Expense Reimbursement	Recoupable Amount	Recoupment paid or payable to sponsor	Expired Amount	Recoupment eligibility expiration
March 31, 2026	$—	$—	$—	$—	March 31, 2029
December 31, 2025	—	—	—	—	December 31, 2028
September 30, 2025	—	—	—	—	September 30, 2028
June 30, 2025	1,247	1,247	—	—	June 30, 2028
March 31, 2025	342	67	275	—	March 31, 2028
December 31, 2024	139	—	139	—	N/A
	$1,728	$1,314	$414	$—
Capital Contributions and Commitments
In December 2016, pursuant to a private placement, Michael C. Forman and David J. Adelman, principals of Future Standard, contributed an aggregate of $200 to purchase 8,000 Class F shares at the price of $25.00 per share. These individuals will not tender these shares of common stock for repurchase as long as FS Real Estate Advisor remains the Company's adviser. Future Standard is controlled by Mr. Forman, the Company's president and chief executive officer, and Mr. Adelman.
As of March 31, 2026, the ownership in the Company's Class F Shares by FS Real Estate Advisor and Rialto (and each of their respective affiliates and designees) was $14,650 and $123, respectively.
RIAL 2022-FL8 Transaction
In the second quarter of 2023 and 2022, the Company purchased $15,000 and $36,000, respectively, of mortgage-backed securities in a transaction in which an affiliate of Rialto is the issuer of the notes. These securities were accounted for as available-for-sale. As of December 31, 2025 all positions previously held by the Company had fully paid down.

FS Credit Real Estate Income Trust, Inc.
Notes to Unaudited Consolidated Financial Statements (continued)
(in thousands, except share and per share amounts)

Note 8. Stockholders' Equity

Below is a summary of transactions with respect to shares of the Company's common stock during the three months ended March 31, 2026 and 2025:

	Shares
	Class F	Class Y	Class T	Class S	Class D	Class M	Class I	Total
Balance as of December 31, 2025	583,372	843,658	695,928	67,157,395	372,610	3,864,662	49,713,386	123,231,011
Issuance of common stock	—	—	32,722	2,249,903	6,853	31,965	1,419,167	3,740,610
Reinvestment of distributions	3,941	—	5,120	567,251	2,329	20,692	478,129	1,077,462
Repurchases of common stock	(1)	—	(11,624)	(3,345,541)	(15,292)	(142,597)	(2,528,836)	(6,043,891)
Transfers in or out	—	—	(38,778)	(131,664)	(9,426)	(42,303)	230,207	8,036
Balance as of March 31, 2026	587,312	843,658	683,368	66,497,344	357,074	3,732,419	49,312,053	122,013,228

	Amount
	Class F	Class Y	Class T	Class S	Class D	Class M	Class I	Total
Balance as of December 31, 2025	$14,099	$20,849	$17,623	$1,553,005	$9,402	$90,585	$1,187,570	$2,893,133
Issuance of common stock	—	—	805	55,908	169	518	33,969	91,369
Reinvestment of distributions	99	—	126	13,841	57	511	11,433	26,067
Repurchases of common stock	—	—	(131)	(83,059)	(8)	(3,520)	(60,448)	(147,166)
Transfers in or out	—	—	(954)	(3,272)	(232)	(1,045)	5,503	—
Accrued stockholder servicing fees(1)	—	—	(42)	274	(1)	202	—	433
Balance as of March 31, 2026	$14,198	$20,849	$17,427	$1,536,697	$9,387	$87,251	$1,178,027	$2,863,836

	Shares
	Class F	Class Y	Class T	Class S	Class D	Class M	Class I	Total
Balance as of December 31, 2024	729,680	843,658	825,192	64,784,166	442,779	4,638,955	48,222,436	120,486,866
Issuance of common stock	—	—	15,135	2,696,945	42,152	97,327	2,283,771	5,135,330
Reinvestment of distributions	7,150	—	5,200	567,143	2,959	25,522	478,676	1,086,650
Repurchases of common stock	—	—	—	(3,514,452)	(20,415)	(296,346)	(3,733,132)	(7,564,345)
Transfers in or out	—	—	(15,165)	(95,199)	(50,149)	(413,379)	590,691	16,799
Balance as of March 31, 2025	736,830	843,658	830,362	64,438,603	417,326	4,052,079	47,842,442	119,161,300

	Amount
	Class F	Class Y	Class T	Class S	Class D	Class M	Class I	Total
Balance as of December 31, 2024	$17,798	$20,849	$20,848	$1,501,235	$11,165	$108,466	$1,155,063	$2,835,424
Issuance of common stock	—	—	376	67,619	1,049	2,700	51,989	123,733
Reinvestment of distributions	181	—	129	14,453	74	636	11,561	27,034
Repurchases of common stock	—	—	(192)	(87,929)	(876)	(7,387)	(90,074)	(186,458)
Transfers in or out	—	—	(184)	(2,634)	(880)	(10,304)	14,002	—
Accrued stockholder servicing fees(1)	—	—	(17)	(262)	(10)	847	—	558
Balance as of March 31, 2025	$17,979	$20,849	$20,960	$1,492,482	$10,522	$94,958	$1,142,541	$2,800,291
_______________________
(1)    Stockholder servicing fees only apply to Class T, Class S, Class D and Class M shares. Under GAAP, the Company accrues future stockholder servicing fees in an amount equal to its best estimate of fees payable to FS Investment Solutions at the time such shares are sold. For purposes of NAV, the Company recognizes the stockholder servicing fee as a reduction of NAV on a monthly basis. As a result, the estimated liability for the future stockholder servicing fees, which are accrued at the time each share is sold, will have no effect on the NAV of any class.
Share Repurchase Plan
The Company has adopted an amended and restated share repurchase plan, (the "Share Repurchase Plan"), whereby on a monthly basis, stockholders may request that the Company repurchase all or any portion of their shares. The repurchase of shares is limited to no more than 2% of the Company's aggregate NAV per month of all classes of shares then participating in the Share Repurchase Plan and no more than 5% of the Company's aggregate NAV per calendar quarter of all classes of shares then participating in the Share Repurchase Plan, which means that in any 12-month period, the Company limits repurchases to approximately 20% of the

FS Credit Real Estate Income Trust, Inc.
Notes to Unaudited Consolidated Financial Statements (continued)
(in thousands, except share and per share amounts)

Note 8. Stockholders' Equity (continued)
total NAV of all classes of shares then participating in the Share Repurchase Plan. The Company's board of directors may modify, suspend or terminate the Share Repurchase Plan if it deems such action to be in the Company's best interest and the best interest of its stockholders. During the three months ended March 31, 2026 and 2025, the Company repurchased 6,043,891 and 7,564,345, respectively, shares of common stock under its Share Repurchase Plan representing a total of $147,166 and $186,458, respectively. In March 2026, the Company received repurchase requests equal to 2.10%, of its aggregate NAV of all classes of shares then participating in its Share Repurchase Plan as of the last calendar day of the previous calendar month. Further, the cumulative repurchase requests for the first quarter of 2026 did not exceed 5% of the Company's aggregate NAV of all classes of shares then participating in its Share Repurchase Plan as of the last calendar day of the previous calendar quarter. The Company's board of directors, including all of its independent directors, unanimously authorized repurchases in excess of its 2% monthly repurchase limitation for March 2026 such that 100% of share repurchase requests timely received in March 2026 and the first quarter of 2026 were satisfied. The Company had no unfulfilled repurchase requests during the three months ended March 31, 2026 or 2025, respectively.
Distribution Reinvestment Plan
Pursuant to the Company's distribution reinvestment plan, holders of shares of any class of the Company's common stock may elect to have their cash distributions reinvested in additional shares of the Company's common stock. The purchase price for shares pursuant to the distribution reinvestment plan will be equal to the transaction price for such shares at the time the distribution is payable.
Distributions
The Company generally intends to distribute substantially all of its taxable income, which does not necessarily equal net income as calculated in accordance with GAAP, to its stockholders each year to comply with the REIT provisions of the Code. Dividends are paid first to the holders of the Company's Series A preferred stock at the rate of 12.0% per annum plus all accumulated and unpaid dividends thereon, and then to the holders of the Company's common stock. All distributions will be made at the discretion of the Company's board of directors and will depend upon its taxable income, financial condition, maintenance of REIT status, applicable law, and other factors that the Company's board of directors deems relevant.
The following table reflects the cash distributions per share that the Company paid on its common stock during the three months ended March 31, 2026:

Record Date	Class F	Class Y	Class T	Class S	Class D	Class M	Class I
January 29, 2026	$0.1799	$0.1799	$0.1362	$0.1362	$0.1477	$0.1477	$0.1539
February 26, 2026	0.1736	0.1739	0.1300	0.1300	0.1415	0.1415	0.1479
March 30, 2026	0.1736	0.1739	0.1300	0.1300	0.1415	0.1415	0.1479
Total	$0.5271	$0.5277	$0.3962	$0.3962	$0.4307	$0.4307	$0.4497
The following table reflects the amount of cash distributions that the Company paid on its common stock during the three months ended March 31, 2026, and 2025:

	Three Months Ended March 31,
	2026	2025
Distributions:
Paid or payable in cash	$27,807	$27,154
Reinvested in shares	26,067	27,034
Total distributions	$53,874	$54,188
Source of distributions:
Cash flows from operating activities(1)	$53,874	$54,188
Offering proceeds	—	—
Total sources of distributions	$53,874	$54,188
Net cash provided by (used in) operating activities	$37,694	$39,094
_______________________

FS Credit Real Estate Income Trust, Inc.
Notes to Unaudited Consolidated Financial Statements (continued)
(in thousands, except share and per share amounts)

Note 8. Stockholders' Equity (continued)
(1)    As of March 31, 2026, the Company's inception to date cash flows from operating activities have funded 100% of its distributions.
The Company currently declares and pays regular cash distributions on a monthly basis. The Company’s board of directors previously authorized regular monthly cash distributions for April 2026 for each class of its outstanding common stock in the net distribution amounts per share set forth below:

Class F	Class Y	Class T	Class S	Class D	Class M	Class I
$0.1736	$0.1739	$0.1300	$0.1300	$0.1415	$0.1415	$0.1479
The distributions for each class of outstanding common stock have been or will be paid monthly to stockholders of record as of the monthly record dates previously determined by the Company's board of directors. These distributions have been or will be paid in cash or reinvested in shares of the Company’s common stock for stockholders participating in the Company’s distribution reinvestment plan.
Earnings per Share
The Company's net income (loss) and weighted average shares outstanding for the three months ended March 31, 2026 and 2025 consist of the following:

	Three Months Ended March 31,
	2026	2025
Numerator:
Net income attributable to FS Credit Real Estate Income Trust, Inc.	$48,133	$42,636

Denominator:
Weighted average common stock outstanding - basic	124,312,338	122,516,709
Weighted average common stock outstanding - diluted(1)	127,760,385	125,461,059

Net income per share of common stock - basic	$0.39	$0.35
Net income per share of common stock - diluted	$0.38	$0.34
______________________
(1)    The outstanding shares used to calculate the weighted average basic shares outstanding exclude 3,624,971 and 2,373,029 of restricted stock units awarded as of March 31, 2026 and 2025, respectively, as those shares were issued but were not vested and therefore, not considered outstanding for purposes of computing basic net income per share of common stock.

FS Credit Real Estate Income Trust, Inc.
Notes to Unaudited Consolidated Financial Statements (continued)
(in thousands, except share and per share amounts)

Note 9. Fair Value of Financial Instruments
The following table presents the Company's financial assets and liabilities carried at fair value in the consolidated balance sheets by its level in the fair value hierarchy:

	March 31, 2026 (Unaudited)				December 31, 2025
	Total	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3
Financial Assets
Mortgage-backed securities, at fair value	$239,922	$—	$239,922	$—	$201,618	$—	$201,618	$—
Mortgage loans held in securitization trusts, at fair value	2,352,276	—	—	2,352,276	2,654,570	—	—	2,654,570
Interest rate cap	596	—	596	—	950	—	950	—
Total	$2,592,794	$—	$240,518	$2,352,276	$2,857,138	$—	$202,568	$2,654,570

Financial Liabilities
Mortgage obligations issued by securitization trusts, at fair value	$2,126,105	—	$2,126,105	—	$2,408,636	—	$2,408,636	—
The following table presents the changes in fair value of financial assets which are measured at fair value on a recurring basis using Level 3 inputs to determine fair value for the three months ended March 31, 2026 and 2025:

	Mortgage loans held in securitization trusts, at fair value
	Three Months Ended March 31,
	2026	2025
Fair value at beginning of period	$2,654,570	$1,633,589
Accretion of discount (amortization of premium)	—	—
Net realized gain (loss)	—	—
Unrealized gain (loss) in earnings(1)	(17,209)	7,292
Purchases	—	5,000
Sales and repayments	(17,239)	—
Issuances	—	—
Transfer into Level 3	—	—
Transfers out of Level 3	—	—
Consolidation of securitization trusts	—	277,673
Deconsolidation of securitization trusts	(267,846)	—
Fair value at end of period	$2,352,276	$1,923,554
Amount of unrealized gains (losses) attributable to assets still held at the reporting date
Included in earnings	$(17,209)	$7,292
Included in other comprehensive income	—	—
______________________
(1)    For the three months ended March 31, 2026 and 2025, unrealized loss of $17,209 and a gain of $7,292, respectively, related to mortgage loans held in securitization trusts, at fair value was offset by unrealized loss of $16,743 and $6,464 related to mortgage obligations issued by securitization trusts, at fair value.
As of March 31, 2026, the Company utilized a discounted cash flow model, comparable precedent transactions and other market information to quantify Level 3 fair value measurements on a recurring basis. As of March 31, 2026, the key unobservable inputs used in the valuation of mortgage obligations issued by securitization trusts included a blended yield ranging from 8.24% to 12.73% (weighted average blended yield of 10.00%) and a life of 0.25 to 4.33 (weighted average life of 2.50). Significant increases or decreases in any one of the inputs described above in isolation may result in significantly different fair value of the financial assets and liabilities using such Level 3 inputs.

FS Credit Real Estate Income Trust, Inc.
Notes to Unaudited Consolidated Financial Statements (continued)
(in thousands, except share and per share amounts)

Note 9. Fair Value of Financial Instruments (continued)

As discussed in Note 2 herein, GAAP requires disclosure of fair value information about financial instruments, whether or not recognized in the consolidated balance sheets, for which it is practicable to estimate that value. The following table details the carrying amount, face amount, and fair value of the financial instruments described in Note 2:

	March 31, 2026 (Unaudited)			December 31, 2025
	Book Value	Face Amount	Fair Value	Book Value	Face Amount	Fair Value
Financial Assets
Cash, cash equivalents and restricted cash	$192,719	$192,719	$192,719	$352,585	$352,585	$352,585
Loans receivable - held-for-investment(1)	$8,027,088	$8,085,566	$8,050,176	$7,764,337	$7,845,350	$7,805,554
Mortgage-backed securities held-to-maturity	$—	$—	$—	$30,051	$30,000	$29,904
Financial Liabilities
Repurchase agreements(2)	$2,217,718	$2,227,893	$2,227,893	$2,663,928	$2,671,717	$2,671,717
Credit facilities(2)	$828,511	$848,503	$848,503	$1,042,958	$1,063,776	$1,063,776
Collateralized loan obligations(2)(3)	$3,353,605	$3,370,026	$3,370,026	$2,510,160	$2,521,659	$2,521,659
Mortgage note payable(2)	$124,700	$124,700	$124,700	$124,700	$124,700	$124,700
__________________
(1)    Book value of loans receivable represents the face amount, net of CECL reserve, unamortized loan fees and costs and accrual of exit fees, as applicable.
(2)    Book value represents the face amount, net of deferred financing costs and discount.
(3)    Face value represents the face amount, net of discount.
Estimates of fair value for cash, cash equivalents and restricted cash are measured using observable, quoted market prices, or Level 1 inputs. Estimates of fair value for loans receivable, mortgage-backed securities held-to-maturity, repurchase obligations, credit facility obligations and the collateralized loan and mortgage obligations are measured using unobservable inputs, or Level 3 inputs.
CMBS, Fair Value Option
As discussed in Note 2, the Company elected the fair value option for certain CMBS mortgage loans in an effort to eliminate an accounting mismatch resulting from consolidation of the related mortgage loans held in securitization trusts. As of March 31, 2026, the fair value and unpaid principal balance of these CMBS mortgage loans, excluding the notional value of interest-only securities and before consolidation of the securitization mortgage loans, were $118,807 and $120,950, respectively. As a result of the consolidation of the mortgage loans, the total fair value balance of $2,352,276 represents the Company's economic interest in the asset. The vast majority of this fair value (all except $118,807 at March 31, 2026) is eliminated in consolidation of the related mortgage obligations before arriving at the GAAP balance for the fair value option investment securities.

FS Credit Real Estate Income Trust, Inc.
Notes to Unaudited Consolidated Financial Statements (continued)
(in thousands, except share and per share amounts)

Note 10. Variable Interest Entities
Consolidated Variable Interest Entities
The following table details the assets and liabilities of the Company's consolidated variable interest entities as of March 31, 2026 and December 31, 2025:

	March 31, 2026 (Unaudited)	December 31, 2025
Assets:
Restricted cash	$400	$110,054
Loans receivable, held-for-investment	3,903,299	2,888,971
Interest receivable	37,867	35,832
Other assets(1)	100,843	19,588
Mortgage loans held in securitization trusts, at fair value	2,352,276	2,654,570
Total assets	$6,394,685	$5,709,015

Liabilities
Collateralized loan obligations, net	$3,353,605	$2,510,160
Interest payable	6,990	5,446
Other liabilities	228	201
Mortgage obligations issued by securitization trusts, at fair value	2,126,105	2,408,636
Total liabilities	$5,486,928	$4,924,443
__________________
(1)    Inclusive of multiple line items broken out on the consolidated balance sheets, such as receivable for investments sold and repaid and investment in real estate, held-for-investment.
The Company has financed a portion of its loans through CLOs, which are considered VIEs. The Company has a controlling financial interest in the CLOs and, therefore, consolidates them on its balance sheets because the Company has both (i) the power to direct activities of the CLOs that most significantly affect the CLOs' economic performance and (ii) the obligation to absorb losses and the right to receive benefits of the CLOs that could potentially be significant to the CLOs.
Assets held by the CLOs are restricted and can be used only to settle obligations of the CLOs. The liabilities are non-recourse to the Company and can only be satisfied from the assets of the CLOs.
Investment Securities
Mortgage loans and obligations held in securitization trusts consolidated in accordance with ASC 810 are structured as pass through entities that receive principal and interest on the underlying collateral and distribute those payments to the certificate holders. The assets and other instruments held by these securitization entities are restricted and can only be used to fulfill the obligations of the entity. Additionally, the obligations of the securitization entities do not have any recourse to the general credit of any other consolidated entities, nor to the Company as the primary beneficiary. The mortgage obligations initially represent investment securities on the balance sheets (pre-consolidation). Upon consolidation of the mortgage loans and obligations, the associated investment securities are eliminated, as is the interest income related to those securities.
The inclusion of the assets and liabilities of the mortgage loans and obligations in which the Company is deemed the primary beneficiary has no economic effect on the Company. Its exposure to the obligations of mortgage loans and obligations held in securitization is generally limited to its investment in these entities. The Company is not obligated to provide, nor has provided, any financial support for any of these consolidated structures.
Non-Consolidated Variable Interest Entities
The Company invested in subordinated positions of CMBS trusts which are considered mortgage loans and obligations held in securitization trusts. The Company is not the primary beneficiary of the mortgage loans and obligations because it does not have the power to direct the activities that most significantly affect the mortgage loans and obligations' economic performance, nor does it provide guarantees or recourse to the mortgage loans and obligations other than standard representations and warranties and, therefore,

FS Credit Real Estate Income Trust, Inc.
Notes to Unaudited Consolidated Financial Statements (continued)
(in thousands, except share and per share amounts)

Note 10. Variable Interest Entities (continued)
does not consolidate the mortgage loans and obligations on its balance sheets. The Company has classified its investment in the CMBS as either held-to-maturity or available-for-sale debt securities that are included on the Company's consolidated balance sheets and are part of the Company's ongoing impairment review. The Company's maximum exposure to loss of the securities is limited to its book value of $265,358 as of March 31, 2026.
The Company is not obligated to provide, nor has it provided financial support to these consolidated and non-consolidated mortgage loans and obligations.
Note 11. Commitments and Contingencies
The Company enters into contracts that contain a variety of indemnification provisions. The Company’s maximum exposure under these arrangements is unknown; however, the Company has not had prior claims or losses pursuant to these contracts. Management of FS Real Estate Advisor has reviewed the Company’s existing contracts and expects the risk of loss to the Company to be remote.
The Company is not currently subject to any material legal proceedings and, to the Company’s knowledge, no material legal proceedings are threatened against the Company. From time to time, the Company may be party to certain legal proceedings in the ordinary course of business. While the outcome of any legal proceedings cannot be predicted with certainty, the Company does not expect that any such proceedings will have a material effect on its financial condition or results of operations.
See Note 7 for a discussion of the Company’s commitments to FS Real Estate Advisor and its affiliates (including Future Standard) for the reimbursement of organization and offering costs funded by Future Standard and for the reimbursement of amounts paid or waived by FS Real Estate Advisor and Rialto under the Expense Limitation Agreement.
Note 12. Derivative Instrument
The Company has entered into an interest rate cap contract in order to limit its exposure against the variability of future interest rates on its variable interest rate borrowing. The Company has not designated this derivative as a hedge for accounting purposes. The Company has not entered into a master netting arrangement with its third-party counterparty and does not offset on its consolidated balance sheets the fair value amount recorded for its derivative instrument. The table below provides additional information regarding the Company's derivative instrument as of March 31, 2026.

Type of Derivative	Notional Amount	Strike	Effective Date	Maturity Date	Fair Value(1)
Interest Rate Cap	$124,700	2.25%	July 9, 2025	July 9, 2026	$596
__________________
(1)    Included in Other assets in the Company's consolidated balance sheets.
The following table details the change in fair value of the Company's derivative financial instrument:

Type of Derivative	Realized/Unrealized Gain (Loss)	Location of Gain (Loss) Recognized in Net Income	Three Months Ended March 31,
			2026	2025
Interest Rate Cap	Unrealized Loss	Other income (loss)	$(354)	$(582)

FS Credit Real Estate Income Trust, Inc.
Notes to Unaudited Consolidated Financial Statements (continued)
(in thousands, except share and per share amounts)

Note 13. Segment Reporting
The Company generally derives its revenues from its investment portfolio of commercial real estate debt investments. Additionally, the Company may foreclose on certain of the loans it originates and operate the property as real estate owned, the performance of which is evaluated with that of its commercial real estate debt investments. The Company’s investment portfolio is managed as a whole and resources are allocated and financial performance is assessed based on consolidated net income reported on the consolidated statement of operations by the Company’s Chief Executive Officer and the Global Head of Real Estate of the adviser, who are collectively the Company’s chief operating decision maker (“CODM”). Accordingly, the Company consists of a single operating and reportable segment.
As the Company’s operations comprise of a single reporting segment, the segment assets are reflected on the accompanying consolidated balance sheets as “total assets” and the significant segment expenses are listed on the accompanying consolidated statements of operations. The accounting policies of the Company's single reportable segment are consistent with those described in Note 2 included in these unaudited consolidated financial statements.
Note 14. Subsequent Events
The following is a discussion of material events that have occurred subsequent to March 31, 2026 through the issuance of the consolidated financial statements.
BB-1 Facility
On April 21, 2026, BB-1 Facility entered into a Tenth Amendment to Master Repurchase Agreement, or Tenth Amendment, amending that certain Master Repurchase Agreement dated as of February 22, 2021 with Barclays Bank PLC as purchaser. The Tenth Amendment provides for, among other things, an extension of the availability period from February 21, 2028 to February 21, 2029.
BMO-1 Facility
On April 29, 2026, BMO-1 Facility entered into a Fifth Amendment to Master Repurchase Agreement, or Fifth Amendment, amending that certain Master Repurchase Agreement dated as of March 3, 2023 with Bank of Montreal as purchaser. The Fifth Amendment provides for, among other things, an extension of the availability period from April 16, 2027 to April 17, 2028.

Item 2.    Management’s Discussion and Analysis of Financial Condition and Results of Operations (in thousands, except share and per share amounts).
The information contained in this section should be read in conjunction with the unaudited consolidated financial statements and related notes thereto appearing elsewhere in this Quarterly Report on Form 10-Q. In this report, “we,” “us” and “our” refer to FS Credit Real Estate Income Trust, Inc.
Cautionary Note Regarding Forward-Looking Statements
This Quarterly Report on Form 10-Q contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), regarding, among other things, our business, including, in particular, statements about our plans, strategies and objectives. You can generally identify forward-looking statements by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue” or other similar words. These statements include our plans and objectives for future operations, including plans and objectives relating to future growth and availability of funds, and are based on current expectations that involve numerous risks and uncertainties. Assumptions relating to these statements involve judgments with respect to, among other things, changes in interest rates, our ability to raise and deploy capital, the availability of financing and other future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to accurately predict and many of which are beyond our control. Although we believe the assumptions underlying the forward-looking statements, and the forward-looking statements themselves, are reasonable, any of the assumptions could be inaccurate and, therefore, there can be no assurance that these forward-looking statements will prove to be accurate and our actual results, performance and achievements may be materially different from that expressed or implied by these forward-looking statements. In light of the significant uncertainties inherent in these forward-looking statements, the inclusion of this information should not be regarded as a representation by us or any other person that our objectives and plans, which we consider to be reasonable, will be achieved. We undertake no duty to update or revise forward-looking statements, except as required by law.
Introduction
We were incorporated under the general corporation laws of the State of Maryland on November 7, 2016 and formally commenced investment operations on September 13, 2017. We are managed by FS Real Estate Advisor pursuant to an advisory agreement between us and FS Real Estate Advisor. FS Real Estate Advisor is a subsidiary of our sponsor, Future Standard, a national sponsor of alternative investment funds designed for the individual investor. FS Real Estate Advisor has engaged Rialto to act as its sub-adviser. We are currently conducting a public offering of up to $2,750,000 of our Class T, Class S, Class D, Class M and Class I shares of common stock pursuant to a registration statement on Form S-11 filed with the SEC consisting of up to $2,400,000 in shares in our primary offering and up to $350,000 in shares pursuant to our distribution reinvestment plan. We are also conducting a private offering of our Class I common stock to certain accredited investors.
We have elected to be taxed as a REIT for U.S. federal income tax purposes commencing with our taxable year ended December 31, 2017. We intend to be an investment vehicle of indefinite duration focused on real estate debt investments and other real estate-related assets. The shares of common stock are generally intended to be sold and repurchased by us on a continuous basis. We intend to conduct our operations so that we are not required to register under the 1940 Act.
Our primary investment objectives are to: provide current income in the form of regular, stable cash distributions to achieve an attractive distribution yield; preserve and protect invested capital; realize appreciation in NAV from proactive investment management and asset management; and provide an investment alternative for stockholders seeking to allocate a portion of their long-term investment portfolios to commercial real estate debt.
Our investment strategy is to originate, acquire and manage a portfolio of senior loans secured by commercial real estate primarily in the United States. We are focused on senior floating-rate mortgage loans, but we may also invest in other real estate-related assets, including: (i) other commercial real estate mortgage loans, including fixed-rate loans, subordinated loans, B-Notes, mezzanine loans and participations in commercial mortgage loans; and (ii) commercial real estate securities, including CMBS, unsecured debt of listed and non-listed REITs, collateralized debt obligations and equity or equity-linked securities. To a lesser extent we may invest in warehouse loans secured by commercial or residential mortgages, credit loans to commercial real estate companies, construction loans, residential mortgage-backed securities, or RMBS, and portfolios of single-family home mortgages.
The success of our activities is affected by general economic and market conditions, including, among others, interest rates, availability of credit, inflation rates, economic uncertainty, changes in laws and trade barriers. These factors could affect the level and volatility of securities prices and the liquidity of our investments. Volatility or illiquidity could impair our profitability or result in losses. These factors also could adversely affect the availability or cost of our leverage, which would result in lower returns. Future market disruptions and/or illiquidity would be expected to have an adverse effect on our business, financial condition, results of operations and cash flows. Unfavorable economic conditions also would be expected to increase our funding costs, limit our access to the capital markets or result in a decision by lenders not to extend credit to us. These events have limited and could continue to limit our investment originations, limit our ability to grow and have a material negative impact on our operating results and the fair values of our debt and equity investments.

Macroeconomic Environment
CRE market sentiment improved meaningfully in 2025, supported by a constructive economic backdrop and easing rate pressures. That optimism may be tested in 2026 as macroeconomic uncertainty and higher interest rates weigh on market conditions. During the first quarter of 2026, U.S. Treasury yields rose sharply across the curve amid concerns over a potentially prolonged, inflationary oil supply disruption—developments that could dampen CRE transaction activity this year.
In this environment, senior CRE debt remains attractive for its income potential and downside protection, particularly given the substantial refinancing need ahead. Approximately $2 trillion of CRE debt—roughly one-third of outstanding balances—is set to mature by the end of 2027. While fundamentals remain generally supportive across most property types, risks persist as noted. A macroeconomic downturn could pressure CRE valuations and borrower performance. Loan delinquencies appear to be stabilizing; however, distress remains elevated in select sectors, with workouts continuing to weigh on lender returns. As market conditions evolve, disciplined underwriting and selectivity will be critical to navigating both risks and opportunities.
Portfolio Overview
Loan Portfolio Overview
The following table details activity in our loans receivable portfolio for the three months ended March 31, 2026 and 2025:

	Three Months Ended March 31,
	2026	2025
Loan fundings(1)	$698,078	$437,698
Loan repayments(2)	(457,962)	(441,864)
Total net repayments	$240,116	$(4,166)
__________________________
(1)    Includes new loan originations and additional fundings made under existing loans.
(2)     Excludes payment held by servicer and recorded as "Receivable for investments sold and repaid" as of December 31, 2025.
(3)    Inclusive of $40,676 of amortized cost for a loan modification accounted for as a new loan for GAAP purposes. Effective on March 27, 2026, a new collateral secured loan with a new borrower was entered into from a previously owned risk rated 3 senior loan with a principal balance of $40,680. As a part of the new agreement, the new borrower agreed to pay the Company an amount equal to $180. The new loan has a risk rating of 3 as of March 31, 2026.
The following table details overall statistics for our loans receivable portfolio as of March 31, 2026 and December 31, 2025:

	March 31, 2026 (Unaudited)	December 31, 2025
Number of loans	143	140
Principal balance	$8,085,566	$7,845,350
Net book value	$8,027,088	$7,764,337
Unfunded loan commitments(1)	$362,672	$332,562
Weighted-average cash coupon(2)	+3.22%	+3.31%
Weighted-average all-in yield(2)(3)	+3.31%	+3.41%
Weighted-average maximum maturity (years)(4)	2.5	2.5
________________________
(1)    We may be required to provide funding when requested by the borrower in accordance with the terms of the underlying agreements.
(2)    Our floating rate loans are expressed as a spread over SOFR. In addition to cash coupon, all-in yield includes accretion of discount (amortization of premium) and accrual of exit fees. For loans placed on non-accrual, the interest rate used in calculating weighted-average cash coupon and weighted-average all-in yield is 0%.
(3)    As of March 31, 2026 and December 31, 2025, the one-month SOFR rate was 3.66% and 3.69%, respectively.
(4)    Maximum maturity assumes all extension options are exercised by the borrowers; however loans may be repaid prior to such date.
The following table provides details of our loan receivable, held-for-investment portfolio, on a loan-by-loan basis, as of March 31, 2026:

	Loan Type	Origination Date(1)	Total Loan	Principal Balance	Net Book Value	Cash Coupon(2)	All-in Yield(2)	Maximum Maturity(3)	Location	Property Type	LTV(1)
Multifamily
1	Senior Loan	6/9/2022	$365,110	$358,849	$360,233	+3.30%	+3.35%	6/9/2027	Various	Multifamily	74%

	Loan Type	Origination Date(1)	Total Loan	Principal Balance	Net Book Value	Cash Coupon(2)	All-in Yield(2)	Maximum Maturity(3)	Location	Property Type	LTV(1)
2	Senior Loan	7/14/2023	$156,500	$156,500	$156,673	+3.40%	+3.44%	7/9/2028	Various	Multifamily	69%
3	Senior Loan	6/8/2022	144,160	144,160	144,980	+3.89%	+4.02%	6/9/2027	New York, NY	Multifamily	73%
4	Senior Loan	6/4/2025	135,200	135,200	135,193	+2.55%	+2.55%	6/9/2030	Chicago, IL	Multifamily	74%
5	Senior Loan	11/20/2025	118,000	118,000	117,979	+2.25%	+2.26%	12/9/2030	Las Colinas, TX	Multifamily	73%
6	Senior Loan	12/21/2021	93,900	91,261	91,201	+3.80%	+3.80%	1/9/2027	Houston, TX	Multifamily	76%
7	Senior Loan	11/18/2024	92,500	92,500	89,272	+2.50%	+4.25%	12/5/2026	Queens, NY	Multifamily	75%
8	Senior Loan	2/10/2026	89,510	86,765	87,319	+2.75%	+3.25%	2/9/2030	Mesa, AZ	Multifamily	73%
9	Senior Loan	5/13/2022	89,500	89,500	89,857	+4.25%	+4.35%	5/9/2027	New York, NY	Multifamily	58%
10	Senior Loan	2/4/2022	89,000	89,000	89,000	+3.85%	+4.15%	4/1/2026	Temecula, CA	Multifamily	75%
11	Senior Loan	4/29/2022	85,000	85,000	84,983	+3.55%	+3.55%	5/6/2027	Reseda, CA	Multifamily	69%
12	Senior Loan	5/13/2022	83,885	83,885	84,220	+4.25%	+4.35%	5/9/2027	New York, NY	Multifamily	60%
13	Senior Loan	2/14/2025	75,000	75,000	74,984	+3.00%	+3.01%	2/9/2030	Davenport, FL	Multifamily	70%
14	Senior Loan	2/10/2026	73,820	71,898	72,077	+2.75%	+3.25%	2/9/2030	Phoenix, AZ	Multifamily	73%
15	Senior Loan	12/15/2021	73,620	73,620	73,492	+3.10%	+3.10%	12/9/2026	Sunny Isles Beach, FL	Multifamily	74%
16	Senior Loan	12/24/2025	69,600	69,600	69,576	+2.75%	+2.76%	1/9/2031	Venice, FL	Multifamily	74%
17	Senior Loan	4/26/2022	68,498	66,424	66,404	+3.82%	+3.82%	5/9/2027	Tucson, AZ	Multifamily	68%
18	Senior Loan	9/10/2021	68,291	68,291	68,155	+3.15%	+3.15%	10/9/2027	Richardson, TX	Multifamily	68%
19	Senior Loan	4/27/2022	67,940	65,443	65,523	+4.00%	+4.05%	5/9/2027	Indianapolis, IN	Multifamily	79%
20	Senior Loan	2/28/2022	66,869	66,869	66,869	5.25%	5.25%	9/9/2028	Atlanta, GA	Multifamily	68%
21	Senior Loan	10/2/2025	66,428	66,428	66,407	+3.25%	+3.26%	10/9/2030	Jacksonville, FL	Multifamily	83%
22	Senior Loan	12/24/2025	66,100	66,100	66,076	+2.85%	+2.86%	1/9/2031	Venice, FL	Multifamily	74%
23	Senior Loan	4/26/2021	66,000	66,000	65,981	+3.40%	+3.40%	5/9/2026	Las Vegas, NV	Multifamily	72%
24	Senior Loan	7/29/2021	62,500	62,500	62,550	+3.65%	+3.65%	8/9/2026	Maitland, FL	Multifamily	72%
25	Senior Loan	8/2/2021	58,947	58,947	59,205	+2.91%	+3.02%	8/9/2027	Austin, TX	Multifamily	73%
26	Senior Loan	5/12/2022	58,165	57,148	57,145	+3.35%	+3.35%	5/9/2027	Aurora, CO	Multifamily	80%
27	Senior Loan	12/17/2025	58,100	58,100	58,078	+2.80%	+2.82%	1/9/2031	Indian Land, SC	Multifamily	76%
28	Senior Loan	4/13/2022	57,168	56,730	56,690	5.50%	5.99%	5/9/2027	Houston, TX	Multifamily	78%
29	Senior Loan	2/17/2022	55,400	53,746	53,880	+4.10%	+4.16%	3/9/2027	Indianapolis, IN	Multifamily	80%
30	Senior Loan	12/21/2022	55,000	55,000	55,071	+3.95%	+4.03%	12/9/2027	San Bernardino, CA	Multifamily	66%
31	Senior Loan	12/19/2024	54,500	54,500	54,485	+3.30%	+3.31%	1/14/2030	New York, NY	Multifamily	61%
32	Senior Loan	8/17/2022	54,283	54,283	54,332	+2.50%	+2.55%	9/9/2027	Austin, TX	Multifamily	62%
33	Senior Loan	12/13/2024	54,075	54,075	54,017	+3.50%	+3.55%	12/9/2028	Jacksonville, FL	Multifamily	74%
34	Senior Loan	3/7/2022	52,385	50,186	50,059	+3.50%	+3.55%	3/9/2027	Humble, TX	Multifamily	75%
35	Senior Loan	2/5/2026	52,000	52,000	51,981	+2.75%	+2.76%	2/9/2031	Mount Pleasant, SC	Multifamily	72%
36	Senior Loan	3/22/2022	50,750	50,750	50,750	+3.60%	+3.60%	4/9/2027	Humble, TX	Multifamily	72%
37	Senior Loan	12/15/2021	49,000	49,000	48,977	+3.45%	+3.50%	12/9/2026	Charleston, SC	Multifamily	77%
38	Senior Loan	6/23/2021	48,944	48,944	48,905	+2.91%	+2.92%	7/9/2026	Roswell, GA	Multifamily	75%
39	Senior Loan	7/29/2021	47,500	47,500	47,535	+3.65%	+3.65%	8/9/2026	Clearwater, FL	Multifamily	79%
40	Senior Loan	12/10/2025	47,000	47,000	46,977	+2.50%	+2.60%	12/9/2030	Justin, TX	Multifamily	74%
41	Senior Loan	11/23/2021	45,445	45,445	45,444	+3.05%	+3.13%	12/9/2026	Dallas, TX	Multifamily	69%
42	Senior Loan	2/7/2025	44,320	41,700	41,688	+2.65%	+2.66%	2/9/2030	Jacksonville, FL	Multifamily	65%
43	Senior Loan	8/9/2021	44,000	44,000	43,992	+2.50%	+2.50%	3/9/2030	Philadelphia, PA	Multifamily	79%
44	Senior Loan	8/25/2022	44,000	44,000	44,448	+3.50%	+3.81%	9/9/2027	McKinney, TX	Multifamily	53%
45	Senior Loan	12/10/2024	43,100	36,752	36,737	+3.00%	+3.01%	12/9/2029	Jacksonville, FL	Multifamily	49%
46	Senior Loan	8/19/2021	43,000	43,000	42,995	+2.80%	+3.08%	11/9/2026	Omaha, NE	Multifamily	75%
47	Senior Loan	7/28/2021	42,801	42,801	42,760	+3.11%	+3.12%	8/9/2026	Sandy Springs, GA	Multifamily	77%
48	Senior Loan	8/9/2021	42,660	42,522	42,482	+3.16%	+3.17%	8/9/2026	Southaven, MS	Multifamily	57%
49	Senior Loan	7/21/2021	41,100	41,100	41,064	+2.91%	+2.92%	8/9/2026	Evanston, IL	Multifamily	77%
50	Senior Loan	8/25/2021	40,799	40,799	40,761	+3.50%	+3.50%	9/9/2026	Cypress, TX	Multifamily	69%
51	Senior Loan	3/14/2022	40,500	40,500	40,676	+2.00%	+2.07%	3/9/2030	Dallas, TX	Multifamily	76%
52	Senior Loan	11/10/2021	40,342	39,737	39,480	+4.10%	+4.30%	11/9/2027	Various	Multifamily	70%
53	Senior Loan	6/24/2021	38,600	38,600	38,595	+4.86%	+5.22%	1/9/2027	Austin, TX	Multifamily	76%
54	Senior Loan	3/29/2023	37,306	37,306	37,424	+2.25%	+2.16%	10/9/2027	Various	Multifamily	57%
55	Senior Loan	11/4/2021	37,300	37,300	37,160	+3.45%	+3.45%	11/1/2026	Boca Raton, FL	Multifamily	81%
56	Senior Loan	4/29/2022	37,135	36,006	36,056	+3.75%	+3.95%	5/9/2027	Euless, TX	Multifamily	80%
57	Senior Loan	12/21/2021	32,200	32,200	32,132	+3.00%	+3.00%	1/9/2027	Hackensack, NJ	Multifamily	68%
58	Senior Loan	5/8/2025	31,500	31,500	31,481	+2.65%	+2.67%	5/9/2030	New York, NY	Multifamily	66%

	Loan Type	Origination Date(1)	Total Loan	Principal Balance	Net Book Value	Cash Coupon(2)	All-in Yield(2)	Maximum Maturity(3)	Location	Property Type	LTV(1)
59	Senior Loan	1/28/2022	$31,229	$31,229	$31,361	+3.81%	+3.93%	9/9/2026	Dallas, TX	Multifamily	82%
60	Senior Loan	3/31/2025	31,024	31,024	28,771	+1.36%	+3.19%	6/1/2029	New York, NY	Multifamily	97%
61	Senior Loan	11/23/2021	30,506	30,506	30,505	+3.05%	+3.13%	12/9/2026	Dallas, TX	Multifamily	69%
62	Senior Loan	12/16/2021	29,500	29,500	29,436	+3.55%	+3.55%	1/9/2027	Fort Worth, TX	Multifamily	72%
63	Senior Loan	6/20/2025	28,534	25,550	25,534	+2.75%	+2.78%	7/9/2030	Las Vegas, NV	Multifamily	65%
64	Senior Loan	12/15/2021	27,991	27,592	27,589	+3.30%	+3.40%	12/15/2026	Arlington, TX	Multifamily	79%
65	Senior Loan	1/28/2022	24,489	24,489	24,591	+3.81%	+3.93%	9/9/2026	Mesquite, TX	Multifamily	78%
66	Senior Loan	1/28/2022	22,149	22,149	22,232	+3.81%	+3.93%	9/9/2026	Dallas, TX	Multifamily	85%
67	Senior Loan	8/26/2021	20,955	20,755	20,833	+3.21%	+3.26%	9/9/2026	Seattle, WA	Multifamily	69%
68	Senior Loan	7/20/2021	20,136	19,785	19,819	+3.50%	+3.60%	8/9/2026	Las Vegas, NV	Multifamily	72%
69	Senior Loan	11/18/2024	18,750	18,750	18,422	+3.00%	+3.85%	10/5/2027	Atlanta, GA	Multifamily	63%
70	Mezz Loan	6/8/2022	15,840	15,840	15,930	+7.50%	+7.63%	6/9/2027	New York, NY	Multifamily	81%
71	Mezz Loan	2/14/2020	15,000	15,000	14,721	+5.90%	+5.90%	12/5/2026	Queens, NY	Multifamily	75%
72	Senior Loan	11/18/2024	13,444	13,444	13,203	+3.25%	+4.04%	11/9/2026	Kent, WA	Multifamily	87%
73	Senior Loan	3/25/2021	12,500	12,500	12,503	+3.36%	+3.41%	8/9/2026	Lithonia, GA	Multifamily	67%
74	Senior Loan	3/19/2021	12,200	12,200	12,293	+5.00%	+5.15%	4/9/2026	Brooklyn, NY	Multifamily	85%
75	Senior Loan	11/18/2024	11,044	11,044	11,096	+3.00%	+3.38%	6/1/2027	Hollywood, FL	Multifamily	61%
76	Mezz Loan	2/10/2026	8,578	8,332	8,332	+7.61%	+8.11%	2/9/2030	Mesa, AZ	Multifamily	83%
77	Mezz Loan	2/10/2026	7,078	6,905	6,905	+7.61%	+8.11%	2/9/2030	Phoenix, AZ	Multifamily	83%
78	Mezz Loan	5/12/2022	5,785	5,785	5,785	+10.50%	+10.50%	5/9/2027	Aurora, CO	Multifamily	86%
Subtotal Multifamily			$4,332,988	$4,294,349	$4,292,327

Hospitality
79	Senior Loan	4/28/2022	$195,000	$195,000	$195,477	+2.40%	+2.45%	5/9/2027	New York, NY	Hospitality	70%
80	Senior Loan	11/15/2022	146,200	146,200	146,200	+4.46%	+4.46%	11/9/2027	Nashville, TN	Hospitality	52%
81	Senior Loan	2/24/2025	130,000	130,000	129,986	+3.65%	+3.65%	3/9/2028	San Diego, CA	Hospitality	49%
82	Senior Loan	11/26/2024	102,500	102,500	102,535	+3.25%	+3.36%	12/9/2029	Cambridge, MA	Hospitality	70%
83	Senior Loan	2/5/2025	90,000	90,000	90,000	+3.60%	+3.69%	2/9/2030	New York, NY	Hospitality	43%
84	Senior Loan	9/8/2022	87,000	87,000	87,013	+4.25%	+4.32%	9/9/2027	Washington, DC	Hospitality	52%
85	Senior Loan	11/3/2022	73,000	63,000	63,172	+3.75%	+3.80%	11/9/2029	Adairsville, GA	Hospitality	45%
86	Senior Loan	5/20/2022	62,373	62,373	62,372	+4.15%	+4.15%	5/9/2027	Montauk, NY	Hospitality	80%
87	Senior Loan	12/19/2025	49,000	49,000	48,977	+3.10%	+3.12%	1/9/2031	Miami, FL	Hospitality	48%
88	Senior Loan	1/7/2022	38,000	38,000	38,290	+3.75%	+3.93%	3/9/2027	Miami, FL	Hospitality	49%
89	Senior Loan	6/28/2019	25,400	25,400	25,531	+4.50%	+4.61%	7/9/2026	Davis, CA	Hospitality	72%
90	Senior Loan	7/18/2018	22,500	22,500	22,563	+5.36%	+5.49%	4/30/2026	Gaithersburg, MD	Hospitality	80%
91	Senior Loan	6/27/2024	14,870	14,870	14,737	+2.25%	+2.60%	2/6/2027	Mesa, AZ	Hospitality	66%
92	Senior Loan	6/27/2024	11,145	11,145	10,990	+3.25%	+3.41%	6/18/2026	Macon, GA	Hospitality	62%
Subtotal Hospitality			$1,046,988	$1,036,988	$1,037,843

Office
93	Senior Loan	1/30/2026	$181,050	$149,600	$149,575	+3.00%	+3.01%	2/9/2031	San Francisco, CA	Office	57%
94	Senior Loan	12/17/2025	150,000	150,000	149,976	+2.70%	+2.71%	1/9/2031	New York, NY	Office	57%
95	Senior Loan	3/31/2022	125,470	110,997	110,992	+3.65%	+3.65%	4/9/2028	Addison, TX	Office	67%
96	Senior Loan	12/31/2025	98,470	77,740	77,716	+2.75%	+2.76%	1/9/2031	Coral Gables, FL	Office	64%
97	Senior Loan	11/13/2025	83,000	65,623	65,600	+3.60%	+3.70%	11/9/2030	Miami, FL	Office	46%
98	Senior Loan	12/22/2021	81,500	78,343	78,802	+4.75%	+4.86%	1/9/2027	Dallas, TX	Office	62%
99	Senior Loan	10/30/2025	67,860	58,500	58,478	+2.80%	+2.81%	11/9/2030	Coral Gables, FL	Office	63%
100	Senior Loan	2/27/2026	56,000	28,878	28,848	+2.95%	+2.98%	3/9/2031	San Francisco, CA	Office	32%
101	Senior Loan	3/12/2021	52,250	35,049	35,034	+5.86%	+5.87%	4/30/2026	San Francisco, CA	Office	65%
102	Senior Loan	11/1/2021	47,913	47,913	47,836	+3.81%	+3.81%	11/9/2026	Fort Lauderdale, FL	Office	67%
103	Senior Loan	1/28/2022	43,650	37,567	37,577	+5.00%	+5.05%	2/9/2027	Milwaukee, WI	Office	59%
104	Senior Loan	2/18/2022	40,240	26,524	26,463	+3.90%	+3.90%	3/9/2028	Atlanta, GA	Office	60%
105	Senior Loan	11/30/2021	36,410	36,212	36,316	+5.00%	+5.43%	12/9/2026	Memphis, TN	Office	70%
106	Senior Loan	5/4/2021	30,000	26,578	26,719	7.50%	7.61%	3/9/2028	Richardson, TX	Office	65%
107	Senior Loan	12/18/2020	28,440	25,289	25,289	+4.61%	+4.61%	4/9/2026	Rockville, MD	Office	69%
108	Senior Loan	5/28/2021	26,500	26,500	26,489	+5.11%	+5.12%	6/9/2026	Austin, TX	Office	57%
109	Senior Loan	6/27/2024	3,876	3,876	3,615	+1.90%	+3.28%	8/1/2029	Bronx, NY	Office	41%

	Loan Type	Origination Date(1)	Total Loan	Principal Balance	Net Book Value	Cash Coupon(2)	All-in Yield(2)	Maximum Maturity(3)	Location	Property Type	LTV(1)
Subtotal Office			$1,152,629	$985,189	$985,325

Industrial
110	Senior Loan	12/30/2024	$108,875	$100,417	$100,400	+2.55%	+2.56%	1/9/2030	Sunrise, FL	Industrial	48%
111	Senior Loan	4/2/2025	80,270	58,937	58,985	+2.40%	+2.49%	4/9/2030	Bayonne, NJ	Industrial	44%
112	Senior Loan	8/15/2024	79,790	75,397	75,384	+2.75%	+2.76%	9/9/2029	Various	Industrial	67%
113	Senior Loan	2/13/2026	66,400	54,898	54,898	+2.65%	+2.65%	3/9/2031	West Windsor, NJ	Industrial	72%
114	Senior Loan	12/19/2025	64,700	59,700	59,677	+2.50%	+2.51%	1/9/2031	Sparks, NV	Industrial	52%
115	Senior Loan	12/11/2025	62,800	58,000	57,981	+2.40%	+2.41%	12/9/2030	Detroit, MI	Industrial	67%
116	Senior Loan	2/25/2025	48,500	40,883	40,901	+3.50%	+3.60%	3/9/2030	Sandy Springs, GA	Industrial	65%
117	Senior Loan	9/29/2025	45,000	40,732	40,712	+2.70%	+2.72%	10/9/2030	Valley Cottage, NY	Industrial	62%
118	Senior Loan	10/8/2025	43,571	42,720	42,720	+2.70%	+2.70%	10/9/2030	Gilbert, AZ	Industrial	60%
119	Senior Loan	4/27/2021	37,250	34,430	34,377	+3.26%	+3.60%	5/9/2027	Jamaica, NY	Industrial	61%
120	Senior Loan	12/23/2025	35,800	34,200	34,181	+2.75%	+2.76%	1/9/2031	Atlanta, GA	Industrial	54%
121	Senior Loan	4/27/2022	31,300	29,933	29,921	+4.30%	+4.30%	5/9/2027	Morrow, GA	Industrial	62%
122	Senior Loan	6/10/2025	27,200	23,881	23,875	+2.75%	+2.76%	6/9/2030	Delanco, NJ	Industrial	72%
123	Senior Loan	1/17/2025	22,540	22,540	22,524	+2.50%	+2.52%	2/9/2030	Glen Allen, VA	Industrial	70%
124	Senior Loan	3/28/2024	20,265	20,265	20,521	+3.00%	+3.09%	4/9/2029	Various	Industrial	61%
125	Mezz Loan	2/21/2020	18,102	18,102	18,102	10.00%	10.00%	3/1/2030	Various	Industrial	70%
126	Senior Loan	2/26/2021	17,706	17,706	17,661	+3.61%	+3.95%	3/9/2027	Elizabeth, NJ	Industrial	57%
127	Senior Loan	2/16/2024	14,700	14,700	14,699	+3.00%	+3.42%	3/9/2029	Cedar Hill, TX	Industrial	57%
Subtotal Industrial			$824,769	$747,441	$747,519

Mixed Use
128	Senior Loan	12/18/2025	$235,000	$210,000	$209,975	+2.85%	+2.85%	1/9/2031	New York, NY	Mixed Use	32%
129	Senior Loan	3/13/2026	117,205	117,205	117,205	+3.46%	+3.46%	4/30/2026	Philadelphia, PA	Mixed Use	69%
130	Senior Loan	12/9/2025	113,000	108,400	108,377	+2.55%	+2.56%	12/9/2030	Northridge, CA	Mixed Use	57%
131	Senior Loan	12/4/2023	110,000	110,000	110,197	+2.90%	+3.32%	12/9/2028	Washington, DC	Mixed Use	59%
132	Senior Loan	11/13/2025	69,650	55,182	55,159	+2.70%	+2.71%	11/9/2030	Burlington, MA	Mixed Use	65%
133	Mezz Loan	10/20/2022	30,842	30,670	30,685	+6.50%	+6.50%	4/30/2026	Philadelphia, PA	Mixed Use	68%
134	Senior Loan	2/19/2020	16,600	13,000	13,004	+3.75%	+3.75%	4/30/2026	West Hollywood, CA	Mixed Use	71%
Subtotal Mixed Use			$692,297	$644,457	$644,602

Retail
135	Senior Loan	5/2/2025	$81,000	$78,212	$78,212	+3.00%	+3.00%	5/9/2030	Westminster, CO	Retail	59%
136	Senior Loan	3/23/2026	74,478	67,686	67,661	+2.40%	+2.41%	4/9/2031	Charlottesville, VA	Retail	69%
137	Senior Loan	12/19/2024	70,045	58,200	58,184	+3.60%	+3.61%	1/9/2030	Chula Vista, CA	Retail	68%
138	Senior Loan	11/20/2025	58,600	58,600	58,577	+3.25%	+3.26%	12/9/2030	Yonkers, NY	Retail	63%
139	Senior Loan	6/27/2024	3,548	3,548	3,524	+3.00%	+3.12%	1/2/2027	Brooklyn, NY	Retail	49%
140	Senior Loan	6/27/2024	2,912	2,912	2,886	+3.25%	+3.33%	8/1/2027	New York, NY	Retail	13%
141	Senior Loan	6/27/2024	1,034	1,034	1,023	+3.25%	+3.60%	7/28/2027	New York, NY	Retail	13%
Subtotal Retail			$291,617	$270,192	$270,067

Various
142	Senior Loan	11/7/2025	$91,000	$91,000	$91,000	+2.70%	+2.70%	11/9/2030	Santa Barbara, CA	Various	61%

Self Storage
143	Senior Loan	1/28/2021	$15,950	$15,950	$16,031	+5.50%	+5.79%	4/9/2026	Philadelphia, PA	Self Storage	79%

Total/Weighted Average			$8,448,238	$8,085,566	$8,084,714	+3.22%	+3.31%				66%
CECL Reserve					(57,626)
Loans receivable, net					$8,027,088
_________________________
(1)    Date loan was originated or acquired by us, and the LTV, as of such date. Dates and LTV are not updated for subsequent loan modifications or upsizes.

(2)    The weighted-average cash coupon and all-in yield are expressed as a spread over the relevant floating benchmark rate, which is SOFR. In addition to cash coupon, all-in yield includes accretion of discount (amortization of premium) and accrual of exit fees. For loans placed on non-accrual, the interest rate used in calculating weighted-average cash coupon and weighted-average all-in yield is 0%.
(3)    Maximum maturity assumes all extension options are exercised by the borrower, however loans may be repaid prior to such date.

Results of Operations
The following table sets forth information regarding our unaudited consolidated results of operations for the three months ended March 31, 2026 and 2025:

	Three Months Ended March 31,
	2026	2025
Net interest income
Interest income	$149,294	$162,526
Less: Interest expense	(91,584)	(104,814)
Interest income on mortgage loans held in securitization trusts	36,335	29,119
Less: Interest expense on mortgage obligations issued by securitization trusts	(31,626)	(25,819)
Net interest income	62,419	61,012
Other expenses
Management fee	9,356	9,264
Performance fee	—	—
General and administrative expenses	11,282	11,790
Real estate operating expenses	11,600	7,637
Depreciation and amortization	11,645	6,478
Interest expense on real estate	1,771	2,017
Less: Expense limitation	—	(342)
Add: Expense recoupment to sponsor	76	—
Net other expenses	45,730	36,844
Other income (loss)
Credit loss expense, net	20,019	10,701
Real estate operating income	13,852	9,528
Net change in unrealized gain (loss) on interest rate cap	(354)	(582)
Net change in unrealized gain (loss) on mortgage-backed securities, fair value option	302	158
Net unrealized gain (loss) on mortgage loans and obligations held in securitization trusts, net	(2,570)	(853)
Net unrealized gain (loss) on real estate, held-for-sale	488	—
Total other income (loss)	31,737	18,952
Net income before income taxes	48,426	43,120
Income tax expense	(289)	(480)
Net income	48,137	42,640
Preferred stock dividends	(4)	(4)
Net income attributable to FS Credit Real Estate Income Trust, Inc.	$48,133	$42,636
Net Interest Income
Net interest income is generated on our interest-earning assets less related interest-bearing liabilities. The decrease in interest income and interest expense was primarily attributable to lower average index rates for the three months ended March 31, 2026 as compared to the three months ended March 31, 2025. The increase in interest income on mortgage loans held in securitization trusts, and interest expense on mortgage obligations issued by securitization trusts was attributable to the consolidation of securitization vehicles.
Other Expenses
Other expenses include management and performance fees payable to FS Real Estate Advisor and general and administrative expenses. General and administrative expenses include administrative services expenses and fees, auditing and professional fees, independent director fees, transfer agent fees, loan servicing expenses and other costs associated with operating our business. The increase in other expenses for the three months ended March 31, 2026 as compared to the three months ended March 31, 2025 can primarily be attributed to the increase in real estate operating expenses and depreciation and amortization as a result of the acquisition of real estate properties through foreclosure during 2025.
Expense Limitation

We have entered into an Expense Limitation Agreement with FS Real Estate Advisor and Rialto pursuant to which FS Real Estate Advisor and Rialto have agreed to waive reimbursement of or pay, on a quarterly basis, our annualized ordinary operating expenses for such quarter to the extent such expenses exceed 1.5% per annum of our average net assets attributable to each of our classes of common stock. Ordinary operating expenses for each class of common stock consist of all ordinary expenses attributable to such class, including administration fees, transfer agent fees, fees paid to our board of directors, loan servicing expenses, administrative services expenses and fees, and related costs associated with legal, regulatory compliance and investor relations, but excluding the following: (a) management fees and performance fees paid to FS Real Estate Advisor pursuant to the Advisory Agreement, (b) interest expense and other financing costs, (c) taxes, (d) distribution or shareholder servicing fees and (e) unusual, unexpected and/or nonrecurring expenses. We will repay FS Real Estate Advisor or Rialto on a quarterly basis any ordinary operating expenses previously waived or paid, but only if the reimbursement would not cause the then-current expense limitation, if any, to be exceeded. In addition, the reimbursement of expenses will be made only if payable not more than three years from the end of the fiscal quarter in which the expenses were paid or waived.
As of March 31, 2026 and 2025, the Company had $0 and $357, respectively, of reimbursements due from FS Real Estate Advisor and Rialto.
During the three months ended March 31, 2026, $338 expense recoupments were paid to FS Real Estate Advisor and Rialto. As of March 31, 2026, there were $76 of expense recoupments payable to FS Real Estate Advisor and Rialto.
Credit Loss Expense, Net
During the three months ended March 31, 2026, our expected credit loss reserve decreased by $20,019. The decrease was primarily driven by the macroeconomic assumptions utilized in determining our general current expected credit loss ("CECL") reserve. Credit loss expenses relate to changes in the Company’s general and specific CECL reserves for the Company’s Loans receivable, held-for-investment and Mortgage-backed securities, held-to-maturity portfolios, and the credit loss allowance associated with the Company’s Mortgage-backed securities available-for-sale.
Non-GAAP Financial Measures
Funds from Operations and Modified Funds from Operations
We use Funds from Operations ("FFO"), a widely accepted non-GAAP financial metric, to evaluate our performance. FFO provides a supplemental measure to compare our performance and operations to other REITs. Due to certain unique operating characteristics of real estate companies, the National Association of Real Estate Investment Trusts ("NAREIT") has promulgated a standard known as FFO, which it believes more accurately reflects the operating performance of a REIT. As defined by NAREIT, FFO means net income computed in accordance with GAAP, excluding gains (or losses) from sales of operating property, plus depreciation and amortization and after adjustments for unconsolidated entities. In addition, NAREIT has further clarified the FFO definition to add-back impairment write-downs of depreciable real estate or of investments in unconsolidated entities that are driven by measurable decreases in the fair value of depreciable real estate and to exclude the earnings impacts of cumulative effects of accounting changes. We have adopted the NAREIT definition for computing FFO.
Due to the unique features of publicly registered, non-listed REITs, the Institute for Portfolio Alternatives ("IPA"), an industry trade group, published a standardized non-GAAP financial measure known as Modified Funds from Operations ("MFFO"), which the IPA has promulgated as a supplemental measure for publicly registered non-listed REITs and which may be another appropriate supplemental measure to reflect the operating performance of a non-listed REIT.
The IPA defines MFFO as FFO adjusted for acquisition fees and expenses, amounts relating to straight line rents and amortization of premiums or accretion of discounts on debt investments, non-recurring impairments of real estate-related investments, mark-to-market adjustments included in net income, non-recurring gains or losses included in net income from the extinguishment or sale of debt, hedges, foreign exchange, derivatives or securities holdings where trading of such holdings is not a fundamental attribute of the business plan, unrealized gains or losses resulting from consolidation from, or deconsolidation to, equity accounting, and after adjustments for consolidated and unconsolidated partnerships and joint ventures.
Because MFFO may be a recognized measure of operating performance within the non-listed REIT industry, MFFO and the adjustments used to calculate it may be useful in order to evaluate our performance against other non-listed REITs. Like FFO, MFFO is not equivalent to our net income or loss as determined under GAAP, as detailed in the table below, and MFFO may not be a useful measure of the impact of long-term operating performance on value if we continue to acquire a significant amount of investments.
Our presentation of FFO and MFFO may not be comparable to other similarly titled measures presented by other REITs. We believe that the use of FFO and MFFO provides a more complete understanding of our operating performance to stockholders and to management, and when compared year over year, reflects the impact on our operations from trends in operating costs, general and administrative expenses, and interest costs. Neither FFO nor MFFO is intended to be an alternative to “net income” or to “cash flows from operating activities” as determined by GAAP as a measure of our capacity to pay distributions. Management uses FFO and MFFO to compare our operating performance to that of other REITs and to assess our operating performance.

Neither the SEC, any other regulatory body nor NAREIT has passed judgment on the acceptability of the adjustments that we use to calculate FFO or MFFO. In the future, the SEC, another regulatory body or NAREIT may decide to standardize the allowable adjustments across the non-listed REIT industry and we would have to adjust our calculation and characterization of FFO or MFFO.
Our FFO and MFFO are calculated for the three months ended March 31, 2026 and 2025 as follows:

	Three Months Ended March 31,
	2026	2025
Net income (GAAP)	$48,137	$42,640
Adjustments to arrive at funds from operations:
Real estate depreciation and amortization	11,645	6,478
Funds from operations	$59,782	$49,118
Adjustments to arrive at modified funds from operations:
Accretion of discount on mortgage-backed securities held-to-maturity	110	(787)
Straight-line rental income	(64)	(41)
Net change in unrealized (gain) loss on interest rate cap	354	582
Credit loss expense, net	(20,019)	(10,701)
Net change in unrealized (gain) loss on mortgage-backed securities fair value option	(302)	(158)
Unrealized (gain) loss on mortgage loans and obligations held in securitization trusts, net	2,570	853
Unrealized (gain) loss on real estate, held-for-sale	(488)	—
Modified funds from operations	$41,943	$38,866
NAV per Share
FS Real Estate Advisor calculates our NAV per share in accordance with the valuation guidelines approved by our board of directors for the purposes of establishing a price for shares sold in our public offering as well as establishing a repurchase price for shares repurchased pursuant to our Share Repurchase Plan.
In general, our investments are valued by FS Real Estate Advisor based on market quotations, at amortized cost or at fair value determined in accordance with GAAP. In accordance with the valuation guidelines approved by our board of directors, FS Real Estate Advisor calculates our NAV per share for each class of our common stock as of the last calendar day of each month. For purposes of calculating our NAV, FS Real Estate Advisor uses the following valuation methods:
•Commercial real estate debt classified as held-for-investment is valued at amortized cost, net of unamortized acquisition premiums or discounts, loan fees, and origination costs. Mortgage-backed securities are classified as held-to-maturity when we intend to and can hold such securities until maturity and are valued at amortized cost, net of unamortized acquisition premium or discount. Our general CECL reserve is not considered impairment and is excluded from our NAV calculation consistent with other unrealized gains (losses) for investments expected to be held-to-maturity pursuant to our existing policy for calculating NAV. We recognize such potential credit losses in the NAV calculation if and when a loan is deemed impaired. Impairment is indicated when it is deemed probable that we will not be able to collect all amounts due to us pursuant to the contractual terms of the loan. If a loan is determined to be impaired, the loan is written down through a loan specific reserve. See Note 2 to our unaudited consolidated financial statements included herein for additional information regarding our accounting for impaired loans, including significant judgments and assumptions included. At least quarterly, FS Real Estate Advisor, with assistance from our sub-adviser, evaluates for impairment each loan classified as held-for-investment.
•Mortgage-backed securities that we do not classify as held-to-maturity are reported at fair value. On a monthly basis, FS Real Estate Advisor values such securities using quotations obtained from an independent third-party pricing service, which provides prevailing bid and ask prices that are screened for validity by the third-party pricing service on the valuation date. For securities for which there is no readily available market quotations, FS Real Estate Advisor values the security using current market data and a valuation provided by an independent third-party valuation firm. Each investment is valued by FS Real Estate Advisor no less frequently than quarterly.
•Purchased commercial real estate properties are initially valued at cost, which is expected to represent fair value at that time. FS Real Estate Advisor, with assistance from our sub-adviser, expects to receive an appraisal performed by an independent third-party appraisal firm on each property purchased prior to or upon acquisition. Foreclosed properties are initially measured at fair value by the adviser. Each property will then be valued by an independent third party monthly, commencing with the month subsequent to acquisition. Properties accounted for as held-for-investment are reported at fair value, while properties accounted for as held-for-sale are reported at fair value less estimated costs to sell. The independent third-party valuation firm will provide a monthly valuation for each property using the discounted cash flow methodology (income approach) as a primary methodology, although other industry standard methodologies may be used, including the sales comparison and replacement cost approaches. Further, the independent third-party valuation firm will provide an annual valuation for each property, which will be consistent with its monthly valuation but will also reflect (i) property specific factors such as property income, cash flow forecasts, capital improvements and key performance indicators (e.g. occupancy rates) and (ii) market specific factors such as discount rates, capitalization rates and market sale transactions.
•Liabilities include repurchase agreements payable, credit facility payable, collateralized loan obligations, mortgage obligations, fees payable to FS Real Estate Advisor and the dealer manager, accounts payable, accrued operating expenses, any portfolio-level credit facilities, and other liabilities. All liabilities are valued at amounts payable, net of unamortized premium or discount, and net of unamortized debt issuance costs. Liabilities related to stockholder servicing fees allocable to Class T, Class S, Class D and Class M shares are only included in the NAV calculation for those classes. Liabilities related to the base management fee is a class-specific expense for Class T, Class S, Class D, Class M and Class I shares, and the performance fee is a class-specific expense for Class T, Class S, Class D, Class M, Class I and Class Y shares. Class I PCRs will not be treated as a liability unless and until Class I shares are issuable pursuant to our advisory agreement and the Class I PCR agreement.
Loans receivable and mortgage-backed securities held-to-maturity are valued at amortized cost, consistent with how they are recorded in accordance with GAAP, as these instruments are intended to be held-to-maturity. Liabilities are valued at amortized cost as these obligations are expected to be satisfied at their carrying value. See Note 9 to our unaudited consolidated financial statements included herein for additional information including a comparison of our carrying value and an estimate of the fair value of our loans receivable held-for-investment, mortgage-backed securities held-to-maturity, repurchase agreements payable, credit facility payable, collateralized loan obligations, and mortgage note payable.
The following table provides a breakdown of the major components of our total NAV as of March 31, 2026:

Components of NAV	March 31, 2026
Cash and cash equivalents	$154,581
Restricted cash	38,138
Loans receivable	8,084,714
Mortgage-backed securities, at fair value	239,922
Interest receivable	86,511
Investments in real estate, held-for-investment	564,499
Investments in real estate, held-for-sale	117,701
Receivable for investment sold and repaid	103,657
Other assets	6,361
Mortgage loans held in securitization trusts, at fair value	2,352,276
Repurchase agreements payable, net	(2,217,718)
Credit facility payable, net	(828,511)
Collateralized loan obligations, net	(3,353,605)
Mortgage note payable, net	(124,700)
Accrued servicing fees(1)	(2,082)
Other liabilities	(116,342)
Mortgage obligations issued by securitization trusts, at fair value	(2,126,105)
Net asset value	$2,979,297
_______________________
(1)    See Reconciliation of Stockholders' Equity to NAV below for an explanation of the differences between the stockholder servicing fees accrued for purposes of NAV and the amount accrued under GAAP.
The following table provides a breakdown of our total NAV and NAV per share by share class as of March 31, 2026:

NAV per Share	Class F	Class Y	Class T	Class S	Class D	Class M	Class I	Total
Net asset value	$14,776	$20,135	$16,771	$1,649,146	$8,782	$92,065	$1,177,622	$2,979,297
Number of outstanding shares	587,312	843,658	683,368	66,497,344	357,074	3,732,419	49,312,053	122,013,228
NAV per share as of March 31, 2026	$25.1595	$23.8663	$24.5415	$24.8002	$24.5948	$24.6663	$23.8810
The following table details the weighted average discount rate and exit capitalization rate by property type, which are the key assumptions used in the discounted cash flow valuations as of March 31, 2026:

Property Type	Discount Rate	Exit Capitalization Rate
Office	7.48%	6.40%
Multifamily	7.28%	5.55%
Discount rate and exit capitalization rate are the key assumptions used in the discounted cash flow valuation of our investments in real estate. A change in these assumptions would impact the calculation of the value of our real estate investments. For example, assuming all other factors remain unchanged, the changes listed below would result in the following effects on our investment values:

Input	Hypothetical Change	Office Investment Values	Multifamily Investment Values
Discount Rate	0.25% decrease	1.9%	2.0%
(weighted average)	0.25% increase	(1.9)%	(1.9)%
Exit Capitalization Rate	0.25% decrease	2.6%	3.0%
(weighted average)	0.25% increase	(2.4)%	2.7%
The following table sets forth a reconciliation of our stockholders' equity to our NAV as of March 31, 2026:

Reconciliation of Stockholders' Equity to NAV	March 31, 2026
Total stockholders' equity under GAAP	$2,797,445
Preferred stock	(125)
Total stockholders' equity, net of preferred stock, under GAAP	2,797,320
Adjustments:
Accrued stockholder servicing fees(1)	86,829
General CECL reserve(2)	58,230
Net unrealized real estate depreciation(3)	(12,279)
Accumulated depreciation and amortization(4)	58,382
Other adjustments(5)	(9,185)
Net asset value	$2,979,297
_______________________
(1) Stockholder servicing fees only apply to Class T, Class S, Class D and Class M shares. Under GAAP, we accrue future stockholder servicing fees in an amount equal to our best estimate of fees payable to FS Investment Solutions at the time such shares are sold. For purposes of NAV, we recognize the stockholder servicing fee as a reduction of NAV on a monthly basis. As a result, the estimated liability for the future stockholder servicing fees, which are accrued at the time each share is sold, will have no effect on the NAV of any class.
(2)    Our loans receivable held-for-investment and mortgage-backed securities held-for-investment balances include a general CECL reserve in our GAAP unaudited consolidated financial statements. For purposes of calculating our NAV, our general CECL reserve is excluded. We recognize a specific CECL reserve in the NAV calculation if and when a loan is deemed impaired, as described above.
(3)    Our investment in real estate is presented at its depreciated cost basis in our GAAP unaudited consolidated financial statements. As such, any increases or decreases in the fair market value of our investment in real estate is not included in our GAAP results. For purposes of calculating our NAV, our investment in real estate is recorded at fair value.
(4)    We depreciate our investment in real estate and amortize certain other assets and liabilities in accordance with GAAP. Such depreciation and amortization are not recorded for purposes of determining our NAV.
(5)    Includes (i) straight-line rent receivables, which are recorded in accordance with GAAP but not recorded for purposes of determining our NAV, (ii) increases or decreases in the fair market value of our interest rate cap, which is recorded in accordance with GAAP but not recorded for purposes of determining our NAV. For purposes of calculating our NAV, the interest rate cap is amortized over its term, and (iii) other adjustments.
Limits on the Calculation of Our Per Share NAV
Although our primary goal in establishing our valuation guidelines is to produce a valuation that represents a fair and accurate estimate of the value of our investments, the methodologies used are based on judgments, assumptions and opinions about future events that may or may not prove to be correct, and if different judgments, assumptions or opinions were used, a different estimate would likely result. Furthermore, our published per share NAV may not fully reflect certain extraordinary events because we may not be able to immediately quantify the financial impact of such events on our portfolio. FS Real Estate Advisor monitors our portfolio between valuations to determine whether there have been any extraordinary events that may have materially changed the estimated market value of the portfolio, such as significant market events or disruptions or force majeure events. If required by applicable securities law, we will promptly disclose the occurrence of such event in a prospectus supplement and FS Real Estate Advisor will analyze the impact of such extraordinary event on our portfolio and determine, in coordination with third-party valuation services, the appropriate adjustment to be made to our NAV. We will not, however, retroactively adjust NAV. To the extent that the extraordinary events may result in a material change in value of a specific investment, FS Real Estate Advisor will order a new valuation of the investment, which will be prepared by a third-party valuation service. It is not known whether any resulting disparity will benefit stockholders whose shares are or are not being repurchased or purchasers of our common stock. In calculating the number of shares outstanding used in calculating our NAV, we include the number of estimated Class I shares, if any, issuable to the adviser and the sub-adviser pursuant to the PCR Agreement based on the achievement of the Performance Conditions (as defined in the PCR Agreement), which estimate we will true up following the issuance of such Class I shares pursuant to the PCR Agreement.
We include no discounts to our NAV for the illiquid nature of our shares, including the limitations on the ability to sell shares under our Share Repurchase Plan and our ability to suspend or terminate our Share Repurchase Plan at any time. Our NAV generally does not consider exit costs that would likely be incurred if our assets and liabilities were liquidated or sold. While we may use market pricing concepts to value individual components of our NAV, our per share NAV is not derived from the market pricing information of open-end real estate funds listed on stock exchanges.
We do not represent, warranty or guarantee that:
•a stockholder would be able to realize the NAV per share for the class of shares a stockholder owns if the stockholder attempts to sell its shares;
•a stockholder would ultimately realize distributions per share equal to per share NAV upon a liquidation of our assets and settlement of our liabilities or upon any other liquidity event;
•shares of our common stock would trade at per share NAV on a national securities exchange;
•a third party in an arm’s-length transaction would offer to purchase all or substantially all of our shares of common stock at NAV;
•NAV would equate to a market price for an open-end real estate fund; and
•NAV would represent the fair value of our assets less liabilities under GAAP.
Liquidity and Capital Resources
As of March 31, 2026, we had $192,719 in cash and cash equivalents, which we and our wholly owned subsidiaries held in custodial accounts. In addition, as of March 31, 2026, we had $3,433,662 in borrowings available under our financing arrangements, subject to borrowing base and other limitations. As of March 31, 2026, we had unfunded loan commitments of $362,672. We maintain sufficient cash on hand and available borrowings to fund such unfunded commitments should the need arise.
We will obtain the funds required to purchase or originate investments and conduct our operations from the net proceeds of our public offering, the private placement of our Class I shares and any future offerings we may conduct, from secured and unsecured borrowings from banks and other lenders, and from any undistributed funds from operations. Our principal demands for funds will be for asset acquisitions/originations, the payment of operating expenses and distributions, the payment of interest on any outstanding indebtedness and repurchases of our common stock pursuant to our Share Repurchase Plan. Generally, cash needs for items other than asset acquisitions/originations will be met from operations, and cash needs for asset acquisitions/originations will be funded by public offerings of our shares and debt financings. However, there may be a delay between the sale of our shares and our purchase/originations of assets, which could result in a delay in the benefits to our stockholders of returns generated from our investment operations. Our leverage may not exceed 300% of our total net assets (as defined in our charter) as of the date of any borrowing unless a majority of our independent directors vote to approve any borrowing in excess of this amount. Our board of directors will continue to review our ratio of leverage to total net assets on a quarterly basis, as required by our charter.

	March 31, 2026	December 31, 2025
Debt-to-equity ratio(1)	2.3x	2.3x
Leverage-to-net assets ratio(2)	2.2x	2.1x
_______________________
(1) Represents (i) total gross outstanding debt agreements less cash on our consolidated balance sheets (ii) total stockholder's equity, in each case, at period end.
(2) Represents (i) total gross outstanding debt agreements (ii) total net asset value (as defined in our charter), in each case, at period end. See NAV per share section within Item 2 for a reconciliation between our stockholder's equity to net asset value.
If we are unable to continue to raise substantial funds in our public offering, we will make fewer investments resulting in less diversification in terms of the type, number and size of investments we make and the value of an investment in us will fluctuate with the performance of the specific assets we acquire. We have certain fixed operating expenses, including certain expenses as a publicly offered REIT, regardless of whether we are able to raise substantial funds in our public offering. Our inability to raise substantial funds would increase our fixed operating expenses as a percentage of gross income, reducing our net income and limiting our ability to make distributions.
Potential future sources of capital include proceeds from secured or unsecured financings from banks or other lenders or proceeds from the sale of assets or collection of loans receivable.

In addition to making investments in accordance with our investment objectives, we expect to use our capital resources to make certain payments to FS Real Estate Advisor and FS Investment Solutions, the dealer manager for our public offering. During the offering stage of our public offering, these payments will include payments to FS Real Estate Advisor and its affiliates for reimbursement of certain organization and offering expenses. We will reimburse FS Real Estate Advisor for the organization and offering costs it or Rialto incurs on our behalf only to the extent that the reimbursement would not cause the selling commissions, dealer manager fees, accountable due diligence expenses, stockholder servicing fees and the other organization and offering expenses borne by us to exceed 15.0% of the gross offering proceeds from the primary offering as the amount of proceeds increases. FS Real Estate Advisor may be reimbursed for any organization and offering expenses that it or Rialto has incurred on our behalf, up to a cap of 0.75% of gross proceeds raised. Future Standard funded our offering costs in the amount of $30,518 for the period from November 7, 2016 (Inception) to March 31, 2026. Through March 31, 2026, we reimbursed $27,450 to FS Real Estate Advisor for offering expenses previously funded. As of March 31, 2026, $2,825 of offering expenses previously funded remained subject to reimbursement to FS Real Estate Advisor and Rialto.
Subject to the limitations in the advisory agreement and sub-advisory agreement, we expect to make payments to FS Real Estate Advisor in connection with the management of our assets and costs incurred by FS Real Estate Advisor and Rialto in providing services to us. The advisory agreement has a one-year term but may be renewed for an unlimited number of successive one-year periods upon the mutual consent of FS Real Estate Advisor and our board of directors. On November 12, 2025, our board of directors approved the renewal of the advisory agreement effective as of December 1, 2025 for an additional one-year term expiring December 1, 2026. For a discussion of the compensation to be paid to FS Real Estate Advisor and FS Investment Solutions, see Note 7 to our unaudited consolidated financial statements included herein.
Cash Flows
The following table provides a breakdown of the net change in our cash and cash equivalents and restricted cash:

	Three Months Ended March 31,
	2026	2025
Cash flows from operating activities	$37,694	$39,094
Cash flows used in investing activities	(313,595)	(60,923)
Cash flows from financing activities	116,035	111,428
Net increase (decrease) in cash and cash equivalents and restricted cash	$(159,866)	$89,599
Cash flows from operating activities decreased $1,400 during the three months ended March 31, 2026 compared to the corresponding period in 2025 primarily due to the change in non-cash other income items in addition to the change in other assets and accrued expenses during the period.
Cash flows used in investing activities decreased $252,672 during the three months ended March 31, 2026 compared to the corresponding period in 2025 primarily due to the increase in origination and fundings of loans receivables of $219,704 as well as a net decrease in principal collections from loans receivable, held-for-investment $114,041.
Cash flows from financing activities increased $4,607 during the three months ended March 31, 2026 compared to the corresponding period in 2025 primarily due to a net decrease in redemptions of common stock of $4,507.
We utilize our credit and repurchase facilities primarily to finance our loan originations on a short-term basis prior to loan securitizations, including through CLOs. The timing, size, and frequency of our securitizations impact the balances of these borrowings, and produce some fluctuations. The following table provides additional information regarding the balances of our borrowings:

Quarter Ended	Quarterly Average Unpaid Principal Balance	End of Period Unpaid Principal Balance	Maximum Unpaid Principal Balance at Any Month-End
March 31, 2026	$3,354,385	$3,074,256	$3,716,782
December 31, 2025	$2,894,173	$3,735,493	$3,735,493
September 30, 2025	$2,595,015	$2,465,384	$2,621,542
June 30, 2025	$2,655,737	$2,642,231	$2,685,156
March 31, 2025	$2,186,617	$2,553,029	$2,553,029
Critical Accounting Policies and Estimates
Our financial statements are prepared in conformity with GAAP, which requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities, at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Refer to the section of our Form 10-K entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates” for a full discussion of our critical accounting policies and estimates. There have been no material changes to our critical accounting policies and estimates described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025. See Note 2 to our unaudited consolidated financial statements included herein for additional information regarding our accounting policies and significant accounting estimates.
Related Party Transactions
Compensation of FS Real Estate Advisor, Rialto and the Dealer Manager
Pursuant to the advisory agreement, FS Real Estate Advisor is entitled to an annual base management fee equal to 1.25% of the NAV for our Class T, Class S, Class D, Class M and Class I shares and a performance fee in an amount equal to 10.0% of the Core Earnings for the immediately preceding quarter, subject to a hurdle rate, expressed as a rate of return on average adjusted capital, equal to 1.625% per quarter, or an annualized hurdle rate of 6.5%. We also reimburse FS Real Estate Advisor and Rialto for their actual cost incurred on providing administrative services to us, including the allocable portion of compensation and related expenses of certain personnel providing such administrative services. Further, origination fees of up to 1.0% of the loan amount for first lien, subordinated or mezzanine debt or preferred equity financing may be retained by Rialto or FS Real Estate Advisor. FS Real Estate Advisor has also received compensation for the structuring and negotiation of certain financing arrangements. Pursuant to the advisory agreement, we will reimburse FS Real Estate Advisor and its affiliates for expenses incurred relating to our organization and continuous public offering, including the allocable portion of compensation and related expenses of certain personnel of Future Standard related thereto. FS Real Estate Advisor previously agreed to advance all of our organization and offering expenses until we raised $250,000 of gross proceeds from our public offering. In April 2020, FS Real Estate Advisor and Rialto agreed to defer the recoupment of any organization and offering expenses that may be reimbursable by us under the advisory agreement with respect to gross proceeds raised in the offering in excess of $250,000 until FS Real Estate Advisor, in its sole discretion, determined that we had achieved economies of scale sufficient to ensure that we could bear a reasonable level of expenses in relation to our income. We began reimbursing FS Real Estate Advisor in September 2020 and, as such, FS Real Estate Advisor may be reimbursed for any organization and offering expenses that it or Rialto has incurred on our behalf, up to a cap of 0.75% of gross proceeds raised after such time.
The dealer manager for our continuous public offering is FS Investment Solutions, which is an affiliate of FS Real Estate Advisor. Under the Dealer Manager Agreement, FS Investment Solutions is entitled to receive upfront selling commissions and dealer manager fees in connection with the sale of shares of common stock in our continuous public offering. FS Investment Solutions anticipates that all of the selling commissions and dealer manager fees will be reallowed to participating broker-dealers, unless a particular broker-dealer declines to accept some portion of the dealer manager fee they are otherwise eligible to receive. FS Investment Solutions is also entitled to receive stockholder servicing fees, which accrue daily and are paid on a monthly basis. FS Investment Solutions will reallow such stockholder servicing fees to participating broker-dealers, servicing broker-dealers and financial institutions (including bank trust departments) and will waive (pay back to us) stockholder servicing fees to the extent a broker-dealer or financial institution is not eligible or otherwise declines to receive all or a portion of such fees.
See Note 7 to our unaudited consolidated financial statements included herein for additional information regarding our related party transactions and relationships, including a description of the fees and amounts due to FS Real Estate Advisor, compensation of FS Investment Solutions, capital contributions by Future Standard and Rialto and, our Expense Limitation Agreement with Future Standard.
FS Investment Solutions also serves or served as the placement agent for our private offerings pursuant to placement agreements. FS Investment Solutions does not receive any compensation pursuant to these agreements.
Item 3.    Quantitative and Qualitative Disclosures About Market Risk.
We are subject to financial market risks, including changes in interest rates. As of March 31, 2026, 96% of the outstanding principal of our debt investments were floating-rate investments. A rise in the general level of interest rates can be expected to lead to higher interest rates applicable to any variable rate investments we may hold and to declines in the value of any fixed rate investments we may hold. However, many of our variable rate investments provide for an interest rate floor, which may prevent our interest income from increasing until benchmark interest rates increase beyond a threshold amount. To the extent that a substantial portion of our investments may be in variable rate investments, an increase in interest rates beyond this threshold would make it easier for us to meet or exceed our performance fee hurdle rate and may result in a substantial increase in our net investment income and the amount of performance fees payable to FS Real Estate Advisor.
Pursuant to the terms of the FS Rialto 2021-FL2, 2021-FL3, 2024-FL9, 2025-FL10, and 2026-FL11 the WF-1 Facility, the GS-1 Facility, the BB-1 Facility, the MS-1 Facility, the Barclays Revolving Credit Facility, the NTX-1 Facility, the BMO-1 Facility, the Lucid Facility, the Natixis loan, the MM-1 Facility, the WF-2 Facility, the CB-1 Facility, the Finance Blue Facility, the JP-1 Facility, the CO-1 Facility, and the Citi Facility borrowings are at a floating-rate based on SOFR, and the pricing rate for any specific transaction executed under the RBC Facility may be charged, pursuant to the terms agreed for that transaction, at a floating-rate based on SOFR. To the extent that any present or future credit facilities or other financing arrangements that we or any of our subsidiaries enter into are based on a floating interest rate, we will be subject to risks relating to changes in market interest rates. In periods of rising interest rates, when we have debt outstanding, our cost of funds would increase, which could reduce our net investment income, especially to the extent we hold fixed rate investments.
We may seek to limit the impact of rising interest rates on earnings and cash flows through the use of derivative financial instruments to hedge exposures to changes in interest rates on loans secured by our assets.
The following table shows the effect over a twelve-month period of changes in interest rates on our interest income, interest expense, and net interest income, assuming no changes in the composition of our investment portfolio, including the accrual status of our investments, and our financing arrangements in effect as of March 31, 2026:

Basis Point Changes in Interest Rates	Increase (Decrease) in Interest Income	Increase (Decrease) in Interest Expense	Increase (Decrease) in Net Interest Income	Percentage Change in Net Interest Income
Down 50 basis points(1)	$(33,141)	$(29,484)	$(3,657)	(1.7)%
Down 25 basis points(1)	$(17,525)	$(14,742)	$(2,783)	(1.3)%
No change	—	—	—	—
Up 25 basis points	$18,932	$14,742	$4,190	1.9%
Up 50 basis points	$38,403	$29,484	$8,919	4.1%
__________________________
(1)    Decrease in rates assumes SOFR does not decrease below 0%.

Item 4.    Controls and Procedures.
Evaluation of Disclosure Controls and Procedures
As required by Rule 13a-15(b) under the Exchange Act, we carried out an evaluation, under the supervision and with the participation of our management, including our chief executive officer and chief financial officer, of the effectiveness of the design and operation of our disclosure controls and procedures as of March 31, 2026.
Based on the foregoing, our chief executive officer and chief financial officer concluded that our disclosure controls and procedures were effective to provide reasonable assurance that we would meet our disclosure obligations.
Changes in Internal Control Over Financial Reporting
There have been no changes in our internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) or 15d-15(f) that occurred during the three months ended March 31, 2026, that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.
PART II—OTHER INFORMATION
Item 1.        Legal Proceedings.
We are not currently subject to any material legal proceedings, nor, to our knowledge, is any material legal proceeding threatened against us. From time to time, we may be party to certain legal proceedings in the ordinary course of business, including proceedings relating to the enforcement of our rights under contracts with our portfolio companies. While the outcome of any legal proceedings cannot be predicted with certainty, we do not expect that these proceedings will have a material adverse effect upon our financial condition or results of operations.
Item 1A.    Risk Factors.
In addition to the other information set forth in this Quarterly Report on Form 10-Q, you should carefully consider the risk factors that appeared under Item 1A. "Risk Factors" in our most recent Annual Report on Form 10-K, as supplemented by this Quarterly Report on Form 10-Q. There are no material changes from the risk factors included within our most recent Annual Report on Form 10-K for the year ended December 31, 2025.

Item 2.    Unregistered Sales of Equity Securities and Use of Proceeds.
Share Repurchase Program
We have adopted the Share Repurchase Plan, whereby on a monthly basis, stockholders may request that we repurchase all or any portion of their shares. The repurchase of shares is limited to no more than 2% of our aggregate NAV per month of all classes of shares then participating in our Share Repurchase Plan and no more than 5% of our aggregate NAV per calendar quarter of all classes of shares then participating in our Share Repurchase Plan, which means that in any 12-month period, we limit repurchases to approximately 20% of the total NAV of all classes of shares then participating in the Share Repurchase Plan.
During the three months ended March 31, 2026, we repurchased shares of our common stock in the following amounts, which represented all of the share repurchase requests received for the same period:

Period	Total Number of Shares Purchased	Average Price Paid per Share	Total Number of Shares Purchased as Part of Publicly Announced Plans or Programs	Maximum Number of Shares that May Yet Be Purchased Under the Plans or Programs(1)
January 1 - January 31, 2026	1,530,327	$24.22	1,530,327	—
February 1 - February 28, 2026	1,915,331	$24.45	1,915,331	—
March 1 - March 31, 2026	2,598,232	$24.35	2,598,232	—
Total	6,043,890		6,043,890	—
____________________
(1) Repurchases are limited as described above.

Item 3.     Defaults upon Senior Securities.
Not applicable.
Item 4.    Mine Safety Disclosures.
Not applicable.
Item 5.    Other Information.
Not applicable.

Item 6.        Exhibits.

3.1
Second Articles of Amendment and Restatement (incorporated by reference to Exhibit 3.1 of the Registrant’s Registration Statement on Form S-11, as filed by the Registrant with the SEC on September 7, 2017).

3.2	Articles of Amendment (incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K, as filed by the Registrant with the SEC on August 17, 2018).

3.3	Second Articles of Amendment (incorporated by reference to Exhibit 3.3 of the Registrant’s Quarterly Report on Form 10-Q, as filed by the Registrant with the SEC on August 14, 2019).

3.4	Third Articles of Amendment (incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K, as filed by the Registrant with the SEC on April 28, 2022).

3.5	Bylaws (incorporated by reference to Exhibit 3.2 of the Registrant’s Registration Statement on Form S-11, as filed by the Registrant with the SEC on February 13, 2017).

4.1
Amended and Restated Distribution Reinvestment Plan (incorporated by reference to Exhibit 4.2 of the Registrant’s Registration Statement on Form S-11, as filed by the Registrant with the SEC on April 10, 2026).

10.1
Tenth Amendment to Master Repurchase Agreement, dated as of April 21, 2026, between FS CREIT Finance BB-1 LLC and Barclays Bank PLC (incorporated by reference to Exhibit 10.1 of the Registrant's Current Report on Form 8-K, as filed by the Registrant with the SEC on April 21, 2026).

10.2
Fifth Amendment to Master Repurchase Agreement, dated as of April 29, 2026, between FS CREIT Finance BMO-1 LLC and Bank of Montreal (incorporated by reference to Exhibit 10.1 of the Registrant's Current Report on Form 8-K, as filed by the Registrant with the SEC on April 30, 2026).

31.1*	Certification of Chief Executive Officer, pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

31.2*	Certification of Chief Financial Officer, pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

32.1+	Certification of Chief Executive Officer and Chief Financial Officer, pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

101.INS*	Inline XBRL Instance Document.

101.SCH*	Inline XBRL Taxonomy Extension Schema Document.

101.CAL*	Inline XBRL Taxonomy Extension Calculation Linkbase Document.

101.LAB*	Inline XBRL Taxonomy Extension Labels Linkbase Document.

101.PRE*	XBRL Taxonomy Extension Presentation Linkbase Document.

101.DEF*	XBRL Taxonomy Extension Definition Linkbase Document.

104*	Cover Page Interactive Data File (embedded within the Inline XBRL document)
__________________________
*    Filed herewith
+    This exhibit shall not be deemed "filed" for purposes of Section 18 of the Exchange Act or otherwise subject to the liability of that Section. Such exhibit shall not be deemed incorporated into any filing under the Securities Act or the Exchange Act.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Quarterly Report to be signed on its behalf by the undersigned, thereunto duly authorized on May 13, 2026.

FS CREDIT REAL ESTATE INCOME TRUST, INC.

By:	/s/ MICHAEL C. FORMAN
Michael C. Forman Chief Executive Officer, President and Chairman (Principal Executive Officer)

By:	/s/ BRIAN GOLD
Brian Gold Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)